     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1998


                                                      REGISTRATION NO. 333-46397
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             EPL TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            COLORADO                             2869                            84-0990658
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE)                IDENTIFICATION NO.)

                        2 INTERNATIONAL PLAZA, SUITE 245
                     PHILADELPHIA, PENNSYLVANIA 19113-1507
                                 (610) 521-4400
     (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 PAUL L. DEVINE
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        2 INTERNATIONAL PLAZA, SUITE 245
                     PHILADELPHIA, PENNSYLVANIA 19113-1507
                                 (610) 521-4400
                     (NAME, ADDRESS, INCLUDING ZIP CODE AND
          TELEPHONE NUMBER, INCLUDING AREA CODE OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              RAYMOND D. AGRAN, ESQ.                               BRYAN E. DAVIS, ESQ.
      BALLARD SPAHR ANDREWS & INGERSOLL, LLP                        ALSTON & BIRD LLP
                1735 MARKET STREET                                 ONE ATLANTIC CENTER
                    51ST FLOOR                                  1201 WEST PEACHTREE STREET
           PHILADELPHIA, PA 19103-7599                            ATLANTA, GA 30309-3424
                  (215) 864-8524                                      (404) 881-7000
               (215) 864-8999 (FAX)                                (404) 881-7777 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION -- DATED APRIL 21, 1998


PROSPECTUS
--------------------------------------------------------------------------------
                                3,500,000 Shares

                         [EPL TECHNOLOGIES, INC. LOGO]

                                  Common Stock
--------------------------------------------------------------------------------

Of the 3,500,000 shares of common stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Offering"), 809,097 shares are being sold by EPL Technologies, Inc. ("EPL" or the "Company") and 2,690,903 shares are being sold by a shareholder of the Company (the "Selling Shareholder"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholder. See "Principal and Selling Shareholders."


The Common Stock of the Company is included in The Nasdaq Stock Market's SmallCap Market (the "Nasdaq SmallCap Market") under the symbol "EPTG." An application has been made to include the Common Stock on The Nasdaq Stock Market's National Market (the "Nasdaq National Market"). On April 17, 1998, the last reported sales price of the Common Stock on the Nasdaq SmallCap Market was $12.00 per share. See "Price Range of Common Stock."


SEE "RISK FACTORS" ON PAGES 8 TO 15 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD
BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED
HEREBY.
--------------------------------------------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=========================================================================================================================
                                                          Underwriting                                  Proceeds to
                                     Price to            Discounts and           Proceeds to              Selling
                                      Public             Commissions(1)           Company(2)           Shareholder(2)
-------------------------------------------------------------------------------------------------------------------------

Per Share....................           $                      $                      $                      $
-------------------------------------------------------------------------------------------------------------------------
Total(3).....................           $                      $                      $                      $
=========================================================================================================================

(1) The Company and the Selling Shareholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting offering expenses payable by the Company estimated to be $416,000 and expenses payable by the Selling Shareholder estimated to be $1,384,000. See "Use of Proceeds."


(3) The Company has granted the several Underwriters a 30-day over-allotment option to purchase up to 525,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to Public will be
    $          , the total Underwriting Discounts and Commissions will be
    $          , the total Proceeds to Company will be $          and the total
    Proceeds to the Selling Shareholder will be $          . See "Underwriting."
--------------------------------------------------------------------------------


The shares of Common Stock are offered by the several Underwriters subject to delivery by the Company and the Selling Shareholder and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made through the facilities of the Depository Trust Company, New York, New
York, on or about May   , 1998.


 PRUDENTIAL SECURITIES INCORPORATED                  PENNSYLVANIA MERCHANT GROUP


May   , 1998

     Fresh-cut french fries, sweet corn, apple slices and "baby" carrots are processed with the Company's processing aids. Other products displayed are products of the Company's packaging and printing customers.
                         ------------------------------
CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. This Prospectus contains "forward-looking statements" which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors." Unless otherwise indicated, the information in this Prospectus (i) gives retroactive effect to a 1-for-2 reverse stock split, which became effective in March 1998,
(ii) assumes the conversion of 1,933,000 shares of the Company's Series A 10% Cumulative Convertible Preferred Stock into 1,288,666 shares of Common Stock by the Selling Shareholder in connection with the Offering and (iii) assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY


     The Company is a leading developer and marketer of integrated produce systems solutions specifically designed to address the needs of the rapidly growing market for fresh-cut produce. In this regard, the Company develops, manufactures and markets proprietary produce processing aids, packaging technologies, and scientific and technical services, which are designed to maintain the quality and integrity of fresh-cut produce. The foundation of the Company's integrated systems solutions is its proprietary produce processing aid technology, which inhibits the natural enzymatic degradation of fruits and vegetables after they have been processed. Fresh-cut fruits and vegetables that are treated with the Company's proprietary processing aids better maintain their natural characteristics such as color, texture, taste and smell. The use of the Company's processing aids allows for increased availability of certain fresh-cut produce products, such as sliced apples, potatoes and corn. The Company has concluded that the use of the Company's processing aids, in accordance with the Company's recommended protocols, is "generally recognized as safe" ("GRAS") under U.S. Food and Drug Administration ("FDA") regulations. See
"Business -- Regulatory Requirements." The Company also uses a variety of film technologies to create packaging specifically designed to complement and enhance the effectiveness of the Company's processing aids by allowing fruits and vegetables to "breathe" after they have been cut and packaged. The Company markets these packaging products to produce growers and processors. In addition, the Company's scientific and technical services, which include food safety and microbiological testing, provide fresh produce processors with expertise in food safety, post-harvest horticulture and processing techniques, and support cross-marketing efforts for the Company's other products. The Company believes its processing aids are safe and environmentally "friendly" and, together with its packaging and scientific and technical services, add significant value to the businesses of its customers. In addition to its integrated systems solutions for fresh-cut produce, the Company also markets flexible packaging for uses in the snack food, bakery and confectionery industries and for other uses.



     According to industry statistics, the U.S. fresh-cut produce industry totaled $6.0 billion in 1997, and is expected to grow to $19.1 billion by 2003. The Company believes that the market for fresh produce is evolving toward ready-to-eat, pre-packaged, fresh-cut fruits and vegetables in response to increasing consumer preferences for healthy foods, convenience and variety. In this regard, according to industry estimates, U.S. sales of fruits and vegetables sold in pre-cut, pre-packaged form are expected to grow from 9.5% of all fruits and vegetables sold in the U.S. in 1997 to 22.4% by 2003. In addition to increasing consumer preferences for fresh-cut produce, the Company believes that food service providers have increased their demand for fresh-cut, packaged produce to reduce the risk of bacterial contamination, enhance food safety and improve produce consistency. The Company believes that its integrated systems solutions for fresh-cut produce uniquely position the Company to address the evolving needs of the rapidly growing and developing fresh-cut produce market and enable the development of a number of new fresh-cut produce products. Development of new fresh-cut produce applications is further supported by produce growers and processors who are seeking to increase revenues and margins by establishing differentiated, brand-name, fresh-cut alternatives to their existing commodity produce lines. Despite the significant market potential of pre-cut, pre-packaged fruits and vegetables, the Company recognizes that the demand for, and market acceptance of, its products is uncertain.

     To capitalize on these industry trends and as a key part of its operating strategy, the Company has formed strategic alliances with leading growers, processors and brand-name marketers of fresh-cut french fries, sliced apples, "baby" carrots and sweet corn. In 1997, the Company formed an alliance with Potandon Produce LLC, a major U.S. supplier of fresh potatoes and licensee of the Green Giant Fresh(R) brand name from the Pillsbury Company for use on potatoes and onions. This alliance allows the Company to market fresh-cut french fries to the food service market under the Green Giant Fresh(R) brand name. Additionally, in 1997, the Company entered into a strategic alliance with Farmington Fresh, a major grower and marketer of Fuji apples. Under this alliance, the Company has licensed its "Apple Fresh(R)" processing aids and provides flexible packaging and scientific and technical services in connection with the production by Farmington Fresh of certain varieties of pre-packaged, fresh-cut sliced apples, targeted at the retail market.


     The Company's goal is to become a world-class provider of products and scientific and technical services designed to maintain the quality and integrity of fresh-cut produce. The principal elements of the Company's business strategy include: (i) continuing the Company's focus on developing and marketing integrated produce systems solutions that incorporate the Company's processing aids, packaging technologies and scientific and technical services, (ii) forming and maintaining strategic alliances with leading produce companies which will enable the Company to influence the sourcing, processing, distribution and brand-name identification of fresh-cut products that utilize the Company's technologies, and (iii) maintaining its commitment to scientific integrity in its products and services. The Company recognizes, however, that implementation of its business strategy may be limited by, among other things, its needs for capital, including for acquisitions, which needs have been and are expected to continue to be significant.



     The Company's growth strategy is designed to capitalize on its proprietary technologies and the growing market demand for fresh-cut produce by: (i) continuing its focus on fresh-cut french fries, sweet corn, sliced apples and "baby" carrots, four targeted produce categories for which the Company has a commercially available proprietary product, has identified significant market potential and has established key strategic alliances; (ii) introducing its processing aid technology into new fruit and vegetable categories; (iii) cross-marketing its complementary products and services to current and prospective customers; (iv) expanding its growing international business, principally in Europe; and (v) acquiring related packaging and scientific and technical service companies. Achievement of such growth, however, may be limited by factors such as the Company's sales and marketing process, which may be lengthy and resource-intensive.



     The Company's revenues consist of (i) revenues derived from the sale of processing aids and flexible packaging, (ii) revenues derived from the sale of certain fresh-cut fruits and vegetables, (iii) royalties from the sale of certain fresh-cut fruits and vegetables, and (iv) fees received for scientific and technical services provided by the Company. The Company's revenues from the sale of produce and royalty revenues are derived from sales of various kinds and varieties of fresh-cut fruits and vegetables which use the Company's proprietary technologies and which the Company believes would not be available commercially without the use of its proprietary technologies. Historically, substantially all of the Company's revenues have been derived from the sale of flexible packaging to the snack food, produce, bakery, and confectionery industries and for other uses. The Company's long-term growth, however, will depend on the success of its integrated systems solutions for fresh-cut produce. The Company believes that its packaging technologies, coupled with acquisitions of produce packagers, provide a platform to increase its sales of packaging, processing aids and scientific and technical services to growers and processors of fresh produce. Therefore, the Company anticipates that the proportion of its revenues derived from the sale of its products and services addressing the needs of the fresh-cut produce industry will increase over time and constitute a significant portion of the Company's future revenue growth. However, it should be noted that, to date, the Company has generated limited revenues from operations.


     The Company was incorporated in 1985 under the laws of the State of Colorado. The Company's executive offices are located at 2 International Plaza, Suite 245, Philadelphia, Pennsylvania 19113-1507, and its telephone number is
(610) 521-4400.

                                  RISK FACTORS



     Investors should consider the material risk involved in connection with an investment in the Common Stock and the impact to investors from various events that could adversely affect the Company's business. Risks that should be considered include the Company's history of limited revenues from operations, losses and uncertainty of future profitability; limited relevant operating history; future capital needs and uncertainty of obtaining additional financing; extended product development and sales process; uncertainty of market acceptance; limited marketing and sales experience; multiple product lines; dependence on proprietary technology and other intellectual property, and risks of infringement or misappropriation; dilution to new investors; government regulation and risks associated with food processing products; environmental matters; integration of acquisitions and possible adverse effect of rapid expansion; and reliance on key employees. See "Risk Factors."


                              SELLING SHAREHOLDER


     The Selling Shareholder, Trilon Dominion Partners, L.L.C., a Delaware limited liability company, is the beneficial owner of 1,402,236 shares of Common Stock and 1,288,666 shares of Common Stock issuable upon conversion of 1,933,000 of the Company's Series A 10% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). Founded in 1995, the Selling Shareholder is the successor to a significant portion of the venture capital portfolio of Dominion Capital, Inc. ("Dominion"), a wholly-owned subsidiary of Dominion Resources, Inc. In June 1995, Dominion contributed its investment in the Company, as well as investments in 17 other portfolio companies, to the Selling Shareholder in exchange for a significant membership interest in the Selling Shareholder. The sole managing member of the Selling Shareholder is VC Holdings, Inc., a Delaware corporation. The Operating Agreement of the Selling Shareholder contemplates a three-year time horizon, to expire on December 31, 1998 (subject to extension), to monetize all of the investments contributed by Dominion to the Selling Shareholder. The sale by the Selling Shareholder of its entire holdings of Common Stock is consistent with this stated objective and the sale of other investments that comprise the Selling Shareholder's portfolio. See "Principal and Selling Shareholders" and "Certain Transactions."


                                  THE OFFERING

Common Stock Offered by the Company...        809,097 shares

Common Stock Offered by the Selling
Shareholder...........................      2,690,903 shares


Common Stock to be Outstanding after
the Offering..........................     11,235,869 shares(1)


Use of Proceeds by the Company........     To repay long-term debt, to make
                                           additional capital expenditures in
                                           its corn, potato and packaging
                                           businesses, and for working capital
                                           and general corporate purposes. See
                                           "Use of Proceeds."


Nasdaq SmallCap Market Symbol.........     EPTG




Proposed Nasdaq National Market
Symbol................................     EPTG
---------------

(1) Excludes (i) 1,758,125 shares of Common Stock issuable upon exercise of stock options outstanding at December 31, 1997, at a weighted average exercise price of $8.92 per share, (ii) 341,198 shares of Common Stock issuable upon exercise of warrants outstanding at December 31, 1997, at a weighted average exercise price of $14.26 per share, and (iii) 165,555 shares of Common Stock issuable upon conversion of the Company's Series A Preferred Stock (other than those shares to be converted into Common Stock by the Selling Shareholder in connection with this Offering) and conversion of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Stock") outstanding at December 31, 1997. Also excludes 1,161,273 shares of Common Stock issuable as of April 17, 1998, upon conversion of the Company's Series D Convertible Preferred Stock (the "Series D Preferred Stock"). As of December 31, 1997, an additional 512,125 shares of Common Stock were reserved for issuance under the Company's 1994 Stock Incentive Plan, as amended (the "Option Plan").

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                     CONDENSED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                         YEAR ENDED DECEMBER 31,              PRO FORMA(1)
                                                              ---------------------------------------------   ------------
                                                                                                               YEAR ENDED
                                                                                                              DECEMBER 31,
                                                                1994        1995        1996        1997          1997
                                                              ---------   ---------   ---------   ---------   ------------
STATEMENT OF OPERATIONS DATA:
Sales.......................................................  $     578   $   3,240   $  11,314   $  19,953    $  26,781
Cost of Sales...............................................        387       2,469       9,136      18,090       23,714
Gross Profit................................................        191         771       2,178       1,863        3,067
Total operating expenses....................................      3,472       3,813       6,362       9,185       10,664
Net loss from operations....................................     (3,281)     (3,042)     (4,184)     (7,322)      (7,597)
Net loss....................................................     (3,373)     (3,320)     (4,296)     (7,187)      (7,291)
Net loss for common shareholders............................     (3,697)     (3,634)     (5,295)     (8,355)     (10,841)
Loss per common share.......................................  $   (1.02)  $   (0.78)  $   (0.71)  $   (1.00)   $   (1.29)
Weighted average number of common shares outstanding........  3,629,362   4,655,529   7,436,759   8,372,537    8,372,537


                                                                  AT DECEMBER 31, 1997
                                                              ----------------------------
                                                              HISTORICAL    AS ADJUSTED(2)
                                                              ----------    --------------
BALANCE SHEET DATA:
Working capital.............................................   $ 6,513         $13,552
Long-term debt, less current maturities.....................     1,792             215
Convertible Series D Preferred Stock........................    10,617          10,617
Accumulated deficit.........................................   (24,207)        (24,207)
Total shareholders' equity..................................     6,615          15,325


---------------
(1) The Pro Forma Statement of Operations Data for the year ended December 31, 1997 reflect (i) the Company's acquisition of Fabbri Artes Graficas Valencia S.A. ("Fabbri"), located in Valencia, Spain, which was consummated on December 11, 1997 (the "Fabbri Acquisition") and (ii) the $12.5 million private placement of the Series D Preferred Stock and the Series D Warrants consummated on November 11, 1997 (the "Series D Placement") as if both such transactions had occurred on January 1, 1997.


(2) Adjusted to give effect to the sale of 809,097 shares of Common Stock offered hereby by the Company at an assumed public offering price of $12.00 per share (the last reported sales price on the Nasdaq SmallCap Market on April 17, 1998), and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                              RECENT DEVELOPMENTS



GREEN GIANT FRESH(R) LICENSE AGREEMENT FOR FRESH-CUT CORN PRODUCTS



     On April 21, 1998, the Company announced that NewCorn Co. LLC, an entity in which the Company has a 51% ownership interest ("Newcorn"), has entered into a trademark sublicense agreement with The Sholl Group II, Inc. ("Sholl"), the exclusive licensee of The Pillsbury Company's Green Giant Fresh(R) brand name. The agreement grants Newcorn the right to use the Green Giant Fresh(R) brand name on the Company's fresh-cut corn products on an exclusive basis in North America. Under this agreement, Freshcorn LLC, a newly-formed joint venture owned equally by Newcorn and Sholl ("Freshcorn") will provide marketing support for the Company's fresh-cut corn products. The Company believes that the Green Giant Fresh(R) brand will enhance consumer awareness and acceptance of its fresh-cut corn products and facilitate the development of a market for branded fresh-cut corn available nationally on a year-round basis.



     Newcorn's license expires on December 31, 2020, subject to automatic renewal or earlier termination in certain events, including termination of Sholl's license from The Pillsbury Company. Newcorn will pay a royalty to Sholl based on the number of cases of licensed corn products sold by Newcorn. Additionally, Newcorn will pay to Freshcorn a fee based on the profitability of Newcorn's sales of fresh-cut corn products (the "Fee"), against which the royalty payments to Sholl will be credited. As members of Freshcorn, Newcorn and Sholl have agreed that, generally, 25% of the Fee in each year will be used to reimburse expenses incurred by Newcorn for the advertising, marketing and promotion of the Company's fresh-cut corn products.



JOINT VENTURE WITH AMERICAN NATIONAL CAN COMPANY


     On March 13, 1998, the Company announced it had entered into an agreement with American National Can Company ("ANC") to create a joint venture company to market flexible packaging systems for the U.S. fresh produce market. ANC, a major supplier of packaging materials and containers in the U.S. is a U.S. subsidiary of Paris, France-based Pechiney (NYSE:PY), an international packaging group with reported annual revenues of approximately $11.6 billion as of its fiscal year ended December 31, 1997.


     It is anticipated that the new company, ANC-RESPIRE LLC ("ANC-Respire"), will develop, manufacture, market, promote and sell variety-specific, proprietary and other packaging products to the fresh produce industry under a new brand name - "ANC-RESPIRE."


     EPL and ANC will have equal ownership interests in the venture and intend to introduce perforated film into the fresh produce market as the first of a broad range of products designed to capitalize on the combined expertise of EPL and ANC. The joint venture agreement has an initial three-year term (subject to earlier termination) and can be extended upon the agreement of EPL and ANC.


     EPL believes that the new joint venture company will have competitive advantages derived from the respective technologies and customer relationships of each party. ANC is one of the world's leading manufacturers of flexible packaging for a broad cross-section of industries, including the packaged food industry. The Company believes that the significant manufacturing capability of ANC and its knowledge of packaging technology, when combined with EPL's variety-specific know-how and experience in produce microbiology and related packaging requirements, will enhance ANC-Respire's ability to penetrate an established and growing market.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby is speculative and involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information presented in this Prospectus, before purchasing the shares of Common Stock offered hereby.

     This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act (and Section 21E of the Exchange Act). Such statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or expectations of the Company, its directors or its officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operations; (ii) the Company's financing plans; (iii) the Company's business and growth strategies; and (iv) the use of the net proceeds to the Company of this Offering. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as information contained in the Company's filings with the SEC, identify important factors that could cause such differences.

     HISTORICAL LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. To date, the Company has generated limited revenues from operations. Primarily as a result of expenses incurred in organization, efforts to build an appropriate infrastructure, research and development and marketing activities, the Company has accumulated net losses aggregating $24,207,000 through December 31, 1997. The Company expects that it will continue to incur significant operating losses until such time, if ever, that the Company is able to attain sales levels from its products and services that are sufficient to support its operations. There can be no assurance that the Company's products and services can be successfully marketed or that the Company will ever achieve significant revenues or profitable operations.

     LIMITED RELEVANT OPERATING HISTORY. Historically, the Company operated exclusively as a manufacturer and marketer of processing aids for fruits and vegetables. After the advent of new management in December 1992, the Company began to alter its operational and growth strategies by seeking to add incremental resources and capabilities, in an effort to develop integrated systems solutions designed to maintain the quality and integrity of fresh-cut produce. Since 1994, a majority of the Company's revenues have been derived from sales of packaging materials, a substantial portion of which are used in applications in the snack food, bakery and confectionery industries, and for other uses unrelated to the Company's systems approach to fresh produce. However, the Company's long term growth will depend on the success of its integrated systems solutions for fresh-cut produce, in general, and on its processing aids, in particular. Consequently, the Company's limited relevant operating history makes it difficult to predict future operating results on an annual or quarterly basis. The Company's prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies marketing new technologies in new and evolving markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.


     FUTURE CAPITAL NEEDS; UNCERTAINTY OF OBTAINING ADDITIONAL FINANCING. The Company has sustained operating losses and, as of December 31, 1997, had accumulated net losses aggregating $24,207,000. The Company's revenues have not been sufficient to fund the development of the Company's business, and thus it has had to finance its operating losses externally, principally through equity financing. The Company's needs for capital, including for acquisitions, have been and are expected to continue to be substantial as the Company pursues its operating and growth strategies. The Company's continued ability to operate is dependent upon its ability to obtain adequate financing and to achieve levels of revenue necessary to support its cost structure. There can be no assurance that the Company will be successful in obtaining additional financing on commercially acceptable terms, if at all. Failure to obtain additional financing on terms satisfactory to the Company could materially limit the Company's ability to fund its operations and its growth plan.

     EXTENDED PRODUCT DEVELOPMENT AND SALES PROCESS. The process by which the Company develops and sells its integrated systems solutions for certain kinds and varieties of fresh-cut produce is both expensive and time-consuming. After preliminary discussions with a potential customer, the Company performs a comprehensive review of the potential customer's methods and facilities and initiates a series of tests in an effort to tailor the application of the Company's proprietary and other technologies to the kind or variety of produce to be processed. The Company also works closely with the potential customer to develop a detailed protocol to be followed in processing such produce. Once the development of this integrated systems solution is substantially complete, the Company conducts increasingly sophisticated tests in an effort to refine the prescribed solution before the potential customer makes any purchase decision. Although the Company believes it has improved its sales efforts significantly, the Company's product development and sales process continues to be lengthy and resource-intensive and could limit the Company's growth. Additionally, limited awareness of the Company and its products in the marketplace and the highly fragmented nature of the fresh-cut produce industry may extend the Company's product development and sales process. The Company does not believe that this process is likely to shorten significantly, and there can be no assurance that the Company will have adequate resources to continue to fund this process.


     UNCERTAINTY OF MARKET ACCEPTANCE. The Company's penetration to date of the various markets it is seeking to develop has been limited. Some of the markets targeted by the Company are newly defined or emerging, such as fresh-cut potatoes and sliced apples. In light of the evolving nature of these markets, there can be no assurance as to the ultimate or continuing level of demand for, or market acceptance of, the Company's products or services. Consequently, there is no assurance that the Company will be able to obtain sufficient market acceptance of its processing aids to achieve profitability on a timely basis, or at all. Failure to gain sufficient market acceptance for the Company's processing aids would have a material adverse effect on the Company's business, financial condition and results of operations.

     LIMITED MARKETING AND SALES EXPERIENCE. The Company has limited experience in marketing and selling its products and services as integrated systems solutions designed to maintain the quality and integrity of fresh-cut produce. The marketing and sales process requires use of scientific and technical services and the Company's process engineering capabilities. To achieve broad market penetration for its products, the Company will be required to develop an expanded marketing and sales force, including technical and scientific service and support personnel. Limited market awareness of the Company and its products, the highly fragmented nature of the fresh produce processing industry and the lengthy sales cycle for the Company's products heighten the need for an increased number of sufficiently skilled marketing and sales personnel. There can be no assurance that the Company will be able to recruit and retain skilled sales, marketing, service or support personnel on a timely basis, or at all, or that the Company's marketing and sales efforts will be successful. Failure to further develop and maintain a marketing and sales staff would have a material adverse effect on the Company's business, financial condition and results of operations.

     MULTIPLE PRODUCT LINES. The Company currently is engaged in three related areas of business, which are focused primarily on the fresh-cut produce industry: processing aids, packaging, and scientific and technical services. The Company believes that its products and services are complementary and present cross-marketing opportunities. However, there can be no assurance that the Company's products or services can be successfully cross-marketed. Additionally, if problems are encountered with any area of the Company's business, the financial and personnel resources available to a business of the size of the Company may be diverted from the other business areas, which could have a material adverse effect on the Company's business, financial condition and results of operations.


     DEPENDENCE ON PROPRIETARY TECHNOLOGY AND OTHER INTELLECTUAL PROPERTY; RISKS OF INFRINGEMENT OR MISAPPROPRIATION. The Company's success is dependent in part on its ability to obtain patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company currently has two U.S. patents, four U.S. patents pending and numerous others licensed to the Company or under review for application. Furthermore, the Company has two patents outside the U.S. and 23 patent applications pending in countries outside the U.S. for its processing aid technologies, with others under review. There can be no assurance that patent applications owned by or licensed to the Company will be issued or that patents issued or licensed to the Company will provide the Company with any competitive advantages or adequate protection for its products. Moreover, no assurance can be given that any patents issued or licensed to the Company will not be challenged, invalidated or circumvented by others. The Company's products might conflict with the patent rights of others, whether existing now or in the future. Alternatively, the products of others could infringe the patent rights of the Company. Although the Company intends to defend its proprietary intellectual property rights, the defense and prosecution of patent claims is costly and time-consuming, even if the outcome were favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require that disputed rights be licensed from third parties or require the Company to cease selling its products.


     The Company also relies on trade secrets and proprietary know-how, which it seeks to protect in part by confidentiality agreements with its collaborators, employees and consultants, as much of the Company's technology may not be patentable. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known or be developed independently by competitors.


     In addition, the Company uses through licensing agreements certain trademarks owned by others. For example, the Company uses the Green Giant Fresh(R) brand on its fresh-cut potato products sold to the food service industry pursuant to a license agreement, the initial term of which expires in 2007. There can be no assurance that any such licensing agreements will not be terminated or will be renewed in the future. The inability of the Company to use the trademarks of such other companies in the future would have a material adverse effect on the Company's business, financial condition and results of operations.



     DILUTION IN THIS OFFERING. Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution of $11.02 per share, assuming a public offering price of $12.00 (the last reported sales price of the Common Stock on the Nasdaq SmallCap Market on April 17, 1998), in the net tangible book value per share of Common Stock from the public offering price. See "Dilution."



     GOVERNMENT REGULATION; RISKS ASSOCIATED WITH FOOD PROCESSING PRODUCTS. The Company is subject to numerous U.S. and foreign regulations. Although the Company has concluded that the use of the Company's processing aids in accordance with the Company's protocols is GRAS under FDA regulations, there is a risk that new scientific information about an ingredient could change its GRAS status, that the FDA could revise its regulations governing the GRAS status of the ingredients, or that the FDA might take the position that an ingredient is not GRAS under the current regulations. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is subject to risks generally associated with food processing products, which include, among others, that (i) production defects may occur; (ii) an ingredient used in the Company's products may be banned, have its use limited or be found to cause health problems; and (iii) sales may be limited or discontinued due to perceived health concerns (regardless of actual effects), adverse publicity or other reasons within or beyond the control of the Company. Moreover, although the Company has concluded that the use of the Company's processing aids in accordance with the Company's recommended protocols currently does not require the Company's customers to list the Company's processing aids in the list of ingredients on labels on fresh-cut fruits and vegetables under the FDA's current labeling requirements for such foods, and production of the Company's processing aids and packaging materials has not been subject to intensive regulation, regulations applicable to the Company and its products, including the FDA's requirements regarding current "good manufacturing practices" and labelling requirements applicable to food, may change. Any such change could have a material adverse effect on the Company. The FDA also regulates the material content of direct-contact food containers and packages. The Company purchases the plastic film used in its food-related packaging from third parties which guarantee or warrant the compliance of such films with applicable FDA or foreign regulations. The failure, however, of any such third party to comply with applicable regulations could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's processing aids and packaging businesses are subject to regulation comparable to that of the FDA by various authorities in Europe. See "Business -- Regulatory Requirements."



     ENVIRONMENTAL MATTERS. The Company's operations are subject to federal, state and local U.S., U.K., Spanish and other European environmental laws and regulations that impose limitations on the generation, storage, transport, disposal and emission of various substances into the environment, including laws that restrict the discharge of pollutants into the air, ground and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company is subject to U.S. and foreign laws and regulations regarding the use, storage, transport and disposal of inks and other substances used in its operations. There can be no assurance that there will not be an accidental contamination, disposal or injury from the use, storage, transport or disposal of inks or other substances used in the Company's business. Additionally, the Company's use of plastic film in its packaging operations may subject it, in certain jurisdictions, to laws and regulations designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. New laws with respect to such wastes either have recently been adopted or are pending in the U.S. and in various countries in Europe, including Spain and the U.K. In addition, various consumer and special interest groups in the U.S., Europe and elsewhere have lobbied from time to time for the implementation of additional environmental protection measures. The Company may be required to make capital expenditures in response to changing compliance standards and environmental regulations. Furthermore, unknown contamination of sites currently or formerly owned or operated by the Company (including contamination caused by prior owners and operators of such sites) or adjacent properties or groundwater and off-site disposal of hazardous substances and wastes may give rise to additional compliance costs or other risks. There can be no assurance that the Company will not incur liabilities for environmental matters in the future, including those resulting from changes in environmental regulations or unknown contamination, that may have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Regulatory Requirements."


     INTEGRATION OF ACQUISITIONS; POSSIBLE ADVERSE EFFECT OF RAPID
EXPANSION. An element of the Company's growth strategy is the pursuit of acquisitions that either expand or complement its existing lines of business. There can be no assurance that the Company will be able to identify and acquire acceptable acquisition candidates on terms favorable to the Company and in a timely enough manner to the extent necessary to fulfill its expansion plans, or that any such acquisitions can be operated profitably or successfully integrated into the Company's operations. The Company's failure to complete acquisitions and continue its expansion could have a material adverse effect on the Company's business, financial condition and results of operations. As the Company proceeds with its acquisition strategy, there can be no assurance that the Company's management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the resulting increase in the size and scope of the Company's operations. In addition, acquisitions involve a number of special risks, including adverse short-term effects on the Company's reported financial results, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, if the Company acquires an existing business, a significant portion of the purchase price for such business may be allocated to goodwill and intangibles if such acquisition does not involve the purchase of significant amounts of tangible property. All of such goodwill and intangibles must be amortized over time, which amortization would reduce the Company's reported earnings.

     PRODUCT OBSOLESCENCE. The market for products used in maintaining the integrity of fresh-cut produce is characterized by changing technologies and evolving industry standards, which could result in product obsolescence or short product life cycles. The Company's ability to achieve and maintain profitability, therefore, may be dependent upon its ability to continually enhance its products and its related applications technology, which may require the Company to make substantial, unexpected expenditures. The Company may find it necessary to develop additional products and services to satisfy evolving industry and customer requirements, which may consume significant funds and resources. There can be no assurance that the Company will be able to allocate or obtain the funds and resources as may be necessary to improve its current products or develop new products, or that the Company will be successful in such efforts.

     RELIANCE ON KEY EMPLOYEES. The Company's success is dependent upon the efforts of certain key personnel, including Paul L. Devine, the Company's Chairman, President and Chief Executive Officer. The loss of the services of Mr. Devine or other key employees could have a material adverse effect on the

Company's business, financial condition and results of operations. Additional suitably qualified staff will also need to be recruited and retained to expand the business as planned. There can be no assurance that the Company will be able to recruit or retain any such personnel to the extent necessary. The Company currently maintains key person life insurance on Mr. Devine in the amount of $1,000,000. The Company is not the beneficiary of any life insurance policies on any other executive officers.

     COMPETITION. The Company's direct, indirect and potential competitors include producers of sulfites and "sulfite substitutes," as well as other providers of alternative preservation and packaging technologies for fresh-cut produce, including those employing temperature, gas and humidity control. Many competitors and potential competitors, particularly in the market for produce packaging, are larger, have greater financial, marketing, sales, distribution, technological and management resources, and enjoy greater name recognition than does the Company. Certain of these companies may also enjoy long-standing relationships with processors of fresh produce. Accordingly, there can be no assurance that the Company will be able to compete effectively against such competitors and potential competitors.


     POTENTIAL FOR DILUTION FROM OUTSTANDING SECURITIES. To the extent outstanding options or warrants are exercised or shares of preferred stock are converted, there will be dilution to new investors. At December 31, 1997, (i) 1,758,125 shares of Common Stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $8.92 per share, (ii) 341,198 shares of Common Stock were issuable upon exercise of warrants outstanding, at a weighted average exercise price of $14.26 per share, and (iii) 165,555 shares of Common Stock were issuable upon conversion of the Company's Series A Preferred Stock (other than those shares to be converted into Common Stock by the Selling Shareholder in connection with this Offering) and Series C Preferred Stock outstanding. As of April 17, 1998, the outstanding shares of Series D Preferred Stock are convertible into 1,161,273 shares of Common Stock. See "Description of Capital Stock."



     INTERNATIONAL SALES. A significant portion of the Company's revenues is generated outside of the United States, principally in the U.K. and, to a lesser extent, in Spain and elsewhere in Europe, and, therefore, is subject to the risks associated with international sales, including economic or political instability, shipping delays, changes in regulation, adverse tax consequences and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in the level of, customs, duties, export quotas or other trade restrictions, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States, although this effect is lessened in countries that adhere to the General Agreement on Tariffs and Trade. Although the impact of currency fluctuation has not been significant in the past with respect to the Company's operations in the U.K., the impact of future fluctuations in exchange rates cannot be predicted with any measure of accuracy. As the Company increases its operations abroad, particularly in light of the Fabbri Acquisition, no assurance can be given that any future exchange rate fluctuations will not have a material adverse effect on the Company's business, financial condition and results of operations.


     CERTAIN RISKS ASSOCIATED WITH AGRICULTURAL PRODUCTS. Because the Company's business relies, both directly and indirectly, on the availability of fresh produce, the Company's results of operations will be subject to certain risks associated with agricultural products. The market for agricultural products is unpredictable and volatile, and is affected by numerous factors. The most important of such factors are weather conditions and patterns, current and projected produce stocks and prices, and governmental agricultural policies, including those that directly or indirectly influence the number of acres planted, the mix of crops planted, and crop prices. Any or all of such factors may adversely affect the Company's business, financial condition and results of operations.

     PRICE AND AVAILABILITY OF RAW MATERIALS. The Company's results of operations may be affected by the price and availability of raw materials used in the Company's products. Should there be an increase in the price of one or more of the raw materials used in the manufacture of the Company's products, the Company may not be able to increase sufficiently the sales price of its products to compensate for any such increase in raw material costs. Certain of the raw materials used in the Company's products are obtained from single source suppliers and the Company has not arranged for alternative supply sources. The Company's inability to obtain sufficient quantities of such raw materials on commercially reasonable terms, or in a timely manner, would have a material adverse effect on its business, financial condition or results of operations.

     SEASONALITY AND FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. Although, historically, the management of the Company has not discerned a seasonal pattern in the Company's business on a consolidated basis, certain aspects of the Company's business are seasonal. For example, Fabbri, one of the Company's subsidiaries, historically has reported relatively higher sales and income in the Company's first and fourth fiscal quarters because of the timing of citrus and other crop harvests. The Company's results of operations may become subject to greater seasonality as its various businesses develop at different rates.


     The Company may experience significant quarter to quarter fluctuations in its results of operations. Quarterly results of operations may fluctuate as a result of a variety of factors including, but not limited to, the timing, market acceptance and speed of proposed nationwide roll-outs of fresh-cut potato, corn and apple products by the Company or through its strategic alliances and the timing of introduction, commercialization and market acceptance of other such produce products that utilize the Company's proprietary processing aids. In addition, significant quarterly fluctuations may occur due to the timing of any new acquisitions. Additional factors that may affect the quarter to quarter results of operations include competitive conditions in the industry and general economic conditions. As a result, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful or indicative of the results that the Company may achieve in any subsequent quarters or full years. Such quarterly fluctuations may result in volatility in the market price of the Common Stock of the Company, and it is possible that in future quarters the Company's results of operations could be below the expectations of the public markets. Such an event could have a material adverse effect on the market price of the Common Stock of the Company.


     PRODUCT LIABILITY. The Company's agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. These agreements generally contain provisions such as disclaimers of warranties and limitations on liability. It is possible, however, that the limitation of liability provisions contained in such agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although EPL has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims. Although the Company currently maintains product liability insurance coverage, there can be no assurance that this coverage will be adequate to protect the Company against future product liability claims or that product liability insurance will be available to the Company in the future on commercially reasonable terms, if at all. Furthermore, there can be no assurance that the Company will be able to avoid significant product liability claims and the attendant adverse publicity. Consequently, a product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on the Company's business, financial condition and results of operations.


     RELIANCE ON KEY CUSTOMERS. For the year ended December 31, 1997, on a pro forma basis reflecting the Fabbri Acquisition, two packaging customers accounted for an aggregate of approximately 28% of the Company's total sales. The Company has entered into strategic alliances with certain of its major customers; however, there can be no assurance that the Company's customer relationships can be maintained. The loss of any of the Company's major customers could have a material adverse effect on the Company's business, financial condition and results of operations.


     Furthermore, the development and evolution of markets for the Company's processing aids is substantially dependent upon the efforts of its customers. Although the Company believes that its customers will be motivated to commercialize the products covered by these relationships in a timely and effective manner, the amount of financial and other resources devoted to these activities generally is beyond the Company's control.


     POSSIBLE VOLATILITY OF SHARE PRICE. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below the public offering price herein. Factors such as operating results, contractual arrangements with customers, natural disasters or other developments relating to the Company's products or its competitors, changes in analysts' estimates or in conditions of the economy or the financial markets, and regulatory changes, as well as changes within the industry, may have a significant effect on the market price of the Common Stock. In addition, the stock market has experienced from time to time extreme price and volume fluctuations that may be unrelated to the operating performance of particular companies. Historically, the average daily trading volume of the Common Stock as reported on the Nasdaq SmallCap Market has been relatively low. Additionally, liquidity could be adversely affected by the reduced number of shares of Common Stock outstanding after the 1-for-2 reverse stock split. There can be no assurance that a more active trading market will develop in the future. See "Price Range of Common Stock."


     DIVIDEND POLICY. Other than in connection with the payment of accumulated dividends, which have not been declared or paid, on its Series A Preferred Stock, Series B Convertible Preferred Stock and Series C Preferred Stock (collectively with the Series D Preferred Stock, the "Preferred Stock"), the Company intends to retain earnings, if any, which may be generated from operations to finance the expansion and development of its business. No cash dividends have been declared or paid to date on the Common Stock or the Preferred Stock. The Company does not expect to declare or pay cash dividends to the holders of the Common Stock in the foreseeable future and no such dividends may be declared or paid until all accumulated dividends on the Series A, Series B and Series C Preferred Stock have been paid. See "Dividend Policy."


     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this Offering, the Company will have 11,235,869 shares of Common Stock outstanding (11,760,869 shares if the Underwriters' over-allotment option is exercised in full), and an additional 1,254,606 shares of Common Stock will be issuable upon conversion of Preferred Stock. The 3,500,000 shares offered hereby (4,025,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act. Substantially all of the remaining shares, including those shares issuable upon conversion of the Preferred Stock, are registered with the SEC pursuant to registration statements currently declared effective by the SEC, or are otherwise freely tradeable without restriction, except for approximately 1,858,649 shares which are held by "affiliates" of the Company within the meaning of the Securities Act and not covered by an effective registration statement, which will be subject to the resale limitations of Rule 144. In addition, an aggregate of 1,886,875 shares are issuable upon the exercise of outstanding stock options and 297,465 shares are issuable upon the exercise of warrants. An additional 380,875 shares of Common Stock are reserved for issuance under the Option Plan. The Company, its executive officers and directors, and the Selling Shareholder have agreed that they will not, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase, or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition of) any shares of Common Stock or any other securities convertible into, or exercisable for shares of Common Stock or other similar securities of the Company, currently beneficially owned or hereafter acquired by such persons, for a period of 180 days after the date of this Prospectus. Prudential Securities Incorporated may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares of Common Stock subject to such agreements. Further sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this Offering or the prospect of such sales could adversely affect the market price of the Common Stock and may have a material adverse effect on the Company's ability to raise any necessary capital to fund its future operations.



     CONTROL BY PRINCIPAL SHAREHOLDERS; ANTI-TAKEOVER CONSIDERATIONS. After the Offering, Paul L. Devine, the Company's Chairman of the Board, President and Chief Executive Officer, will beneficially own or control approximately 6.6% of the outstanding shares of Common Stock (6.4%, assuming that the Underwriters' over-allotment option is exercised in full). Lancer Partners, L.P. will own approximately 15.9% of the outstanding shares of the Common Stock (15.3%, assuming that the Underwriters' over-allotment option is exercised in full). Such persons will have the ability to significantly influence the election of the Company's directors and the outcome of all other issues submitted to the Company's shareholders. The beneficial ownership of such persons, together with the ability of the Board of Directors of the Company to issue shares of preferred stock and to fix the rights and preferences thereof, also may have the effect of delaying, deferring or preventing an unsolicited change in the control of the Company, which may adversely affect the market price of the Common Stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares. See "Management" and "Principal and Selling Shareholders."


     BANK COVENANTS. Through its subsidiary, EPL Technologies (Europe) Limited ("EPL Europe"), the Company maintains a credit facility for its U.K. operations (the "U.K. Credit Facility"). The U.K. Credit Facility includes certain covenants, including covenants relating to the conduct of EPL Europe's operations and the maintenance of certain financial ratios. During the final quarter of 1997, EPL Europe informed the Bank of Scotland that it expected to be unable to meet certain covenants under the U.K. Credit Facility for 1997. Subsequent to December 31, 1997, EPL Europe and its subsidiaries and the Bank of Scotland amended certain provisions of the U.K. Credit Facility in relation to these covenants. The Company's inability to meet such covenants in the future, in the absence of a waiver or further amendment by the Bank of Scotland, could have an adverse effect on the business, financial condition or results of operations of the Company's U.K. operations. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 8 to Consolidated Financial Statements.



     YEAR 2000 COMPLIANCE. The Company uses a significant number of computer software programs and operating systems in its internal operations, including applications used in manufacturing, product development, financial business systems and various administrative functions. To the extent that these software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000," some level of modification or even possibly replacement of such source code or applications will be necessary. The Company is currently in the process of completing its identification of software applications that are not "Year 2000" compliant and expects to make appropriate responses to address any issue identified by the end of 1998. Given the information known at this time about the Company's systems, coupled with the Company's ongoing, normal course-of-business efforts to upgrade or replace business critical systems as necessary, it is currently not anticipated that these "Year 2000" costs will have any material adverse effect on the Company's business, financial condition or results of operations. However, the Company is still in the preliminary stages of analyzing its software applications and, to the extent they are not fully "Year 2000" compliant, there can be no assurance that the costs necessary to update software, or potential systems interruptions, would not have a material adverse effect on the Company's business, financial condition or results of operations.

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholder. The net proceeds to the Company from the sale of the 809,097 shares of Common Stock being offered by the Company hereby, at an assumed public offering price of $12.00 per share (the last reported sales price of the Common Stock on the Nasdaq SmallCap Market on April 17, 1998) and after deducting underwriting discounts and commissions and the Company's estimated Offering expenses, are estimated to be $8,710,507 ($14,632,507 if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."



     The Company expects to use approximately $1,853,000 of the estimated net proceeds of this Offering to repay outstanding borrowings under the U.K. Credit Facility, and the remainder to make additional capital expenditures in its corn, potato and packaging businesses and for working capital and general corporate purposes, including the possibility that the Company may use a portion of the net proceeds of the Offering for the acquisition of businesses, products and technologies that are complementary to those of the Company (for which additional equity or debt financing may be required), although no such acquisitions are currently being negotiated and no portion of the net proceeds has been allocated for any specific acquisition. Furthermore, there can be no assurance that suitable acquisition candidates will be identified or that any acquisition will be consummated. In addition, no particular capital expenditures to be made from the proceeds of this Offering have been identified; the Company's current capital expenditure budget for 1998 is approximately $3.6 million. The U.K. Credit Facility includes a term loan and a revolving facility. The term loan matures in annual installments from December 1998 through December 2003. Upon repayment, the Company expects that the revolving facility, in the amount of $660,000 (assuming an exchange rate of L1:$1.65), will remain available for borrowings. The revolving facility matures in annual installments from December 2001 through December 2003. Borrowings under both the term loan and the revolving facility bear interest at a variable rate equal to a base rate (currently 7.25%) plus 2% to 2.25%. Pending such uses, the Company intends to invest the net proceeds in interest-bearing, investment grade securities or guaranteed obligations of the United States government. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."


                                DIVIDEND POLICY


     Other than in connection with the payment of accumulated dividends, which have not been declared or paid, on its Series A Preferred Stock, Series B Convertible Preferred Stock and Series C Preferred Stock, the Company intends to retain earnings, if any, which may be generated from operations to finance the expansion and development of its business. No cash dividends have been declared or paid to date on the Common Stock. The Company does not expect to declare or pay cash dividends to the holders of the Common Stock in the foreseeable future and no such dividends may be declared or paid until all accumulated dividends on the Series A, Series B and Series C Preferred Stock have been paid. See Note 9 to the Company's Consolidated Financial Statements and "Description of Capital Stock."

                          PRICE RANGE OF COMMON STOCK


     The Company's Common Stock commenced trading on the Nasdaq SmallCap Market under the symbol "EPTG" in July 1996. From September 1995 to July 1996, the Common Stock traded on the National Association of Securities Dealers "bulletin board." Prior to September 1995, the Common Stock traded on the National Association of Securities Dealers "pink sheets." An application has been made to include the Common Stock on the Nasdaq National Market under the symbol "EPTG." The following table sets forth the high and low reported closing bid prices for the Company's Common Stock during the periods indicated (reflecting actual prices before the reverse stock split and assuming a post-split price that is twice the pre-split price):



                                                                 HIGH                LOW
                                                            ---------------    ---------------
                                                            PRE-     POST-     PRE-     POST-
                                                            SPLIT    SPLIT     SPLIT    SPLIT
                                                            -----    ------    -----    ------
1996
     First quarter........................................  $5.88    $11.75    $3.25     $6.50
     Second quarter.......................................   8.75     17.50     4.88      9.75
     Third quarter........................................   7.38     14.75     5.25     10.50
     Fourth quarter.......................................   6.88     13.75     4.06      8.13
1997
     First quarter........................................   6.63     13.25     4.88      9.75
     Second quarter.......................................   6.56     13.13     4.06      8.13
     Third quarter........................................   8.50     17.00     5.88     11.75
     Fourth quarter.......................................   9.25     18.50     5.25     10.50
1998
     First quarter........................................   7.25     14.50     5.03     10.06
     Second quarter (through April 17, 1998)..............     --     12.75       --     11.38



     On April 17, 1998, the last reported sales price of the Company's Common Stock was $12.00 on the Nasdaq SmallCap Market under the symbol "EPTG." As of April 17, 1998, there were approximately 300 holders of record of the Company's Common Stock.

                                 CAPITALIZATION


     The following table sets forth, as of December 31, 1997 the actual capitalization of the Company and the capitalization of the Company as adjusted to reflect the sale of the 809,097 shares of Common Stock being offered by the Company in this Offering at an assumed public offering price of $12.00 per share (the last reported sales price of the Common Stock on the Nasdaq SmallCap Market on April 17, 1998) and the application by the Company of the estimated net proceeds therefrom (less the underwriting discounts and commissions and estimated Offering expenses payable by the Company), and the conversion of 1,933,000 shares of Series A Preferred Stock into 1,288,666 shares of Common Stock by the Selling Shareholder in connection with the Offering. See "Use of Proceeds" and "Principal and Selling Shareholders." This table should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.



                                                                DECEMBER 31, 1997
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Current portion of long-term debt...........................       396         215
Long-term debt..............................................     1,792         120
Convertible Series D Preferred Stock, $0.01 par
  value -- authorized, issued and outstanding, 12,500
  shares(1).................................................    10,617      10,617
Shareholders' equity:
  Convertible Series A Preferred Stock, $1.00 par
  value -- authorized, 3,250,000 shares; issued and
  outstanding, 2,073,000 shares actual and 140,000 shares as
  adjusted(2)...............................................     2,073         140
  Convertible Series C Preferred Stock, $0.01 par
  value -- authorized, issued and outstanding, 144,444
  shares(2)(3)..............................................        --          --
  Undesignated Preferred Stock $0.01 par
  value -- authorized, 3,843,056 shares; issued and
  outstanding, no shares actual or as adjusted..............        --          --
  Common Stock, $0.01 par value -- authorized, 50,000,000
  shares; issued and outstanding, 9,047,982 shares actual
  and 11,145,746 shares as adjusted(2)......................         9          11
  Additional paid-in capital................................    28,698      39,339
  Accumulated deficit.......................................   (24,207)    (24,207)
  Foreign currency translation adjustments..................        42          42
                                                              --------    --------
  Total shareholders' equity................................     6,615      15,325
                                                              --------    --------
Total capitalization........................................  $ 19,420    $ 26,277
                                                              ========    ========


---------------

(1) As of April 17, 1998, the outstanding shares of Series D Preferred Stock are convertible into an aggregate of 1,161,273 shares of Common Stock.


(2) Excludes (i) 1,758,125 shares of Common Stock reserved for issuance upon exercise of options outstanding at December 31, 1997 at a weighted average exercise price of $8.92 per share and (ii) 341,198 shares of Common Stock issuable upon the exercise of warrants at a weighted average exercise price of $14.26 per share. As of December 31, 1997, an additional 512,125 shares of Common Stock were reserved for issuance under the Company's Option Plan. All of the outstanding shares of the Company's Series B Preferred Stock were converted into an aggregate of 265,957 shares of Common Stock on August 20, 1997. As of December 31, 1997, the outstanding shares of Series A Preferred Stock and Series C Preferred Stock were convertible into an aggregate of 165,555 shares of Common Stock.

(3) All of the outstanding shares of the Company's Series C Preferred Stock were converted into an aggregate of 72,222 shares of Common Stock on March 6, 1998.

                                    DILUTION


     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of their Common Stock from the public offering price. The net tangible book value of the Company as of December 31, 1997 was $2.2 million, or $0.24 per share of Common Stock. Net tangible book value represents the amount of the Company's tangible net worth divided by the total number of shares of Common Stock outstanding as of December 31, 1997. After giving effect to the sale of 809,097 shares of Common Stock by the Company in the Offering and the application of the estimated net proceeds therefrom (at an assumed public offering price of $12.00 per share, the last reported sales price of the Common Stock on the Nasdaq SmallCap Market on April 17, 1998, and after the deduction of underwriting discounts and commissions and estimated Offering expenses payable by the Company), the pro forma net tangible book value of the Company as of December 31, 1997 would have been $10.9 million or $0.98 per share of Common Stock. This represents an immediate increase in net tangible book value of $0.74 per share to existing shareholders and an immediate dilution of $11.02 per share to purchasers of shares in the Offering. The following table illustrates this per share dilution:



     Assumed public offering price..........................                $    12.00
            Net tangible book value at December 31, 1997....  $     0.24
            Increase attributable to new investors..........        0.74
                                                              ----------
     Pro forma net tangible book value after the Offering...                      0.98
                                                                            ----------
     Dilution in net tangible book value to new
      investors(1)..........................................                $    11.02
                                                                            ==========


---------------


     The calculation of pro forma net tangible book value and the other computations above assume no exercise of outstanding options or warrants or the conversion of the Company's Series A Preferred Stock (other than those shares to be converted into Common Stock by the Selling Shareholder in connection with this Offering) or Series C Preferred Stock. At December 31, 1997, (i) 1,758,125 shares of Common Stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $8.92 per share which, if exercised, would provide the Company with gross proceeds of approximately $15,689,000, (ii) 341,198 shares of Common Stock were issuable upon exercise of warrants outstanding, at a weighted average exercise price of $14.26 per share which, if exercised, would provide the Company with gross proceeds of approximately $4,866,000, and (iii) 165,555 shares of Common Stock were issuable upon conversion of the Company's Series A Preferred Stock (other than those shares to be converted into Common Stock by the Selling Shareholder in connection with this Offering) and Series C Preferred Stock outstanding. As of April 17, 1998, the outstanding shares of Series D Preferred Stock are convertible into an aggregate of 1,161,273 shares of Common Stock. To the extent the outstanding options or warrants are exercised or shares of Preferred Stock are converted, there will be further dilution to purchasers of the Common Stock offered hereby.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected condensed consolidated statement of operations and balance sheet data for the Company. The selected condensed consolidated financial data for the years ended December 31, 1995, 1996 and 1997 and as of December 31, 1996 and 1997 are derived from the audited Consolidated Financial Statements of the Company, which are included elsewhere in this Prospectus, and are qualified by reference to such Consolidated Financial Statements and the related Notes thereto. The selected condensed consolidated financial data for the years ended December 31, 1993, and 1994 and as of December 31, 1993, 1994 and 1995 are derived from audited consolidated financial statements of the Company not included herein. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with the Consolidated Financial Statements, the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                     FISCAL YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------------------------------
                                     1993           1994           1995           1996          1997
                                 ------------   ------------   ------------   ------------   ----------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales..........................   $      178     $      578     $    3,240    $    11,314    $   19,953
Cost of Sales..................           47            387          2,469          9,136        18,090
Gross Profit...................          131            191            771          2,178         1,863
Total operating expenses.......        2,768          3,472          3,813          6,362         9,185
Loss from operations...........       (2,637)        (3,281)        (3,042)        (4,184)       (7,322)
Net loss.......................       (2,666)        (3,373)        (3,320)        (4,296)       (7,187)
Net loss for common
  shareholders.................       (2,666)        (3,697)        (3,634)        (5,295)       (8,355)
Net loss per common share......   $    (0.88)    $    (1.02)    $    (0.78)   $     (0.71)   $    (1.00)
Weighted average number of
  common shares................    3,035,620      3,629,362      4,655,529      7,436,759     8,372,537

                                                              DECEMBER 31,
                                 ----------------------------------------------------------------------
                                     1993           1994           1995           1996          1997
                                 ------------   ------------   ------------   ------------   ----------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital (deficiency)...   $     (623)    $     (378)    $    1,167    $     2,269    $    6,513
Total assets...................        2,630          3,189         10,041         15,215        26,200
Long-term debt.................           76          1,812            844          1,554         1,792
Total liabilities..............          984          2,771          3,665          6,797         8,967
Series D Convertible Preferred
  Stock........................           --             --             --             --        10,617
Accumulated deficit............       (4,670)        (8,043)       (11,363)       (16,283)      (24,207)
Total shareholders' equity.....   $    1,646     $      418     $    6,376    $     8,418    $    6,615

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The Company is a leading developer, manufacturer and marketer of proprietary produce processing aids, packaging technologies, and scientific and technical services, which are designed to maintain the quality and integrity of fresh-cut produce. The Company designs products that are components of integrated systems solutions, specifically to address the needs of a variety of fresh-cut produce categories. The foundation of the Company's integrated system is its proprietary produce processing aid technology, which inhibits the natural enzymatic degradation of fruits and vegetables after they have been processed. Fresh-cut fruits and vegetables that are treated with the Company's proprietary processing aids better maintain their natural characteristics, such as color, texture, taste and smell. In certain fresh-cut produce categories, such as fresh-cut sliced apples, fresh-cut potatoes and fresh corn, the Company's processing aids allow increased availability of these fresh-cut produce products in retail and commercial markets. The Company has concluded that the use of the Company's processing aids, in accordance with the Company's recommended protocols, is GRAS under FDA regulations. The Company also uses a variety of film technologies to create packaging specifically designed to complement and enhance the effectiveness of the Company's processing aids by allowing fruits and vegetables to "breathe" after they have been cut and packaged. The Company markets these packaging products to produce growers and processors. The Company also markets flexible packaging for uses in the snack food, bakery and confectionery industries, and for other uses. In addition, the Company's scientific and technical services, which include food safety and microbiological testing, provide fresh produce processors with expertise in food safety, post-harvest horticulture and processing techniques, and serve to support the cross-marketing efforts for the Company's other products.


     The Company's revenues consist of (i) revenues derived from the sale of processing aids and flexible packaging, (ii) revenues derived from the sale of certain fresh-cut fruits and vegetables, (iii) royalties from the sale of certain fresh-cut fruits and vegetables and (iv) fees received for scientific and technical services provided by the Company. The Company's revenues from the sale of produce and royalty revenues are derived from sales of various kinds and varieties of fresh-cut fruits and vegetables which use the Company's proprietary technologies and which the Company believes would not be available commercially without such use. Historically, substantially all of the Company's revenues have been derived from the sale of flexible packaging to the snack food, produce, bakery, and confectionery industries and for other uses. The Company believes that its packaging technologies, coupled with acquisitions of produce packagers, provide a platform to increase its sales of packaging, processing aids and scientific and technical services to growers and processors of fresh produce. Therefore, the Company expects that the proportion of its revenues derived from the sale of its products and services addressing the needs of the fresh-cut produce industry will increase over time and constitute a significant portion of the Company's future revenue growth.

     Prior to 1994, the Company was a development-stage enterprise with limited capital resources and limited revenues operating exclusively as a manufacturer and marketer of processing aids. After the advent of new management and an infusion of capital in December 1992, the Company began to expand its business to include packaging and scientific and technical services in an effort to develop integrated systems solutions designed to maintain and support the quality and integrity of fresh-cut produce. The Company has made the following acquisitions to accomplish this objective:

     - In September 1994, the Company acquired Respire Films, Inc. ("Respire"), a U.S.-based business involved in the marketing of packaging films.


     - In September 1995, the Company acquired Bakery Packaging Services Limited, based near Runcorn, England (the "Runcorn Facility"). The Runcorn Facility provided the Company with a U.K. base for packaging, together with access to numerous produce and other food companies in the U.K. and elsewhere in Europe. The Runcorn Facility also provided the Company with proprietary perforating technology to enhance the Company's strategic position, as well as an incremental source of packaging revenue. In July 1996, the U.K. packaging business was further enhanced by the acquisition of a food-grade printing facility and certain other assets located at Gainsborough, Lincolnshire, England (the "Gainsborough Facility"), from Printpack Europe (St. Helens) Limited.

       The Company has consolidated the operations of the Runcorn Facility and the Gainsborough Facility into those of its subsidiary, EPL Flexible Packaging Limited ("EPL Flexible").


     - In April 1996, the Company, through its Pure Produce, Inc. subsidiary ("Pure Produce"), acquired the assets of Pure Produce, a general partnership based in Worcester, Massachusetts, providing the Company with in-house scientific and technical capabilities, specifically in the areas of food safety and microbiological testing.



     - In July 1996, the Company, through its Crystal Specialty Films, Inc. subsidiary ("Crystal"), acquired the assets of Crystal Plastics, Inc., located outside Chicago, to provide a base for EPL Flexible's proprietary gas flame perforation equipment and increase the Company's packaging presence in the U.S. Crystal uses "K" and polystyrene resins to manufacture and convert a range of films for numerous applications, some of which are used to support the Company's U.S. packaging business as a part of the Company's integrated systems solutions. Crystal also provides the U.S. base for facilitating fulfillment of an exclusive agreement with E.I. duPont de Nemours & Co. Inc. ("DuPont"), whereby the Company provides all of DuPont's perforating requirements for DuPont's Mylar(R) films (the "DuPont Agreement").


     - In October 1997, the Company acquired California Microbiological Consulting, Inc., based in Walnut Creek, California ("CMC"). Together with Pure Produce, CMC specializes in food safety, forensic testing and microbiological consulting, and provides the Company with scientific and technical facilities on the East and West Coasts.


     - In December 1997, the Company acquired Fabbri Artes Graficas Valencia S.A., a converter, printer and marketer of specialty flexible packaging, serving principally the European produce market, based in Valencia, Spain. The Company believes that this acquisition complements and enhances the Company's existing U.K.-based packaging businesses, providing incremental capacity for more efficient production of the combined product mix, as well as a strategic foothold on the European continent for the launch of the Company's related processing aid and scientific and technical services businesses.



     The Company's packaging technologies complement and enhance the effectiveness of its processing aids, making packaging an integral component of the integrated system. In marketing its packaging technologies, the Company works closely with its customers in an effort to determine optimal packaging characteristics for the customer's products, thereby being in a position to influence a customer's buying decision with respect to its packaging needs. The Company's packaging business also provides a revenue stream that helps to fund market development and the Company's lengthy sales process, and the presence of its packaging infrastructure in regions where produce is grown enhances its sales prospects to produce growers and processors.


     The scientific and technical services the Company provides complement the processing aids and packaging as a part of its integrated systems solutions. The Company's scientific and technical expertise provides the Company with an expanding base of knowledge about food technology, and the Company believes this expertise helps to establish credibility with customers and support the commercialization of the Company's products.

     The Company markets its processing aids, packaging technologies and scientific and technical services to processors of packaged, fresh-cut produce as part of integrated systems solutions for processing fresh-cut produce. To this end, the Company has been developing relationships with produce processors and other companies in an effort to penetrate further the fresh-cut produce market.


     - In July 1996, the Company formed Newcorn, a limited liability company in which the Company has a 51% membership interest. Newcorn is a joint venture among the Company and Underwood Ranches and Twin Garden Farms, two major regional growers and processors of fresh-cut sweet corn. Newcorn processes, packages, markets and sells fresh-cut corn products using the Company's processing aids and packaging materials, with the aim of developing year-round, nationally available branded fresh-cut corn products.

     - In September 1997, the Company executed a ten-year exclusive trademark license agreement (subject to extension) and strategic alliance with Potandon Produce LLC ("Potandon"), a Green Giant Fresh(R) brand licensee of the Pillsbury Company. The agreement is subject to the terms of Potandon's license of the Green Giant Fresh(R) brand, and contains certain minimum royalty requirements and other customary provisions. During the first three years of the term of the agreement, Potandon has the option to require the Company to negotiate in good faith to form a business entity in which Potandon and the Company would jointly participate in the fresh-cut potato products business, on terms yet to be established. The Company sells fresh-cut potato products, such as french fries, to the food service industry under the Green Giant Fresh(R) brand name, utilizing the Company's "Potato Fresh(R) System" processing aid technologies and related protocols in processing potatoes supplied by Potandon. In order to produce and market its fresh-cut potato products, the Company uses one co-packer and plans to add several other regional co-packers, and is building a dedicated sales and marketing infrastructure to support its efforts.



     - In October 1997, the Company entered into a strategic alliance with Farmington Fresh, a major grower and marketer of Fuji apples. Under this alliance, the Company has licensed its "Apple Fresh(R)" processing aids and provides flexible packaging and scientific and technical services in connection with the production by Farmington Fresh of certain varieties of fresh-cut sliced apples. The agreement, which currently extends until December 2002, grants Farmington Fresh production and sales exclusivity in its local geographic market. In addition to revenues from sales of the Company's processing aids, packaging and scientific and technical services, the agreement entitles the Company to receive a royalty from each package of fresh-cut apple slices sold.



     - In March 1998, the Company announced that it had entered into an agreement with ANC to create a joint venture company to market flexible packaging systems for the U.S. fresh produce market. Although the Company believes that this joint venture will have a favorable impact on the Company's results of operations, no assurance can be given as to the timing or extent of any such impact. The Company will account for such joint venture under the equity method of accounting. For further discussion of this joint venture, see "Recent Developments."



     - On April 21, 1998, the Company announced that Newcorn has entered into a trademark sublicense agreement with Sholl, the exclusive licensee of The Pillsbury Company's Green Giant Fresh(R) brand name. The agreement grants Newcorn the right to use the Green Giant Fresh(R) brand name on the Company's fresh-cut corn products on an exclusive basis in North America. Under this agreement, Freshcorn will provide marketing support for the Company's fresh-cut corn products. The Company believes that the Green Giant Fresh(R) brand will enhance consumer awareness and acceptability of its fresh-cut corn products and facilitate the development of a market for branded fresh-cut corn available nationally on a year-round basis.



        Newcorn's license expires on December 31, 2020, subject to automatic renewal or earlier termination in certain events, including termination of Sholl's license from The Pillsbury Company. Newcorn will pay a royalty to Sholl based on the number of cases of licensed corn products sold by Newcorn. Additionally, Newcorn will pay to Freshcorn the Fee, against which the royalty payments to Sholl are credited. As members of Freshcorn, Newcorn and Sholl have agreed that, generally, 25% of the Fee in each year will be used to reimburse expenses incurred by Newcorn for the advertising, marketing and promotion of the Company's fresh-cut corn products.


     Management believes changes in prices of raw materials for its products have not had a material effect on the Company's results of operations; however, as the Company's business becomes more reliant upon sales of its processing aids, results of operations may be more susceptible to the effects of changing prices due to the pricing of certain kinds of produce, as well as ingredients used in the Company's processing aids.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Sales. Sales increased from $11,314,000 in 1996 to $19,953,000 in 1997, an increase of $8,639,000 or 76%. Sales of processing aids in the U.S. and Europe increased from $1,327,000 in 1996 to $3,035,000 in 1997, an increase of $1,708,000 or 129%. Sales of U.S. packaging materials increased from $1,717,000 in 1996 to $2,716,000 in 1997, an increase of $999,000 or 58%.
Sales of U.K. and European packaging materials increased from $8,270,000 in 1996 to $14,202,000 in 1997, an increase of $5,932,000 or 72%.

     The increase in processing aid sales was mainly due to the inclusion of a full year of revenue from the sale of fresh-cut corn through the Company's majority-owned affiliate, Newcorn, which commenced sales in the third quarter of 1996, as well as internal growth. The Company is continuing to focus on the sale and development of its processing aid technologies, particularly with respect to corn, potatoes and apples. Product testing continues, and in some cases has been expanded or accelerated, and significant costs have been incurred to date which have yet to yield material revenues. Some of the initial results of this work are evidenced by the agreements with Potandon and Farmington Fresh. The Company believes that both of these agreements have the potential to result in increased sales in the future, although there can be no assurance that this will be the case.


     The growth in the U.S. packaging materials business was principally attributable to the inclusion of a full year of the results of operations of Crystal, which was acquired in the third quarter of 1996, and, to a lesser extent, growth in the Company's Respire business. The sales increase in the U.K. and Europe of packaging materials was principally attributable to internal growth in the core packaging business, the inclusion of a full year of the results of operations attributable to EPL Flexible's Gainsborough Facility, and, to a lesser extent, sales attributable to Fabbri, which was acquired in December 1997.



     In 1997, two packaging customers, Walkers Snack Foods Ltd., a division of Frito-Lay Europe, a subsidiary of Pepsico, Inc. ("Pepsico"), and Geest Bananas Ltd. ("Geest"), a leading marketer of fresh produce, accounted for approximately, 32% and 6%, respectively, of the Company's sales.


     Gross Profit. Gross profit decreased from $2,178,000 in 1996 to $1,863,000 in 1997, a decrease of $315,000 or, as a percentage of sales, from 19.2% to 9.3%. This reduction was principally due to: (i) increased fixed costs related to newly-acquired packaging operations at EPL Flexible's Gainsborough Facility,
(ii) costs incurred in the relocation of film printing activities from the Runcorn Facility to the Gainsborough Facility, (iii) initial operating inefficiencies associated with the reorganization at the Runcorn Facility and the Gainsborough Facility and (iv) proportionally greater sales of packaging products which yield lower margins than the Company's perforated packaging products. The reorganization of the Company's Runcorn and Gainsborough facilities, which resulted in significant operating inefficiencies during 1997, especially in the second half of 1997, has been completed. Operating results from period to period may continue to be impacted by variations in product mix.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $4,413,000 in 1996 to $6,693,000 in 1997, an increase of $2,280,000 or 52%. This increase was due primarily to (i) incremental expenses from the inclusion of a full year of expenses from the Gainsborough Facility, and the operation of Newcorn and Crystal, as well as incremental expenses from the Fabbri Acquisition, (ii) the continuing and accelerating development of the Company's sales and marketing efforts, including projects supporting prospective large customers, particularly in the processing aid area for potatoes and corn, and (iii) other costs, including increased costs of patent preparation and filing, as well as the appointment of additional personnel.



     The Company's sales and marketing efforts with respect to processing aids are primarily focused on fresh-cut potatoes, corn and apples and, to a lesser extent, other produce categories. These expenses in 1997 also include certain one-time costs, such as (i) bonuses paid to certain executive officers in connection with the consummation of certain transactions, including the Series D Placement and the Fabbri Acquisition, and (ii) costs associated with a line of credit obtained from Trilon in the third quarter of 1997, which was repaid and canceled in the fourth quarter of 1997. Excluding such one-time costs, the Company expects that sales and marketing expenses will continue at recent levels and may increase.


     Research and Development Costs. Research and development costs increased from $939,000 in 1996 to $1,203,000 in 1997, an increase of $264,000 or 28%.
This reflects increased costs of the scientific activities related to sales efforts for prospective large customers, principally related to broccoli, mushrooms and perforated films. The Company expects that research and development costs will continue at recent levels and may increase.

     Depreciation and Amortization. Depreciation and amortization increased from $1,010,000 in 1996 to $1,290,000 in 1997, an increase of $280,000 or 28%. This is a result of a full year of expenses for the Gainsborough Facility, Crystal and Newcorn since their acquisitions made in the second half of 1996, plus capital expenditures during 1997.

     Loss from Operations. Loss from operations increased from $4,184,000 to $7,322,000, an increase of $3,138,000 or 75%. The increase was principally attributable to the increase in total operating expenses. However, total operating expenses, excluding depreciation and amortization, decreased as a percentage of sales, from 47.3% in 1996 to 39.6% in 1997. This reflects the leveraging of the Company's infrastructure through the expansion of the Company's business.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Sales. Sales increased from $3,240,000 in 1995 to $11,314,000 in 1996, an increase of $8,075,000 or 249%. Sales of processing aids increased from $473,000 in 1995 to $1,327,000 in 1996, an increase of $854,000 or 181%. Sales for the
U.S. packaging materials business increased from $868,000 in 1995 to $1,717,000 in 1996, an increase of $849,000 or 98%. Sales from the U.K. and European packaging materials businesses grew from $1,899,000 in 1995 to $8,270,000 in 1996, an increase of $6,372,000 or 336%.

     The increase in processing aid sales was mainly from the inclusion of revenue from the sale of fresh-cut corn through the Company's majority-owned subsidiary, Newcorn, which commenced sales in the third quarter of 1996. The growth in the U.S. packaging materials business mainly reflected the contribution of the Crystal business acquired in July 1996. The sales increase from U.K. and European packaging materials reflected a full period contribution from the Runcorn Facility, acquired in September 1995, together with an initial contribution from the Gainsborough Facility, which includes sales to its main customer Pepsico.

     In 1996, one customer, Pepsico, accounted for 13.0% of consolidated sales and in 1995, no customer accounted for more than 10.0% of consolidated sales.

     Gross Profit. Gross profit increased from $771,000 in 1995 to $2,178,000 in 1996, an increase of $1,407,000 or 183%, but decreased as a percentage of sales from 23.8% in 1995 to 19.2% in 1996. This reduction was due principally to the increase in sales of packaging materials as a percentage of total sales. Packaging sales generate a lower average margin than processing aids.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $2,638,000 in 1995 to $4,413,000 in 1996, an increase of $1,775,000 or 67%. A significant part of the increase was due to the inclusion of expenses from the Runcorn Facility operations, as well as incremental expenses from the inclusion of the Gainsborough Facility, Crystal and Newcorn in consolidated results. The remainder of the increase was due to the continuing development of the sales and marketing effort as well as projects to support prospective large customers. This effort was focused on a number of produce categories, including potatoes and apples, where market test activity continued. Furthermore, additional investor relations costs were incurred, including SEC-related and other legal work.

     Research and Development Costs. Research and development costs increased from $601,000 in 1995 to $939,000 in 1996, an increase of $338,000 or 56%. This reflects the costs of third-party collaborative projects commenced during 1995, as well as the costs associated with additional staff to support the Company's scientific and technical objectives relating to sales efforts for prospective large customers.

     Depreciation and Amortization. Depreciation and amortization increased from $574,000 in 1995 to $1,010,000 in 1996, an increase of $435,000 or 76%. The most significant portion of this increase was due to a full year of depreciation of fixed assets and amortization of goodwill arising from the acquisition of the Runcorn Facility in September 1995, with the remainder due to capital expenditures and the assets acquired in the Gainsborough Facility, Crystal and Newcorn acquisitions during 1996.

     Loss from Operations. Loss from operations increased from $3,042,000 in 1995 to $4,184,000 in 1996, an increase of $1,142,000 or 38%. The increase was due to an increase in total operating expenses. However, total operating expenses, excluding depreciation and amortization, decreased as a percentage of sales from 100.0% in 1995 to 47.3% in 1996, reflecting the leveraging of the Company's infrastructure through the expansion of its business.

YEAR 2000 COMPLIANCE


     The Company uses a significant number of computer software programs and operating systems in its internal operations, including applications used in manufacturing, product development, financial business systems and various administrative functions. To the extent that these software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000," some level of modification or even possibly replacement of such source code or applications will be necessary. The Company is currently in the process of completing its identification of software applications that are not "Year 2000" compliant and expects to make appropriate responses to address any issue identified by the end of 1998. Given the information known at this time about the Company's systems, coupled with the Company's ongoing, normal course-of-business efforts to upgrade or replace business critical systems as necessary, it is currently not anticipated that these "Year 2000" costs will have any material adverse effect on the Company's business, financial condition or results of operations. However, the Company is still in the preliminary stages of analyzing its software applications and, to the extent they are not fully "Year 2000" compliant, there can be no assurance that the costs necessary to update software, or potential systems interruptions, would not have a material adverse effect on the Company's business, financial condition or results of operations.


LIQUIDITY AND CAPITAL RESOURCES


     At December 31, 1997, the Company had $3,757,000 in cash and short term investments, compared with $1,640,000 at December 31, 1996, an increase of $2,117,000. During the year ended December 31, 1997, $5,921,000 was used in operating activities. In addition, $8,334,000 was used in investing activities, of which $1,040,000 was used to purchase fixed assets and $7,330,000 was used in the purchase of businesses, notably the Fabbri Acquisition and the acquisition of assets from Twin Garden ("Twin Garden"). The increase in cash used in operating activities of $2,081,000 in 1997 compared to 1996 reflects the increased loss in 1997, net of increased depreciation and amortization, offset by lower amounts used in accounts receivable and increases in amounts in accounts payable.


     Total financing activities during 1997 provided $16,581,000, compared with $6,439,000 in 1996. Of this, gross proceeds of $12,500,000 were raised in the Series D Placement. The balance came principally from the issuance of Series C Preferred Stock and Common Stock in the second quarter of 1997 and the exercise of previously issued stock options and warrants.


     At December 31, 1997, the Company had warrants outstanding and exercisable to purchase 341,198 shares of common stock at a weighted average price of $14.26 per share, which, if exercised, would provide the Company with gross proceeds of approximately $4,866,000. In addition, at December 31, 1997, the Company had 1,758,125 options outstanding and exercisable to purchase shares of common stock at a weighted average price of $8.92 per share, which, if exercised, would provide the Company with gross proceeds of up to approximately $15,689,000. At December 31, 1997, there were no material commitments for capital expenditures.



     The Company, through EPL Europe, has a line of credit in the amount of L150,000 ($248,000 at an exchange rate of L1:$1.65) with the Bank of Scotland as part of its U.K. Credit Facility, under which L16,000 ($26,000 at an exchange rate of L1:$1.65) was outstanding as of December 31, 1997. The U.K. Credit Facility also contains a term loan and a revolving facility, under which L710,000 ($1,168,000 at an exchange rate of L1:$1.65) and L400,000 ($658,000 at an exchange rate of L1:$1.65), respectively, were outstanding as of December 31, 1997. The Company plans to repay the outstanding amounts under the term loans and the revolving facility with the net proceeds of the Offering. While the term loan will be terminated upon repayment, the Company currently anticipates that the revolving facility, in the amount of L400,000 ($658,000 at an exchange rate of L1:$1.65), will remain available for future borrowings. The U.K. Credit Facility is secured by the assets of EPL Europe and its subsidiaries. See "Use of Proceeds." The debt agreements with the Bank of Scotland contain certain covenants applicable to the results of operations of the businesses of EPL Europe and its subsidiaries, which provide for maintenance of minimum earnings before income taxes and cash flows to interest expense ratios. Pursuant to the U.K. Credit Facility, EPL Europe is restricted in its ability to make certain payments to the Company. During the final quarter of 1997, EPL Europe informed the Bank of Scotland that it expected to be unable to meet certain covenants for fiscal 1997. Subsequent to December 31, 1997, EPL Europe and its subsidiaries and the Bank of Scotland amended certain provisions of the facility agreements in relation to these covenants.



     The Company is currently expecting to make capital expenditures of approximately $3,600,000 during 1998. Of this amount, approximately $1,900,000 is expected to be used to refurbish and expand certain Newcorn facilities, with the remainder to be used primarily to expand capacity in EPL's flexible packaging business and in the fresh-cut potato business.


     Historically, the Company's revenues have not been sufficient to fund the development of the Company's business, and thus it has had to finance its operating losses externally principally through equity financing. The Company's management believes that cash flows from consolidated operations and existing resources, together with the net proceeds of this Offering, will be sufficient to meet the Company's operating needs for the next twelve months. The Company may, however, be required to seek additional debt or equity financing to implement its growth strategy.

                                    BUSINESS

OVERVIEW


     The Company is a leading developer, manufacturer and marketer of proprietary produce processing aids, packaging technologies, and scientific and technical services, which are designed to maintain the quality and integrity of fresh-cut produce. The Company markets products which are components of integrated systems solutions, and which are specifically designed to address the needs of a variety of fresh-cut produce categories. The foundation of the Company's integrated system is its proprietary produce processing aid technology, which inhibits the natural enzymatic degradation of fruits and vegetables after they have been processed. Fresh-cut fruits and vegetables that are treated with the Company's proprietary processing aids better maintain their natural characteristics, such as color, texture, taste and smell. In certain fresh-cut produce categories, such as fresh-cut sliced apples, fresh-cut potatoes and fresh corn, the Company's processing aids allow increased availability of these fresh-cut produce products in retail and food service markets. The Company has concluded that the use of the Company's processing aids, in accordance with the Company's recommended protocols, is generally recognized as safe ("GRAS") under FDA regulations. The Company also uses a variety of film technologies to create packaging specifically designed to complement and enhance the effectiveness of the Company's processing aids by allowing fruits and vegetables to "breathe" after they have been cut and packaged. The Company markets these packaging products to produce growers and processors. The Company also markets flexible packaging for uses in the snack food, bakery and confectionery industries, and for other uses. In addition, the Company's scientific and technical services, including food safety and microbiological testing, provide fresh produce processors and wholesalers with expertise in food safety, post-harvest horticulture and product formulation techniques, and serve to support the cross-marketing efforts for the Company's other products. The Company believes its products are safe and environmentally "friendly" and, together with its scientific and technical services, add significant value to the businesses of its customers. For a discussion of the general development of the Company's business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


INDUSTRY OVERVIEW


     According to industry statistics, the U.S. fresh-cut produce industry totaled $6.0 billion in 1997, and is expected to grow to $19.1 billion by 2003. The Company believes that the market for fresh produce is evolving toward ready-to-eat, pre-packaged, fresh-cut fruits and vegetables in response to increasing consumer preferences for healthy foods, convenience and variety. In this regard, according to industry estimates, U.S. sales of fruits and vegetables sold in pre-cut, pre-packaged form are expected to grow from 9.5% in 1997 to 22.4% by 2003. Promotion by the U.S. government and others of consumption of fresh fruits and vegetables in the government's "five-a-day" program the Company believes has made consumers more conscious of the benefits of including as many as five servings of such foods every day as part of a balanced diet. In addition to increasing consumer preferences for fresh-cut produce, the Company believes that food service providers have increased their demand for fresh-cut, packaged produce to reduce the risk of bacterial contamination, enhance food safety and improve produce consistency. Further, the FDA and the U.S. Department of Agriculture ("USDA") are working in cooperation with the agricultural community to develop safety standards specifically applicable to growing and harvesting fruits and vegetables as part of an initiative to enhance consumer confidence in the consistent availability of safe produce. The Company believes that its integrated systems solutions for fresh-cut produce uniquely position the Company to address the evolving needs of the rapidly growing and developing fresh-cut produce market and enable the development of a number of new fresh-cut produce products. Development of new fresh-cut produce applications is further supported by produce growers and processors who are seeking to increase revenues and margins by establishing differentiated, brand-name, fresh-cut alternatives to their existing commodity produce lines.


     Furthermore, as consumer awareness of the potential health hazards of untreated produce and traditional produce processing aids using sulfite-based preservatives increases, the Company believes that the demand for fresh produce processed without sulfites or other comparable preservatives will rise. Moreover, for some types of produce, the trend toward pre-packaging has been limited by the fact that many fruits and vegetables are subject to rapid enzymatic degradation, a natural process that causes discoloration (such as browning) and spoilage. For example, the flavor, integrity and quality of fresh-cut apples, potatoes and corn deteriorate rapidly after harvest and these fruits and vegetables, therefore, generally are not suitable for pre-packaging as fresh-cut produce without the use of processing aids, such as those marketed by the Company, or the use of alternative methods.

OPERATING STRATEGY

     The Company's goal is to become a world-class provider of products and scientific services designed to maintain the integrity of fresh produce. The Company has developed the following operating strategies to support this goal:

     Integrated Systems Solutions. The Company pursues a total systems approach to fresh produce, marketing its processing aids, packaging and food safety and scientific services to producers of pre-packaged, fresh-cut produce as part of integrated systems solutions which are designed to maintain the quality and integrity of fresh-cut produce. While the foundation of the Company's business is its proprietary food processing aids, the Company's packaging capabilities and technologies can be and are used to enhance the effectiveness of its processing aids. In marketing its packaging technologies, the Company works closely with its customers in an effort to determine the optimal packaging characteristics for customers' products. As a result, the Company is in a position to influence a customer's buying decision with respect to its packaging needs. In addition, by offering packaging infrastructure in regions where produce is grown, the Company enhances its sales prospects by accessing new customers. The Company believes its food safety and scientific expertise helps establish its credibility in the fresh-cut produce industry, and that its scientific and technical services support the commercialization of the Company's products and provide the Company with an expanding base of food technology knowledge. The Company believes that its integrated systems solutions for fresh-cut produce uniquely position the Company to address the evolving needs of the rapidly growing and developing fresh-cut produce market and enable the development of a number of new fresh-cut produce products.

     Strategic Alliances. The Company intends to continue to form strategic alliances with leading produce companies. The Company will also seek, where appropriate and available, alliances with produce, packaging and scientific services companies. In entering into such alliances, the Company will seek allies which will enable it to influence the four key elements of commercialization: (i) sourcing; (ii) processing; (iii) distribution; and (iv) brand name identification. By requiring higher standards of quality in each of these aspects of production, the Company seeks to ensure the integrity of produce products that utilize the Company's technologies and services. During 1997, the Company formed strategic alliances with leading growers, processors and brand-name marketers, including Potandon in the case of potatoes and Farmington Fresh in the case of apples.


     Commitment to Scientific Integrity. The Company believes the safety and scientific integrity of its products are crucial to its long-term success. In this regard, the Company carefully scrutinizes the selection of its strategic allies. In addition, the Company has created research alliances with leading institutes of produce and food research, as well as trade associations. Since 1994, the Company has had a Cooperative Research and Development Agreement ("CRADA") with the USDA/Agricultural Research Services in Philadelphia, Pennsylvania, principally regarding peeled potatoes. The Company's collaborative projects also include a research grant from the Washington Apple Commission for a study of enzymatic browning of apples; a collaborative effort with Rutgers University for post-processing residue analysis; a collaborative agreement with Penn State University for research on the preservation of mushrooms; and a grant from the Ben Franklin Technology Center, also for research on the preservation of mushrooms. The Company also maintains a Scientific Advisory Board, consisting of experts in the field of food science. Members of the Scientific Advisory Board meet regularly and consult with the Company to provide advice on the design and development of the Company's processing aid and packaging products and scientific and technical services. See "-- Scientific Advisory Board."

GROWTH STRATEGY

     Capitalize on Existing Technology and Strategic Alliances. The Company intends to increase sales and results of operations by capitalizing on its proprietary processing aids and network of strategic alliances. The Company currently is targeting four specific produce categories in which it has: (i) a commercially available proprietary product; (ii) perceived consumer demand for such a product; and (iii) strategic alliances with capabilities in either raw material supply, processing, distribution, or brand recognition. Four current markets where the Company believes significant growth opportunities exist are:


          Fresh-Cut French Fries. In September 1997, the Company executed a ten-year exclusive trademark license agreement and strategic alliance with Potandon, a Green Giant Fresh(R) brand licensee of the Pillsbury Company, to market fresh-cut potato products, such as french fries, under the Green Giant Fresh(R) brand name to the food service market. The Company intends to target the approximately 18% of food service (non fast-food) providers that prepare their own fresh french fries or other potato products, in-house. The Company believes that its fresh-cut potato products enable restaurant operators to serve a fresh french fry product, which is consistent in quality and of high food safety standards, while reducing significant associated processing and storage costs.


          Fresh-Cut Sweet Corn. The Company has entered into a majority-owned joint venture with Underwood Farms and Twin Garden Farms, leading regional growers and processors of fresh corn, to market processed fresh-cut sweet corn on the cob utilizing the Company's processing aids and packaging technology. The Company is seeking to develop a market for year-round, nationally available branded fresh-cut corn products.


          Fresh-Cut Apple Slices. The Company has entered into a five-year license agreement (subject to extension) under which it provides its "Apple Fresh(R)" processing aids, packaging and scientific and technical services to Farmington Fresh, a major grower and marketer of Fuji apples in California, for use in the production of pre-packaged, fresh-cut Granny Smith and Fuji sliced apples targeted at the retail market. Fresh-cut sliced apples are currently being marketed only in a limited geographic region in California.


          Fresh-Cut "Baby" Carrots. The Company sells its processing aids to several processors of fresh-cut, packaged carrots. The Company believes that its processing aids will enable processors of fresh-cut carrots to distinguish their products from those of their competitors. The fresh-cut carrot market is highly developed and the Company believes substantial opportunities exist to expand sales of its processing aids to additional fresh-cut carrot processors.

     Introduce Proprietary Processing Aid Technology into New Produce Categories. The Company has developed or is developing processing aids for other vegetables and fruits, including artichokes, broccoli florets, baby leaf lettuce, mushrooms, onions and parsnips. The Company believes that opportunities may exist in each of these produce categories for a pre-packaged, fresh-cut branded product.

     Develop Cross-Marketing Opportunities. The Company believes that its proprietary processing aids, packaging technologies and scientific and technical services represent complementary components of the Company's integrated systems solutions for fresh-cut produce. As a result, the Company believes that significant cross-marketing opportunities exist for its products and services.


     Expand International Business. The Company believes that the trends driving the growth of the fresh-cut produce market in the U.S. are more mature in the European food markets, where there is a heightened sensitivity to food safety and freshness. Currently, the Company's European revenues are principally generated through its specialty packaging businesses in the U.K., which are used primarily in the packaging of snack food, produce and bakery products. The Company believes its proprietary perforating technology provides it with a competitive advantage in servicing the needs of produce processors. In December 1997, the Company completed the acquisition of Fabbri, which is located in the Valencia region of Spain, one of the principal agricultural growing areas in Southern Europe. Fabbri provides specialty packaging products to the Southern European produce industry. The Company believes its current specialty packaging business and its relationships with European produce processors present opportunities to introduce its processing aid technology in selected produce categories. The Company believes additional opportunities exist to market its technology and products throughout the world.

     Pursue Strategic Acquisitions. The Company seeks to make opportunistic acquisitions of companies that enable the Company to increase sales of its products and services. In pursuing such acquisitions, the Company seeks to (i) gain immediate access to the acquired company's customer base, (ii) gain access to large produce processing companies, and (iii) cross-market the Company's proprietary processing aids, packaging technologies, and scientific and technical services.

PRODUCTS AND SERVICES

     The Company's products and services fall into three major classifications: processing aids, packaging technologies and scientific and technical services, which are complementary components of the Company's integrated systems solutions for fresh-cut produce.

     Processing Aids. The Company develops, manufactures and markets proprietary and patented processing aids, designed to inhibit the enzymatic degradation that causes fruits and vegetables to begin to deteriorate immediately after processing, thereby better maintaining their natural characteristics, such as color, texture, taste and smell. The Company believes its processing aids provide it with competitive advantages over other existing fresh-cut produce processing technologies.


     According to FDA regulations, a processing aid is a substance used as a manufacturing aid to enhance the appeal or utility of a food. FDA regulations do not require packaged produce to identify certain processing aids used in processing the products. The Company's processing aids are designed to be applied to produce during post-harvest processing. The Company's processing aids are then removed from the produce prior to packaging, although insignificant amounts may remain on the produce. As a result, the Company believes that produce treated with the Company's processing aids does not require labeling referring to those processing aids under FDA regulations. Based on advice from FDA counsel and on assessment of relevant scientific literature by the Company and by third parties, the Company has concluded that the use of the Company's processing aids in accordance with the Company's protocols is GRAS under FDA regulations. See "Risk Factors -- Government Regulation; Risks Associated with Food Processing Products."


     The Company formulates processing aids for certain varieties of produce in accordance with its detailed scientific protocols. The Company believes that its Apple Fresh(R), Corn Fresh(R) and Potato Fresh(R) processing aids have the potential to create new markets for fresh-cut apple slices, fresh-cut sweet corn and fresh-cut potato products because effective, non-sulfite based processing aids have not previously been commercially available. For example, Apple Fresh(R), when used in conjunction with the Company's packaging technology, can be used to inhibit browning and other enzymatic degradation in certain varieties of fresh apple slices for up to 14 days after processing. Corn Fresh(R) and Potato Fresh(R) are designed to provide similar pre-packaged distribution capability for fresh-cut corn on the cob and fresh-cut potato products. In addition to Apple Fresh(R), Potato Fresh(R) and Corn Fresh(R), the Company currently markets its Carrot Fresh(R) processing aid for carrots. The Company is developing processing aids for artichokes, broccoli florets, baby leaf lettuce, mushrooms, onions and parsnips. Because several variables influence the efficacy of the Company's processing aids, the Company must work closely with each customer and potential customer, using its scientific and technical services for product formulation and extensive on-site testing, as well as assisting in designing packaging to optimize the effectiveness of the processing aid for the particular type of produce.


     Packaging. The Company's produce packaging business involves perforating, converting and printing flexible packaging, using technologies and processes, some of which are proprietary to the Company. The Company also designs packaging films, the structure of which allows gas and moisture transmission at different rates, thereby maintaining a balance that enhances the effectiveness of the Company's processing aids. As with processing aids, in marketing its packaging technology the Company works closely with each customer and potential customer, using its scientific and technical services to determine optimal packaging characteristics, such as the type of film and extent of perforation, including the size, shape and number of holes, of the packaging, based on the respiration rate of the particular type of produce.

     As one of the leading perforators of packaging film, the Company is targeting specialty and, in some instances, new markets. Although historically the films used in the produce industry have not been perforated, perforating has been shown to be beneficial to the packaging of certain varieties of fresh-cut produce, which by their nature continue to consume oxygen and produce carbon dioxide and moisture after being cut and packaged. Proper perforation of the packaging materials allows the produce to "breathe," thereby permitting the packaging to work with the processing aid to inhibit the process of enzymatic degradation. The Company's microperforation technology is proprietary. The Company's proprietary production capability allows the Company to produce perforated films of high quality and great consistency in a cost-effective manner, which provide control over moisture and oxygen transmission rates, among other performance characteristics. The Company believes its broad range of capabilities to produce perforated films provides it with a competitive advantage. The Company has an exclusive agreement with DuPont, whereby DuPont purchases its entire requirement for flame perforation services for its Mylar(R) film from the Company.

     Another aspect of the Company's packaging business is the conversion of packaging film into bags designed for its customer's food packaging needs for applications such as produce and bakery. The Company also has food-grade standard printing capabilities in the U.K., utilizing three six-color presses. The Company's packaging business provides additional market presence in certain geographic regions that the Company believes can enhance sales prospects for the Company's processing aids and provide cross-marketing opportunities. In the U.S., the Company subcontracts its printing and converting requirements.

     In addition to its produce packaging capabilities, the Company provides packaging to the snack food, bakery and confectionery industries, and for other uses.

     Scientific and Technical Services. The Company provides scientific and technical services in the areas of post-harvest horticulture, the forensic analysis of food contaminants and food safety, which are areas of critical importance for processors of fresh produce. The Company's post-harvest horticulture services are designed to help processors understand the impact of harvesting and handling methods on the flavor, texture and nutritional value of produce. In providing these services, the Company focuses on solving particular problems unique to certain kinds and varieties of fruits and vegetables in an effort to maintain the quality and integrity of fresh-cut produce and reduce post-harvest loss. The Company's forensic testing services involve the analysis of food adulteration by foreign or unlabelled substances or contaminants. The Company's food safety services, which are intended to reduce or eliminate pathogens known to cause serious illness in humans, include research, microbiological testing, production monitoring, and the implementation of Total Quality Management and Hazard Analysis and Critical Control Point ("HACCP") programs at its customers' facilities. The FDA recently announced its intention to introduce a new rule requiring HACCP programs, which programs are designed to prevent microbial and other safety hazards in food products through appropriate controls during production and processing, at certain juice processing plants. The Company believes that HACCP programs ultimately will become standard in the produce processing industry in response to emerging concerns about the microbial safety of fresh fruits and vegetables.


     The Company's scientific and technical services team consists of four Ph.D.'s, four senior scientists, and additional support technicians, with expertise in the areas of microbiology, food science, post-harvest plant physiology and plant pathology. The Company maintains two laboratories dedicated to microbiological testing, as well as an applications laboratory used as part of the Company's sales and marketing program. The Company also maintains a laboratory at the USDA's Eastern Regional Research Center through a USDA CRADA. As part of its sales force, the Company also employs process engineers and a chemical engineer with expertise in applying the Company's scientific and technical expertise to a full-scale production facility.


     The Company believes its scientific and technical expertise enhances its credibility in marketing its processing aids and packaging materials to fresh-cut produce processors. Accordingly, the majority of the Company's scientific and technical services are provided to support marketing efforts for the Company's other products, as an integral component of the Company's integrated systems solutions for fresh-cut produce. The Company also provides microbiological services on a contract basis for some customers, in what the Company believes is a growing market for food safety-based testing and consulting services. In addition to providing incremental revenue, these consulting relationships may provide cross-marketing opportunities for the Company's products.


     To increase its scientific resources and expertise, the Company has entered into research alliances with leading institutes of produce and food research, as well as trade associations. These include a CRADA with the USDA/Agricultural Research Services in Philadelphia, Pennsylvania; a research grant from the Washington Apple Commission for a study of enzymatic browning of apples; a collaborative effort with Rutgers University for residue analysis; a collaborative agreement with Penn State University for research on the preservation of mushrooms; and a grant from the Ben Franklin Technology Center, also for research on the preservation of mushrooms. As an additional technical resource, the Company maintains a Scientific Advisory Board, consisting of experts in the field of food science, the members of which are available for consulting on an as-needed basis. See "-- Scientific Advisory Board."



     Company-sponsored research and development expenditures for the years ended December 31, 1995, 1996 and 1997 were approximately $601,000, $939,000 and
$1,203,000, respectively. See Consolidated Financial Statements.


MARKETS

     The Company's products are used in the processing of fresh-cut fruits and vegetables for both the retail and food service markets. By helping to maintain the quality and integrity of fresh-cut produce, the Company can meet the needs of its customers who are seeking to offer differentiated, brand-name, nationally available fresh-cut alternatives to commodity produce lines. In certain produce categories, such as fresh-cut sweet corn on the cob, the Company's processing aids have the potential to develop a national market for its customers, who have previously been limited to regional markets. The Company's packaging products are used in the fresh-cut produce industry in the U.S. and by leading companies in the U.K. and Europe in the fresh-cut produce, bakery, snack food and confectionery industries, and for other uses. The scientific and technical services offered by the Company provide companies in the produce industry, especially those involved with fresh-cut and minimally processed produce, with analysis, protocols and plans relating to food safety and quality assurance programs, including microbiological testing, and provides additional internal technical support in developing the Company's processing aid and packaging protocols. The Company's products are increasingly being marketed in concert as integrated systems solutions comprised of products, processes and scientific and technical services to maintain the quality and integrity of fresh-cut produce.

     The Company's penetration to date of the various markets it is seeking to develop has been limited. The Company's Respire(R) packaging is used on a number of produce categories, including apples and potatoes. The Company has been developing relationships with processors and other companies in connection with the use of the Company's processing aid technology and related protocols in various fruit and vegetable categories.

     The Company believes that demand for fresh-cut produce is being driven at the retail level by consumer preferences for healthy foods, convenience and variety. Similarly, demand for fresh-cut produce by food service providers is increasingly driven by the need to be able to deliver a product which is consistent in quality and of high food safety standards while reducing significant processing and storage costs associated with fresh-cut produce. Development of new fresh-cut produce applications is further supported by produce growers and processors who are seeking to increase revenues and margins by establishing differentiated, brand-name, fresh-cut alternatives to commodity produce lines.

SALES AND PRODUCT COMMERCIALIZATION PROCESS

     In developing its processing aid products, the Company first seeks to identify the physiological and biochemical issues associated with a particular fresh-cut fruit or vegetable (e.g., white blush on carrots) and to determine the cause of any issue so identified. Then the Company seeks to develop an appropriate solution in a laboratory setting when it perceives a significant market opportunity may exist.

     The Company has compiled an extensive database of processors, their processing capabilities and the varieties of fruits and vegetables they process and, therefore, can approach potential customers from a position of extensive knowledge and experience with a proposed produce solution. After initial discussions, the Company initiates a detailed review and testing process to customize the application of the Company's technologies to the potential customer's processing system. The testing process involves both application of the

Company's processing aids and, where appropriate, other scientific and technical support services, such as HACCP and the design of tailored packaging solutions. Once such development is completed, the product moves through successive steps of an increasingly sophisticated testing program, during which the Company identifies and proposes any processing changes that may be needed and which ultimately leads to a product decision. The Company also works with the customer to develop specific protocols that should be applied. See "Risk
Factors -- Extended Sales and Product Commercialization Process."

     With respect to its packaging business, the Company plans to meet the growing needs of existing customers, develop new products that can be sold to existing customers, and sell existing and new products to new customers as such opportunities are identified. The experience accumulated by the Company in all aspects of the produce industry, together with its scientific expertise, is helping to facilitate an integrated systems solution approach to the packaging needs of the processor.

     In the area of scientific and technical services, the Company has an existing customer base that it has built up over time. Since the acquisition of CMC, the Company has been actively marketing an increased range of available services, with a specific emphasis on enhancing cross-marketing opportunities.

     The Company has been developing relationships with produce processors and other companies in an effort to penetrate the fresh-cut produce market. The Company believes that its recent packaging acquisitions in regions where produce is grown will serve as a platform to enhance the Company's ability to cross-market its other products and services to other produce processors and growers in those regions. Similarly, with sales of processing aids, the Company has an opportunity to sell its complementary packaging. The Company also plans to make proposals for product development or food safety programs to other existing customers of its processing aids and packaging.

     Due to the extended nature of the development, testing and sales process for processing aids, the Company has experienced no significant backlog of orders to date for these products and, based on the relatively small incremental cost and time frame required to increase product output, the Company does not believe that any backlog measurement is material. Similarly, the Company has not experienced a significant backlog of orders for its packaging materials.

SOURCES OF SUPPLY

     The Company purchases its U.S. processing aid ingredient requirements from a number of suppliers, some of which use sources outside the U.S. Requirements for certain raw materials used in the Company's processing aids are obtained pursuant to a contract with Jungbunzlauer, Inc., a U.S. subsidiary of a Swiss-based company which is a former Company shareholder. These raw materials transactions are undertaken on a commercial, arm's-length basis. The mixing of the Company's processing aids is currently conducted under a subcontract with a third party. The Company believes that the mixing of its processing aids could be performed in-house or by numerous other parties on an out-sourcing basis without incurring substantial additional expense.

     Potatoes used in processing are provided under a long-term supply agreement with Potandon. This long-term agreement represents a source of supply that might be difficult for the Company to replace without incurring potentially substantial additional expense. Corn is supplied under a number of fixed-price supply agreements, principally with the parties to the Newcorn strategic alliance.

     The Company's U.S. packaging business utilizes a number of subcontractors for film manufacturing, conversion and printing. The U.K. packaging business sources its film and other requirements from a number of suppliers, most of which are based in the U.K. and Europe. The U.K. packaging business performs its own conversion and printing. The Company believes that it is not dependent on a single or a few suppliers or subcontractors for its packaging businesses.

INDUSTRY AND GEOGRAPHIC AREAS


     Of the Company's two primary product lines, processing aids are sold primarily in the U.S. with smaller amounts also sold in Canada, while packaging materials are marketed in North America, the U.K. and, to a lesser extent, Continental Europe. Since the acquisition of Bakery Packaging Services Limited ("BPS") in late 1995, there has been an increase in marketing activity, both in the Company's processing aid and applications technology in Europe. In addition, some of the proprietary perforating technologies developed by

BPS have been introduced into the U.S. market. Other proprietary perforating technologies held by BPS may be introduced into the U.S. market after the Company forms a joint venture with Derrick Lyon, the current Chief Executive Officer of EPL Technologies (Europe) Limited and a former shareholder of BPS. See "Management -- Employment and Consulting Agreements," "Certain Transactions" and Note 17 to Consolidated Financial Statements.


CUSTOMER CONCENTRATION


     During the year ended December 31, 1997, two packaging customers, Pepsico and Geest, accounted for approximately 32% and 6%, respectively, of the Company's sales. During the same period, on a pro forma basis reflecting the Fabbri Acquisition, these two customers accounted for an aggregate of approximately 28% of the Company's sales. During 1996, Pepsico accounted for 13% of the Company's sales. During 1995, no customer accounted for more than 10% of the Company's sales.



SEASONALITY



     Although, historically, the management of the Company has not discerned a seasonal pattern in the Company's business on a consolidated basis, certain aspects of the Company's business are seasonal. For example, Fabbri, one of the Company's subsidiaries, historically has reported relatively higher sales and income in the Company's first and fourth fiscal quarters because of the timing of citrus and other crop harvests. The Company's results of operations may become subject to greater seasonality as its various businesses develop at different rates.


COMPETITION

     Although many other companies provide packaging or microbiological testing and, to a lesser extent, processing aids for fresh produce, the Company is unaware of any competitor which provides each of these as components of integrated systems solutions for processing fresh-cut produce. The Company's direct, indirect and potential competitors include producers of sulfites and "sulfite substitutes," as well as other providers of alternative preservation and packaging technologies, including those employing temperature, gas and humidity control. The Company believes its products may provide technological advantages over competing technologies and processes, particularly in terms of their safety and effectiveness. Despite the potential advantages of the Company's products and technologies, however, many competitors and potential competitors, particularly in the market for produce packaging, are larger, have greater financial, marketing, sales, distribution and technological resources, and enjoy greater name recognition than the Company. Certain of these companies may also enjoy long-standing relationships with processors of fresh produce. Accordingly, there can be no assurance that the Company will be able to compete effectively against such competitors.

     The Company believes the primary competitive factors in the market for fresh-cut produce technologies include safety and consistency, cost-effectiveness and ease of use, availability of technical service and support and product innovation.

PATENTS, PROPRIETARY INFORMATION AND TRADEMARKS


     The Company currently has two U.S. patents, four U.S. patents pending and numerous others licensed to the Company or under review for application. The U.S. patents for the Company's "Potato Fresh(R)" and "Carrot Fresh(R)" products were granted on June 26, 1990 and September 13, 1994, respectively. Patents are pending for the Company's processing aids for broccoli and apples. Patents that had been granted, or applications that were pending as of June 8, 1995 run for the longer of 17 years from the date of formal grant or 20 years from the date of filing. For all subsequent filings, U.S. patents (once granted) run for 20 years from the date of formal application. The Company also has various registered U.S. trademarks, including Respire(R), and its processing aid names, such as Potato Fresh(R), and five trademark applications. The Company will also seek licenses for other trademarks which it believes will add value to a proposed product, as evidenced by its license of the "Green Giant Fresh(R)" brand for fresh-cut potato products. Furthermore, the Company has two patents and 23 patent applications pending outside the U.S. for its main technology, with others under review. To help protect the Company's technology and proprietary information, the Company has confidentiality agreements with its customers, as well as internal non-disclosure agreements and safeguards, although there can be no assurance that these safeguards will be adequate to fully protect the Company. See "Risk Factors --

Dependence on Proprietary Technologies and Other Intellectual Property; Risks of Infringement or Misappropriation." The importance the Company attaches to its patent position is reflected in the significant efforts made on research and development (see Consolidated Financial Statements and the notes thereto). In addition to its patent protection, the Company believes it has a competitive advantage through its proprietary knowledge of the applications for its technology.


     Green Giant Fresh(R) is a registered trademark of the Pillsbury Company. This Prospectus contains trademarks and tradenames of companies other than the Company.

REGULATORY REQUIREMENTS


     Based on advice from FDA counsel and on assessment of relevant scientific literature by the Company and by third parties, the Company has concluded that the use of the Company's processing aids in accordance with the Company's recommended protocols is GRAS under FDA regulations. There is a risk that new scientific information about an ingredient could change its GRAS status, that the FDA could revise its regulations governing the GRAS status of the ingredients, or that the FDA might take the position that an ingredient is not GRAS under the current regulations. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations. The Company employs a firm of Washington-based FDA lawyers to advise the Company on the effect of FDA regulations on the Company's operations, together with any planned or potential changes in government attitude and legislation. The Company also consults with advisors outside the U.S. concerning foreign regulatory issues. Compliance with existing FDA regulations has not been a material burden on the Company's operations to date, although there can be no assurance that the regulatory requirements will not change and increase the burden to the Company. See "Risk Factors -- Government Regulation; Risks Associated With Food Processing Products."



     The Company's operations are subject to federal, state and local U.S., U.K., Spanish and other European environmental laws and regulations that impose limitations on the generation, storage, transport, disposal and emission of various substances into the environment, including laws that restrict the discharge of pollutants into the air, ground and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company is subject to U.S. and foreign laws and regulations regarding the use, storage, transport and disposal of inks and other substances used in its operations. Although the Company believes it is in compliance with applicable federal, state and local U.S., U.K., Spanish and other European environmental laws and regulations in all material respects, there can be no assurance that there will not be an accidental contamination, disposal or injury from the use, storage, transport or disposal of inks and other substances used in the Company's business. Additionally, the Company's use of plastic film in its packaging operations may subject it, in certain jurisdictions, to laws and regulations designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. New laws with respect to such plastic products and other wastes either have recently been adopted or are pending in the U.S. and various countries in Europe, including Spain and the U.K. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of additional environmental protection measures. Moreover, environmental law enforcement authorities in the U.S. and Europe have a considerable degree of discretion when considering possible enforcement actions. The Company may be required to make capital expenditures in response to changing compliance standards and environmental regulations. Furthermore, unknown contamination of sites currently or formerly owned or operated by the Company (including contamination caused by prior owners and operators of such sites) or adjacent properties or groundwater and off-site disposal of hazardous substances and wastes may give rise to additional compliance costs. There can be no assurance that the Company will not incur liabilities for environmental matters in the future, including those resulting from changes in environmental regulations or unknown contamination, that may have a material adverse effect on the Company's business, financial condition and results of operations.


     Specifically, during its due diligence investigation in connection with the Fabbri Acquisition, the Company was informed that from time to time in the past Fabbri disposed of certain hazardous waste (such as used oil cans, empty dye cans and electrolytic salts residue) using some waste management companies that were not authorized handlers of hazardous waste under applicable Spanish legislation. Some drums of such hazardous waste also were not labelled as required and stored longer than permitted under Spanish legislation.

Under Spanish law, a producer of hazardous wastes remains responsible for damages to third parties or the environment if these wastes are collected by a non-authorized hauler. As part of the documentation of the Fabbri Acquisition, the Company obtained from the prior owner of Fabbri, Sidlaw Group plc, a U.K. public-company ("Sidlaw"), an indemnification for any fines or penalties levied against the Company from the collection of waste by unauthorized haulers during the period Fabbri was owned by Sidlaw, subject to a limit of approximately $4,500,000. The Company is not aware that the collection of waste by unauthorized haulers resulted in any environmental damages, and therefore does not believe that these represent possible material losses. To the extent that the Company incurs liabilities in respect of the foregoing that are not covered by the indemnity from Sidlaw, or Sidlaw fails to fulfill its indemnity obligations, there could be a material adverse effect on the Company's business, financial condition and results of operations. Nevertheless, the Company is not aware that any claims have been made or are pending, and is not aware of any past or current environmental conditions that it believes will result in any material adverse effect on the Company's business, financial condition and results of operations and believes it is currently in compliance in all material respects with environmental laws applicable to the Company's operations in the U.S. and Europe, the failure to comply with which could have a material adverse effect on the Company. See "Risk Factors -- Environmental Matters."


EMPLOYMENT


     As of December 31, 1997, the Company had 191 employees providing services in the U.S. and Europe, of which 19 were engaged in sales and marketing, 127 in production, 16 in technical services and research and 29 in management and administration. Some of the managerial employees are employed pursuant to employment agreements, and the Company maintains key man insurance on Mr. Devine in the amount of $1,000,000. See "Management -- Employment and Consulting Contracts." The Company expects to recruit additional personnel as and when required.


PROPERTIES

     The Company believes that its current facilities are adequate for its present needs and that it would not have any difficulty in obtaining additional or alternate space at prevailing rates if necessary. The Company's current facilities are as follows:


                              SQUARE
          LOCATION             FEET      OWNED/LEASED (EXPIRATION)             CHARACTER OF USE
          --------            -------    -------------------------             ----------------
Philadelphia, PA............    6,600    Leased (1/2002)             Principal administrative office
Fresno, CA..................    2,600    Leased (1/1999)             Applications laboratory
Oswego, IL..................   16,400    Leased (6/1999)             Packaging operations
Gainsborough, England.......   19,500    Leased (10/2004)            Printing facility
Runcorn, England............   17,500    Owned                       Perforating and converting facilities
Runcorn, England............    5,100    Leased (9/2007)             Perforating and converting facilities
Runcorn, England............    8,500    Leased (12/2000)            Perforating and converting facilities
Somis, CA(a)................   74,200    Leased (9/2002)             Fresh-cut corn processing facility
Worcester, MA...............    1,200    Leased (12/1998)            Food safety and microbiological
                                                                     testing laboratory and office space
Valencia, Spain.............  142,100    Owned                       Packaging operations


---------------

(a) Property is leased by Newcorn and the lease is guaranteed by the Company. Newcorn will occupy approximately 25% of the facility. The Company intends to sublease the remaining space.

     The Company also occupies additional space under agreements with third parties, primarily in connection with research and development arrangements and processing activities.

     In addition, Newcorn currently is negotiating with the proposed landlord of a food packaging, processing and warehouse facility in Darien, Wisconsin. If such lease is obtained, Newcorn expects the facility to cover approximately 39,000 square feet, at an annual rental of approximately $127,000, for a ten year term commencing no later than the beginning of May 1998. Newcorn also expects to provide the landlord with approximately one-third of the $300,000 estimated cost of required improvements to the facility. The Company expects that it will be required to guarantee any such lease and other obligations.


LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which the Company is a party or to which any of its property is subject. None of the Company's officers or directors are involved in any legal proceedings relating to the Company. To the best of the Company's knowledge, there are no proceedings being contemplated by governmental authorities.

SCIENTIFIC ADVISORY BOARD

     The Company has arrangements with professionals in the field of food science, who serve as the Company's Scientific Advisory Board. Members are chosen for their expertise in areas that are important to the development of the Company's products. The Company's advisors devote only a small portion of their time to the affairs of the Company and have commitments to, or consulting or advisory contracts with, other institutions which may conflict or compete with their obligations to the Company. Members of the Scientific Advisory Board consult with the Company to provide advice on the design and development of the Company's products. With the exception of Dr. Romig, none of the advisors is a Company employee. The Company requires each of its scientific advisors to execute a confidentiality agreement upon the commencement of his or her relationship with the Company. The agreements generally provide that all confidential information made known to the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in specified circumstances. Members of the Scientific Advisory Board receive reimbursement of travel expenses for Company business. Certain members of the Scientific Advisory Board or entities with which they are associated perform services for the Company in addition to their Scientific Advisory Board duties, for which they may be separately compensated. The Company's current Advisory Board consists of the following persons:

     Dr. Margaret M. Barth. Director, Research and Development, Redi-Cut Foods, Inc., Chicago, Illinois. Dr. Barth has conducted research on the effect of modified atmosphere packaging for the retention of vitamin and market quality characteristics of intact and fresh-cut vegetables and on novel approaches to the retention of sensory and nutritional properties of fresh-cut vegetables.

     Dr. Robert B. Beelman. Professor, Department of Food Science, The Pennsylvania State University. Dr. Beelman's principal research concentration is in pre- and post-harvest factors influencing the quality of mushrooms.

     Dr. Larry R. Beuchat. Research Professor, Center for Food Safety, University of Georgia. Dr. Beuchat has published extensively in the area of microbiology and is on the Editorial Board for Food Microbiology, the International Journal of Food Microbiology, and the Journal of Food Mycology. He is also an associate editor for the Journal of Food Science.

     Dr. Joe E. Cherry. Professor, Department of Botany and Microbiology, Auburn University. Dr. Cherry's current research focuses on plant physiology, biochemistry, and molecular biology in relation to environmental stress biology, particularly thermotolerance in plants. Dr. Cherry was the founder of Agra Research, Inc., where he developed the Company's processing aids. The Company completed the acquisition of Agra Research, Inc. in early 1993.

     Dr. William R. Romig. Vice President, Research and Development, EPL Technologies, Inc.

     Dr. Mikal E. Saltveit. Professor, Department of Vegetable Crops, University of California, Davis. Dr. Saltveit's research focus is on the physiological effects of abiotic stresses (e.g., heat, chilling, low oxygen, elevated carbon dioxide, and wounding) on plant tissue.

     Dr. Gerald Sapers. Supervisory Research Food Technologist and Lead Scientist, USDA/ERRC, Philadelphia. Dr. Sapers has expertise in various areas of food chemistry, including the inhibition of browning reactions in food systems. His research emphasis is on minimally processed juices, the preservation of sensory characteristics in fresh-cut fruits and vegetables, and microbiology of minimally processed fruits and vegetables. Dr. Sapers is the Principal Investigator on a CRADA with the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each of the directors and executive officers of the Company.


                   NAME                     AGE        POSITIONS WITH THE COMPANY AND AFFILIATES
                   ----                     ---        -----------------------------------------
Paul L. Devine............................  43    Chairman of the Board of Directors, President, Chief
                                                  Executive Officer
Bruce M. Crowell..........................  43    Vice President and Chief Financial Officer
Timothy B. Owen...........................  39    Secretary and Treasurer
Derrick W. Lyon...........................  55    Chief Executive Officer of EPL Technologies (Europe)
                                                  Limited
Dr. William R. Romig......................  52    Senior Vice President -- Science and Technology
Antony E. Kendall.........................  56    Chief Executive Officer of EPL Flexible Packaging
                                                  Ltd.
Virginia N. Finnerty......................  38    Chief Operating Officer of IPS Produce, Inc.
Jose Saenz de Santa Maria.................  40    Managing Director of Fabbri Artes Graficas Valencia
                                                  SA
Robert D. Mattei(1)(2)....................  59    Director
Ronald W. Cantwell(3).....................  54    Director
A. S. Clausi(1)(2)(4).....................  75    Director


---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

(3) Mr. Cantwell has informed the Company that he intends to resign from the Board of Directors following completion of the Offering or at such later time as his replacement has been identified and appointed. The Company is currently interviewing potential candidates for additional directors, but no particular individual has yet been identified.


(4) Appointed March 25, 1998.


     Paul L. Devine. Mr. Devine was appointed Chairman and Chief Executive Officer of the Company in March 1992. From 1989 to 1992, Mr. Devine was involved as a business consultant in the identification and targeting of acquisitions for various public companies. During this time, he also served as a director and chief executive officer of various companies, including three U.K. subsidiaries of Abbey Home Healthcare, Inc., a U.S. public health care group. Prior to this, he was the Chief Executive of Leisure Time International, plc from 1986 to 1989. He is a graduate of London University and holds Bachelors and Masters degrees in curriculum research. Throughout his business career, he has been intimately involved in the design and implementation of new product strategies, both in financial services and health/hygiene services.

     Bruce M. Crowell. Mr. Crowell joined the Company as Vice President and Chief Financial Officer in February 1998. From 1994 until 1998, Mr. Crowell served as Vice President and Chief Financial Officer, Secretary and Treasurer of Datron Inc., a privately held international aerospace company. From 1988 until 1994, Mr. Crowell was Vice President, Chief Financial Officer and Treasurer of Miltrope Group Inc., a publicly held defense electronics company. Mr. Crowell holds a BBA in Accounting from Florida Atlantic University.

     Timothy B. Owen. Mr. Owen was appointed Secretary and Treasurer in October 1996, having served as European Financial Controller of the Company since 1995. From 1992 until 1995, Mr. Owen performed financial and accounting services for the Company as an independent consultant. From 1990 to 1993, Mr. Owen served as chief financial officer and secretary of various companies, including three U.K. subsidiaries of Abbey Home Healthcare, Inc. Prior to this, from 1986 to 1990, he was a financial controller for The Foseco Group Plc, holding both corporate and operational positions. Mr. Owen qualified as a chartered accountant with Touche Ross & Co. (now Deloitte & Touche) in 1985. He is a graduate of Brunel University, and holds an Honors degree in economics.

     Derrick W. Lyon. Mr. Lyon was appointed Chief Executive Officer of EPL Technologies (Europe) Limited in September 1995. Mr. Lyon previously served as Chief Operating Officer of BPS (now EPL Flexible Packaging Ltd.) following its acquisition by the Company in September 1995 until December 1996. From 1981 to 1995, Mr. Lyon was Managing Director and a founding shareholder of BPS. Prior to this, Mr. Lyon held senior management positions within Bernard Wardle & Co., Smurfit Limited, and W.R. Grace, where he had over 25 years experience in the printing and packaging industries. He holds a degree in mechanical engineering from City University, London, and Bachelors and Masters degrees in economics from St. John's College, Cambridge.


     Dr. William R. Romig. Dr. Romig was appointed Vice President of Research and Development of the Company in September of 1994, and, as of January 1, 1998, serves as Senior Vice President of Science and Technology. From 1988 until 1994, Dr. Romig was first Senior Director of Vegetable Genetics and then Senior Director of Business Development and Director of Product Development for FreshWorld, a joint venture between DNA Plant Technology Corporation, a public company, and DuPont. Prior to 1988, he worked for General Foods Corporation (Kraft) eventually attaining the highest technical position of Principal Scientist. Dr. Romig received his B.S. in Plant Pathology from Cornell University and his Ph.D. from the University of Delaware. He has held positions of Adjunct Professor at several universities and has lectured and published in the area of fresh-cut fruits and vegetables. Dr. Romig is also Chairman of the Company's Scientific Advisory Board.


     Antony E. Kendall. Mr. Kendall joined the Company in August 1996 as chief executive of BPS (now EPL Flexible Packaging Ltd.). From 1970 to 1996, Mr. Kendall worked for the UCB group of companies in various senior management positions. Most recently he was Managing Director of UCB Flexible Ltd., responsible for marketing its specialty packaging products in the U.K. and for Pepsico European contracts. He holds a B.S. degree in Mechanical Engineering from the University of London.



     Virginia N. Finnerty. Ms. Finnerty has served as Chief Operating Officer of IPS Produce, Inc., the subsidiary through which the Company conducts its activities related to fresh-cut potatoes, since June 1997. From June 1994 to June 1997, Ms. Finnerty served as the Company's Director of Business Development. From February 1994 to June 1994, Ms. Finnerty worked in sales and marketing development for the Greater Philadelphia Chamber of Commerce. From 1990 to 1993, Ms. Finnerty served as a sales and marketing manager for Osterman Foods. Ms. Finnerty holds a BFA and an Education Certification from Temple University and an MBA in marketing from St. Joseph's University.


     Jose Saenz de Santa Maria. Mr. Saenz has served as Managing Director of Fabbri since its acquisition by the Company in December 1997. Mr. Saenz joined the Company in July 1997 as an independent consultant, and was responsible for conducting the Company's on-site due diligence with respect to the Fabbri Acquisition. From January 1994 to July 1997 Mr. Saenz served as Managing Director of AMCOR Flexibles Espano. Prior to this, Mr. Saenz served as a senior executive of Ramondine, Inc., a specialty packaging company, from August 1987 to December 1993. He is a law graduate of the University of Madrid and holds Masters degrees in Commercial Management and Marketing from CESEM Business School (Madrid).

     Robert D. Mattei. Mr. Mattei is an investor and entrepreneur. Mr. Mattei has been self-employed in various aspects of the food service industry for more than 20 years. As a restaurateur, Mr. Mattei has developed, operated and sold many successful operations. Mr. Mattei currently owns three restaurants, and acts as an industry consultant primarily involved in the development of restaurant concepts. Mr. Mattei has been a member of the Board of Directors of the Company since February 1988 and was Secretary of the Company from February 1988 to March 1993.


     Ronald W. Cantwell. Mr. Cantwell currently serves as President of Trilon and has done so since its inception in June 1995. Mr. Cantwell also serves as President of VC Holdings, Inc., the sole manager of Trilon. Mr. Cantwell has also served as President of The Catalyst Group, Inc. since 1992, where he has executed a variety of merchant banking activities and developed and directed the strategic plan for a diverse mix of utility assets. In addition, he was involved in advising numerous mergers, acquisitions and restructuring matters for The Edper Group, the principal investor in The Catalyst Group. Prior to joining The Catalyst Group, Mr. Cantwell spent nineteen years in the practice of public accounting, most recently with Ernst &

Young, where he was a tax partner and headed the Dallas-based Mergers and Acquisitions practice. Mr. Cantwell has been a director of the Company since May 1997.



     A. S. Clausi. Mr. Clausi was elected to the Board of Directors in March 1998. For more than five years, Mr. Clausi has served as a consultant and adviser to the food industry. He was Senior Vice President and Chief Research Officer of General Foods Corporation worldwide, prior to his retirement. Mr. Clausi is a past President of the Institute of Food Technologists (IFT), past Chairman of the IFT Foundation and past Chairman of the Food Safety Council. He has a chemistry degree from Booklyn College and has done graduate work at Stevens Institute of Technology. Mr. Clausi is the holder of 13 patents, has authored chapters in food technology texts and has delivered numerous papers on various aspects of the management of food science and technology. Mr. Clausi is currently a director of Opta Food Ingredients, Inc. and also serves as a member of the Technical Advisory Board of Goodman Fielder, Ltd. He served on the Technical Advisory Board of Martek Biosciences, Inc. from 1990 to 1997. Mr. Clausi serves as a director and a member of Technical Advisory Boards of a number of private companies, as well.


     The Company is currently interviewing potential candidates to fill the seat to be vacated by Mr. Cantwell upon completion of the Offering or at such later time as his replacement has been appointed. No one has yet been appointed.

EXECUTIVE COMPENSATION

     The following table sets forth the aggregate cash compensation paid by the Company for the year ended December 31, 1997 for services rendered in all capacities to the Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers").

                                       ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                             ---------------------------------------   ----------------------------------------------
                                                                              AWARDS                  PAYOUTS
                                                                       ---------------------   ----------------------
                                                                       RESTRICTED
                                                           OTHER         STOCK      OPTIONS/    LTIP      ALL OTHER
                                    SALARY     BONUS    COMPENSATION    AWARD(S)      SARS     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)       ($)         ($)           ($)         (#)        ($)         ($)
---------------------------  ----   -------   -------   ------------   ----------   --------   -------   ------------
Paul L. Devine............   1997   275,000   225,000                         0     100,000          0           0
  Chairman, President        1996   225,000   210,978           0             0     250,000          0           0
  and Chief Executive        1995    56,250   100,000     120,000             0     100,000          0           0
  Officer
Derrick W. Lyon...........   1997         0         0     148,500(1)          0           0          0           0
  CEO -- EPL                 1996         0         0     184,000(1)          0      50,000          0           0
  Technologies               1995         0         0      36,000(1)          0      50,000          0           0
  (Europe) Ltd
Antony Kendall............   1997   125,470     8,200      13,089(2)          0      25,000          0           0
  Chief Executive            1996    47,839         0       2,470(2)          0      50,000          0           0
  EPL Flexible               1995         0         0           0             0           0          0           0
  Packaging Ltd
Timothy B. Owen...........   1997   105,000    40,000           0             0      50,000          0           0
  Secretary and              1996    90,000         0           0             0      57,500          0           0
  Treasurer                  1995    60,000         0      30,000             0      62,500          0           0
William R. Romig..........   1997   105,750    14,075       1,634             0      75,000          0           0
  Vice President,            1996    94,089     5,000           0             0      87,500          0           0
  Research &                 1995    85,000         0           0             0      17,500          0           0
  Development

---------------
(1) includes payments made to DWL Associates Limited, an entity controlled by Mr. Lyon, for the provision of consulting and advisory services. Amounts assume an exchange rate in 1995/6 of L1:$1.60 and L1:$1.65 in 1997.

(2) assumes an exchange rate of L1:$1.65.

COMPENSATION OF DIRECTORS

     With the exception of Mr. Devine in his capacity as an officer of the Company, no cash compensation was paid to any director of the Company during the year ended December 31, 1997. In May 1997, in accordance with the terms of the Company's 1994 Stock Incentive Plan, Robert D. Mattei and former director Dr. Rainer G. Bichlbauer were each granted an option to acquire 7,500 shares of Common Stock at an exercise price of

$10.50 per share, for their services as members of the audit and compensation committees. Also pursuant to the 1994 Stock Incentive Plan, Mr. William Hopke, also a former director, served for part of fiscal 1996 and was granted an option to acquire 5,000 shares of Common Stock at an exercise price of $10.50 per share for his services as a member of such committees. These options are exercisable for five-year terms and have exercise prices equal to the fair market value of such shares on the date of grant.

EMPLOYMENT AND CONSULTING CONTRACTS

     Mr. Devine and the Company are parties to an employment agreement dated as of January 1, 1997 which provides that Mr. Devine is to serve as the Company's Chairman of the Board, President and Chief Executive Officer. The agreement provides for a rolling three year term. The Agreement provides for a base salary to be fixed by the Board which, as of January 1, 1997, was $275,000 per year. Pursuant to the agreement the Company will maintain life insurance on Mr. Devine's life with a face amount equal to at least $1,000,000, for which Mr. Devine may designate a beneficiary. Under the agreement Mr. Devine also will be entitled to receive a retirement benefit if he remains continuously employed (as defined) by the Company until age fifty. Generally, if Mr. Devine retires at age 65, the retirement benefit to be received annually will be equal to 50% of his average annual base salary and bonus during the final three years of his employment (less benefits from any other defined benefit pension plan of the Company). The percentage of Mr. Devine's average annual base salary and bonus will be reduced or increased by 6% for each year by which Mr. Devine elects to have such retirement benefit commence earlier or later than his 65th birthday. The agreement also provides that Mr. Devine is entitled to participate in all benefit plans and arrangements of the Company and may also receive bonuses, if any, as determined by the Board of Directors. In the past, the Board has made such bonus awards upon the achievement of various goals by Mr. Devine, including the completion of various financings, acquisitions and other transactions. The agreement also provides certain disability and death benefits to Mr. Devine, as well as severance payments approximately equal to Mr. Devine's average salary and bonus for the previous three years, to continue for three years if Mr. Devine is terminated under certain conditions. Additionally, Mr. Devine is entitled to receive a payment of slightly less than three times his "base amount" (as defined in the Internal Revenue Code of 1986) in the event of a "change of control" of the Company (as defined in the agreement). This agreement also contains certain customary provisions regarding confidentiality and non-competition.


     Through its subsidiary EPL Europe, the Company entered into a Consulting Agreement with DWL Associates Ltd., an entity controlled by Mr. Lyon, for the provision of consulting and advisory services. The agreement, which was signed as part of the acquisition by the Company of BPS (now known as EPL Flexible Packaging Limited ("EPL Flexible")) in September 1995, had an original term of two years, expiring September 14, 1997. Under its terms, however, the agreement continues in effect until terminated by either party serving six months notice. In March 1998, on behalf of DWL Associates Ltd., Mr. Lyon notified the Company of DWL Associates Ltd.'s intention to terminate the agreement six months thereafter. Annual fees of L90,000 ($149,000 at an exchange rate of L1: $1.65) are payable under this agreement, plus the reimbursement of directly incurred expenses. In addition, under the terms of another agreement signed as part of the acquisition of BPS, the Company's ability to use in the U.S. certain slit perforating technology and gas perforating technology not previously assigned to BPS under arrangements between BPS, Mr. Lyon and others in or about 1983 (collectively, the "Prior Technology"), is limited until Mr. Lyon, the principal former shareholder of BPS, owns or rejects the offer of 49% of the share capital (on terms and conditions yet to be finalized) of any Company subsidiary that the Company proposes will use the Prior Technology in activities in the U.S.


     The Company, through EPL Flexible, entered into an employment agreement with Mr. Kendall commencing on August 1, 1996, which provides that Mr. Kendall is to serve as Chief Executive of EPL Flexible. The agreement originally provided for an annual salary of L70,000 ($115,000 at an exchange rate of L1:$1.65), which salary is reviewable on January 1 annually and has been increased to L83,000 ($137,000 at an exchange rate of L1:$1.65) as of July 1, 1997, together with customary benefits, such as vacation, the provision of an automobile, healthcare coverage and contributions into a defined contribution pension scheme. A bonus is also payable upon the achievement of certain performance targets, as agreed on an annual basis. After the first twelve months, the contract may be terminated by either side upon six months' notice. The agreement also contains certain customary provisions regarding confidentiality and non-competition. The Company currently is considering further amending the employment agreement with Mr. Kendall to provide that Mr. Kendall will receive a payment equal to twice his annual salary if a change of control (to be defined) of the Company's U.K. packaging businesses occurs.


     The Company entered into an employment agreement with Dr. Romig effective September 1, 1994, which provides for a twelve month term, with annual renewal terms. Effective January 1, 1998, the Company entered into a new agreement with Dr. Romig, which runs for an initial term of two years, with annual renewal terms thereafter. Either party may terminate the contract upon six months' notice. The initial annual salary is $120,000, with a bonus of up to 25% of the salary based upon the achievement of agreed-upon objectives. In addition to the customary provisions on vacation and healthcare coverage, the agreement also provides that, in the event of a termination of employment by either party due to a change in control (as defined in the agreement), Dr. Romig would receive a total payment equal to twice his annual salary plus a bonus equal to his average bonus earned over the previous twelve months. The agreement also contains certain customary provisions regarding confidentiality and non-competition.


     The Company entered into an employment agreement with Mr. Crowell dated February 18, 1998, under which Mr. Crowell will serve as Vice President and Chief Financial Officer. The contract has an initial term of two years with annual renewal terms thereafter. Either party may terminate the agreement upon four weeks notice. If the Company terminates Mr. Crowell's employment without cause, or the initial or any renewal term expires without being renewed, Mr. Crowell will receive an amount, paid in monthly installments, equal to his annual base salary and bonus (if any) earned in the previous twelve months. The initial annual salary is $180,000, with a bonus of up to 35% of the salary based upon the achievement of agreed-upon objectives. In addition to customary provisions on vacation and healthcare coverage, the agreement also provides for relocation expenses. The agreement further provides that, in the event of a termination of employment by either party due to a change in control (as defined in the agreement), Mr. Crowell would receive a total payment equal to twice his annual salary plus a bonus equal to his average bonus earned over the previous twelve months. The agreement also contains certain customary provisions regarding confidentiality and non-competition. Mr. Crowell was also awarded options to purchase 100,000 shares of Common Stock, which vested on the date of grant.


1994 STOCK INCENTIVE PLAN


     The Company's 1994 Stock Incentive Plan was adopted by the shareholders on July 21, 1994, and modified by the shareholders to increase the shares issuable thereunder and to make certain other changes on July 22, 1996, and again on July 21, 1997. The Plan is intended as an additional incentive to employees, certain consultants or advisors and non-employee members of the Board of Directors to enter into or remain in the employ of the Company or to serve on the Board of Directors by providing them with an additional opportunity to increase their proprietary interest in the Company and to align their interests with those of the Company's shareholders generally through the receipt of options to purchase Common Stock and has been structured to comply with the applicable provisions of
Section 16(b) of the Securities Exchange Act of 1934, as amended, and Rule 16b-3 thereunder. The Plan provides for the grant of incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended, and non-qualified stock options and the award of shares of Common Stock. The particular terms of each option grant or stock award are set forth in a separate agreement between the Company and the optionee or award recipient. The Plan is administered by the 1994 Stock Incentive Plan Administration Committee appointed by the Board of Directors, which is currently comprised of Robert D. Mattei and A. S. Clausi. The committee has the discretion to determine the number of shares subject to each award, and other applicable terms and conditions, including a grant's vesting schedule. The term of an option may not be more than five years from the grant date. Options granted under the Plan generally terminate three months after an optionee ceases to be employed by the Company (twelve months in the case of death or disability). The Plan provides that no option may be granted under it after May 4, 1999.

     The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1997 to Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                         INDIVIDUAL GRANTS
                               -------------------------------------                 POTENTIAL REALIZABLE VALUE AT
                                                % OF                                    ASSUMED ANNUAL RATES OF
                                 SHARES     TOTAL OPTIONS                             STOCK PRICE APPRECIATION FOR
                               UNDERLYING    GRANTED TO                                 OPTION TERM (5 YEARS)(1)
                                OPTIONS     EMPLOYEES IN    EXERCISE   EXPIRATION    ------------------------------
            NAME                GRANTED      FISCAL YEAR     PRICE        DATE        0%        5%           10%
            ----               ----------   -------------   --------   -----------   ----    ---------    ---------
Paul L. Devine...............   100,000         19.2%        $14.00     11/14/2002     0     $386,794     $854,714
Derrick W. Lyon..............         0            0              0            N/A   N/A          N/A          N/A
Antony Kendall...............    25,000          4.8          14.00     11/14/2002     0       96,699      213,679
Timothy B. Owen..............    50,000          9.6          14.00     11/14/2002     0      193,397      427,357
William R. Romig.............    75,000         14.4          14.00     11/14/2002     0      290,096      641,036


---------------
(1) The dollar amounts under these columns are the result of calculations at 0%, 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation of the price of the Common Stock.

     The following table sets forth certain information concerning exercises of stock options during the year ended December 31, 1997 and the value of unexercised stock options at December 31, 1997 for Named Executive Officers.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION VALUES(1)


                                                            NUMBER OF SHARES
                                                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                               OPTIONS AT               IN-THE-MONEY OPTIONS AT
                           SHARES                          DECEMBER 31, 1997              DECEMBER 31, 1997(1)
                          ACQUIRED        VALUE       ----------------------------    ----------------------------
         NAME            ON EXERCISE     REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----            -----------    ----------    -----------    -------------    -----------    -------------
Paul L. Devine.........    200,000(1)   $2,212,500(1)   400,000               0       $1,462,500               0
Derrick W. Lyon........          0               0      100,000               0          618,750               0
Antony Kendall.........          0               0       75,000               0          109,375               0
Timothy B. Owen........      5,000(1)       60,625(1)   170,000               0          669,375               0
William R. Romig.......          0               0      180,000               0          468,751               0


---------------
(1) None of the shares underlying the exercised options has been sold as at December 31, 1997.

(2) At December 31, 1997, the split-adjusted closing price of a share of Common Stock on the Nasdaq SmallCap Market was $12.25.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee during fiscal 1997 were Mr. Mattei, who served for the entire year, and Mr. Cantwell, who was elected to the committee in May 1997. Neither Mr. Mattei nor Mr. Cantwell were officers of the Company during such period. Except as disclosed under "Certain Transactions," neither of the members of the Compensation Committee nor any of their affiliates entered into any transactions with the Company during 1997.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 13, 1998, and as adjusted to reflect the sale of the Common Stock offered hereby by: (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table, (iv) all executive officers and directors of the Company as a group, and (v) the Selling Shareholder. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                        SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                          OWNED PRIOR TO                             OWNED AFTER
                                          THE OFFERING(1)         NUMBER OF          THE OFFERING
                                       ---------------------    SHARES BEING     --------------------
      NAME OF BENEFICIAL OWNER          NUMBER       PERCENT       OFFERED        NUMBER      PERCENT
      ------------------------         ---------     -------    -------------    ---------    -------
Trilon Dominion Partners, L.L.C......  2,690,903(2)    25.8%      2,690,903             --        --
Lancer Partners, L.P. ...............  1,788,505(3)    19.6              --      1,788,505      15.9%
Norwich Union Investment Management
  Limited............................    481,250(4)     5.3              --        481,250       4.3
Paul L. Devine.......................    770,416(5)     8.0              --        770,416       6.6
Robert D. Mattei.....................    214,482(6)     2.3              --        214,482       1.9
Ronald W. Cantwell...................  2,690,903(7)    25.8              --             --        --
Derrick W. Lyon......................    100,000(8)     1.1              --        100,000      *
Dr. William R. Romig.................    180,000(8)     1.9              --        180,000       1.6
Timothy B. Owen......................    187,500(9)     2.0              --        187,500       1.6
Antony E. Kendall....................     75,000(8)       *              --         75,000      *
Directors and executive officers as a
  group (11 persons).................  4,549,552(10)   38.7       2,690,903      1,858,649      14.8

---------------
  *  Less than one percent.

 (1) Unissued shares of Common Stock of each owner subject to currently exercisable options or other rights to acquire securities exercisable within 60 days of the date hereof are included in the totals listed and are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. The effect of this calculation is to increase the stated total ownership percentage currently controlled. Information in the table is based solely upon information contained in filings with the Securities and Exchange Commission, pursuant to sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, and the records of the Company.

 (2) Includes 1,288,666 shares of Common Stock that may be acquired by converting 1,933,000 shares of Series A Preferred Stock into shares of Common Stock. Trilon Dominion Partners, L.L.C. beneficially owns 93.2% of the Company's outstanding Series A Preferred Stock. The address for Trilon Dominion Partners, L.L.C. is 245 Park Avenue, Suite 2820, New York, NY 10017.

 (3) Includes shares of Common Stock held by funds other than Lancer Partners, L.P., but which are commonly managed in a group that includes Lancer Partners, L.P. The address for Lancer Partners, L.P. is 375 Park Avenue, Suite 2006, New York, NY 10017.

 (4) Includes 31,250 shares of Common Stock issuable upon exercise of warrants. The address for Norwich Union Investment Management Limited is Sentinel House, 37 Surrey Street, Norwich NR13UZ U.K.

 (5) Includes 440,000 shares of Common Stock that may be acquired by (i) converting 50,000 shares of A Preferred Stock into 33,333 shares of Common Stock, (ii) exercising options to acquire 400,000 shares of Common Stock and (iii) exercising warrants to acquire 6,666 shares of Common Stock. Mr. Devine beneficially owns 2.4% of the Series A Preferred Stock. The address for Mr. Devine is c/o the Company, 2 International Plaza, Suite 245, Philadelphia, PA 19113-1507.

 (6) Includes 47,500 shares of Common Stock that may be acquired by exercising options to acquire 47,500 shares of Common Stock and 10,000 shares of Common Stock owned by Mr. Mattei's wife, as to which he disclaims beneficial ownership.

 (7) Mr. Cantwell may be considered to be an indirect beneficial owner of such shares of Common Stock by virtue of his ownership of all of the voting stock of VC Holdings, the sole manager of Trilon Dominion Partners, L.L.C. ("Trilon") and owner of 100% of the voting interest in Trilon. The only other member of Trilon is Dominion Capital, Inc., a Virginia Corporation ("Dominion Capital"), which holds a non-voting membership interest in Trilon. Dominion Capital is a wholly owned subsidiary of Dominion Resources, Inc., a Virginia corporation ("Dominion Resources"). Both Dominion Capital and Dominion Resources may be considered to be indirect beneficial owners of such shares of Common Stock of the Company. However, both entities disclaim any indirect beneficial ownership of such shares.

 (8) Amount shown represents shares of Common Stock issuable upon exercise of options.

 (9) Includes 170,000 shares of Common Stock that may be acquired by exercising options.

(10) Includes 2,631,166 shares of Common Stock that may be acquired by (i) converting 1,983,000 shares of A Preferred Stock into 1,322,000 shares of Common Stock, (ii) exercising options to acquire 1,302,500 shares of Common Stock and (iii) exercising warrants to acquire 6,666 shares of Common Stock.

RELATIONSHIPS BETWEEN THE COMPANY AND THE SELLING SHAREHOLDER


     The Company had a revolving line of credit under an agreement originally obtained from Dominion Capital, Inc. ("Dominion"), a related party of the Selling Shareholder, which was to have expired on March 21, 1998, bearing interest at prime plus 2.5%. In July 1995, Dominion transferred its interest in this line of credit to the Selling Shareholder. On October 2, 1995, the Selling Shareholder agreed to convert the outstanding principal amount of $4,050,000 under the line of credit into 1,012,500 shares of Common Stock and Warrants to purchase 50,000 shares of Common Stock for $4.00 per share. The Company also issued 81,306 shares of Common Stock in settlements of accrued interest under this facility of $310,164, and 23,250 shares of Common Stock in settlement of commitment fees.



     Effective October 21, 1997, the Company completed a revolving line of credit agreement with the Selling Shareholder (the "Trilon Line"). In connection with obtaining the Trilon Line, Company paid the Selling Shareholder a total transaction fee of $100,000. Under the Trilon Line, the Selling Shareholder made available to the Company $2.1 million for working capital purposes. Any amounts drawn were secured by, among other things, a blanket lien on the assets of the Company's wholly-owned U.S. subsidiaries and on the assets of the Company itself. Interest was at the "prime rate" (as published in the Wall Street Journal) plus 4% and payable quarterly in arrears. Part of the proceeds of the Series D Placement was used to repay the Trilon Line on November 12, 1997, whereupon the Company instructed the Selling Shareholder to cancel the Trilon Line and to file appropriate releases of all collateral securing the Trilon Line. The Trilon Line therefore is no longer available for drawings.


     Trilon's investment in the Company constitutes a substantial portion of Trilon's overall investment portfolio and as such, Mr. Cantwell, by virtue of his share ownership in VC Holdings, may be deemed to have a significant economic interest in the proposed Offering. The Company and Trilon have agreed that the expenses of the Offering will be apportioned to and paid by Trilon in the same proportion as the gross proceeds of the Offering received by Trilon bears to the aggregate gross proceeds of the Offering. The Company and Trilon also have agreed to indemnify each other from certain liabilities in connection with the Offering, including liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company is authorized to issue 50,000,000 shares of Common Stock, 3,250,000 shares of Series A Preferred Stock, and 4,000,000 shares of preferred stock, par value $0.01 per share ("Board Designated Preferred Stock"), of which 3,843,056 shares remain undesignated. All outstanding shares of Common Stock issued are fully paid and nonassessable. As of December 31, 1997, the Company had 9,047,983 shares of Common Stock outstanding. All of the Series A Preferred Stock has been issued and 2,073,000 shares remain outstanding (including the 1,933,000 shares of Series A Preferred Stock that are to be converted by the Selling Shareholder as part of this Offering). The Board designated and issued 531,915 shares of Board Designated Preferred Stock as Series B Preferred Stock in July 1996. These shares were converted into shares of Common Stock in August 1997. In May 1997, the Board designated and issued 144,444 shares of Board Designated Preferred Stock as Series C Preferred Stock. These shares were converted into shares of Common Stock on March 6, 1998. In November 1997, the Board designated and issued 12,500 shares of Board Designated Preferred Stock as Series D Preferred Stock, and as of April 17, 1998, all such shares of Series D Preferred Stock were outstanding. As of December 31, 1997, assuming exercise of all outstanding options and warrants to purchase Common Stock and conversion of all outstanding Preferred Stock, there would have been 13,872,095 shares of Common Stock outstanding.


     The following is a summary description of the Company's capital stock and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), and the Company's Amended and Restated Bylaws, as amended (the "Bylaws"), which are exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote per share owned of record on all matters submitted to the vote of shareholders. The holders of a majority of the outstanding shares entitled to vote constitute a quorum for the taking of corporate action by shareholders. There are no cumulative voting rights. Except on matters for which a higher vote is required by law, the vote of the holders of a majority of the outstanding shares present or represented and entitled to vote is required. Subject to preferences of the Preferred Stock, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor and will be entitled, after payment of all prior claims, to receive, on a pro rata basis, all assets of the Company upon liquidation, dissolution or winding up of the Company. The Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of Common Stock have no preemptive right to maintain their respective percentage of ownership in future offers and sales of stock by the Company. The rights, preferences and privileges of holders of Common Stock are subject to the rights, preferences and privileges of the Preferred Stock.


     The Common Stock currently is included on the Nasdaq SmallCap Market under the symbol EPTG. An application has been made to include the Common Stock on the Nasdaq National Market under the same symbol.


SERIES A PREFERRED STOCK

     Holders of the Series A Preferred Stock are entitled to dividends at the rate of 10% of par value ($1.00 per share) per annum. At the option of the Company, dividends may be paid either in cash or in Common Stock. If dividends are paid in Common Stock, the Common Stock will be valued at the conversion price of $1.50 per share (subject to adjustment for stock splits, stock dividends, the effect of mergers and the like). If dividends are not paid, the right to receive unpaid dividends will accumulate, but without interest. No dividends may be paid on the Common Stock at a time when payment of dividends on the Series A Preferred Stock is in arrears. As of December 31, 1997, accumulated dividends on the Series A Preferred Stock were $1,334,000. At the election of a holder of Series A Preferred Stock, each share of Series A Preferred Stock may be converted into that number of shares of Common Stock determined by dividing $1.00 by the conversion price of $1.50 per share (subject to adjustment for stock splits, stock dividends, the effect of mergers and the like). Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock are convertible. Except when voting by class or series is required by law or the Articles of Incorporation, holders of the Series A Preferred Stock are entitled to vote together with the holders of the Common Stock as a single class. In the event of the liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to its shareholders at the rate of $1.00 per share (subject to adjustment for stock splits, stock dividends, the effect of mergers and the like). This payment to the holders of Series A Preferred Stock shall be made in full by the Company prior to any payment being made to the holders of Common Stock. With respect to dividends, the Series A Preferred Stock ranks pari passu with the Series B and Series C Preferred Stock and with respect to liquidation, ranks pari passu with the Series B, Series C and Series D Preferred Stock.


SERIES B PREFERRED STOCK


     In August 1997, the holders of all 531,915 shares of Series B Preferred Stock converted their shares into 265,958 shares of Common Stock, at which time dividends ceased to accumulate. As of the date on which such stock was converted, accumulated dividends on the Series B Preferred Stock were $270,000. Accrued but unpaid dividends do not bear interest and may, at the Company's option, be paid in cash or in Common Stock at a stated conversion price of $9.40 per share (subject to adjustment for stock splits, stock dividends, the effect of mergers and the like). No dividends may be paid, declared or set apart for payment on the Common Stock until all accumulated dividends on the Series B Preferred Stock have been paid, or declared and set apart for payment. With respect to dividends, the Series B Preferred Stock ranks pari passu with the Series A and Series C Preferred Stock and with respect to liquidation, ranks pari passu with the Series A, Series C and Series D Preferred Stock.


SERIES C PREFERRED STOCK


     On March 6, 1998, the holders of all 144,444 shares of Series C Preferred Stock converted their shares into 72,222 shares of Common Stock, at which time dividends ceased to accumulate. As of the date on which such stock was converted, accumulated dividends on the Series C Preferred Stock were $49,417. Accrued but unpaid dividends do not bear interest and may, at the Company's option, be paid in cash or in Common Stock at a stated conversion price of $9.00 per share (subject to adjustment for stock splits, stock dividends, the effect of mergers and the like). No dividends may be paid, declared or set apart for payment on the Common Stock until all accumulated dividends on the Series C Preferred Stock have been paid, or declared and set apart for payment. With respect to dividends, the Series C Preferred Stock ranks pari passu with the Series A and Series B Preferred Stock and with respect to liquidation, ranks pari passu with the Series A, Series B and Series D Preferred Stock.


SERIES D PREFERRED STOCK

     Holders of the Series D Preferred Stock, which has a stated value of $1,000 per share (the "Stated Value"), are not entitled to any dividends. So long as any shares of Series D Preferred Stock remain outstanding, the Company may not
(i) declare or pay any dividend upon, (ii) make any distribution upon, or (iii) purchase or redeem, any shares of Common Stock without the approval of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, voting together as a class.


     At the option of each holder, each share of the Series D Preferred Stock is convertible, subject to certain limitations, into such number of shares of Common Stock as is determined by dividing the sum of (i) the Stated Value and
(ii) a premium equal to 4% of the Stated Value per annum accruing from the date of issuance, by the "Conversion Price" then in effect (generally, the lesser of (x) 94% of the lowest five-day average closing bid price per share of Common Stock during a specified period of time and (y) $11.63, subject to adjustment), subject to certain limitations and exceptions; provided, however, that no holder of shares of Series D Preferred Stock may convert any such shares during the 180-day period following the issuance thereof, and may thereafter convert only a percentage of such shares prior to the 271st day after such issuance, subject to certain exceptions. At the option of the holder of shares of Series D Preferred Stock, such shares are redeemable upon the occurrence of certain events, including defaults under certain agreements relating to the Series D Preferred Stock and the failure to maintain the listing of the Common Stock on certain stock exchanges. The Series D Preferred Stock is redeemable immediately upon the occurrence of other events, including (i) an assignment by the Company for the benefit of creditors or the filing of an application for or the appointment of a receiver or trustee for its business or property, (ii) the institution of bankruptcy or similar proceedings, or (iii) the failure to obtain the requisite approval of the Corporation's shareholders if required by Nasdaq in connection with the issuance of shares of Common Stock upon the conversion of the Series D Preferred Stock, or the waiver by Nasdaq of such requirement.


     The holders of the Series D Preferred Stock have limited voting rights. To the extent holders of the Series D Preferred Stock are entitled by law to vote on a matter with holders of Common Stock, voting together as one class, each share of Series D Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible. So long as any shares of Series D Preferred Stock are outstanding, the Company cannot take the following actions without first obtaining the approval of the holders of at least two-thirds of the then outstanding shares of the Series D Preferred Stock:
(i) altering or changing the rights, preferences or privileges of the Series D Preferred Stock or any other securities of the Company as to affect adversely the Series D Preferred Stock ("Change of Rights"); (ii) creating any new class or series of capital stock having a preference over the Series D Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company; (iii) creating any new class or series of capital stock ranking pari passu with the Series D Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company; (iv) increasing the authorized number of shares of Series D Preferred Stock, or any other shares of capital stock that rank senior to or pari passu with the Series D Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company; or (v) taking any action not authorized or contemplated by the Series D Certificate that would result in taxation of the holders of shares of Series D Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended. In the event holders approve a Change of Rights by at least a two-thirds vote, any dissenting holder of Series D Preferred Stock shall have the right for a period of thirty (30) days to convert its shares to Common Stock pursuant to the Series D Certificate.



     In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series D Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount equal to 115% of the Liquidation Preference (as defined below) with respect to each outstanding share of Series D Preferred Stock. The "Liquidation Preference" shall mean an amount equal to the sum of (a) the stated value of the Series D Preferred Stock, plus (b) an amount equal to 4% per annum of such stated value for the period beginning on the date of issuance of such share and ending on the date of final distribution to the holder thereof, pro rated for any portion of such period. If, upon liquidation, dissolution or winding up of the Company, the assets and funds available for distribution among the holders of Series D Preferred Stock and holders of pari passu securities are insufficient to permit payment to all such holders of all preferential amounts, the Company's assets or funds shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each share of Series D Preferred Stock bears to the aggregate liquidation preference payable on all such shares. The (i) disposition of substantially all the assets of the Company, (ii) effectuation of a transaction or series of related transactions (other than an underwritten public offering) in which more than 50% of the voting power of the Company is disposed of or (iii) consolidation, merger or other business combination of the Company with or into any other entity when the Company is not the survivor, shall, at the option of any holder of Series D Preferred Stock, either (a) be deemed a liquidation, dissolution or winding up of the Company, pursuant to which the Company will be required to distribute upon consummation of the transaction an amount equal to 115% of the Liquidation Preference with respect to each share of Series D Preferred Stock, or (b) be treated, in accordance with the Series D Certificate, as an adjustment to the conversion price by which shares of Series D Preferred Stock may be converted into Common Stock.



     In addition, in connection with the issuance of the Series D Preferred Stock, the Company issued warrants to purchase 201,614 shares of Common Stock exercisable at $20.16 at any time until November 6, 2002. As to liquidation, the Series D Preferred Stock ranks pari passu with the Series A, Series B and Series C Preferred Stock.

BOARD DESIGNATED PREFERRED STOCK

     The Board of Directors currently has the authority to issue up to 3,843,056 additional shares of Board Designated Preferred Stock, in one or more classes or series with full, limited, multiple, fractional or no voting rights and with such designation, preferences, qualification, privileges, limitations, restrictions, options, conversion rights or other special or relative rights, without any further vote by shareholders, except for and subject to, in each case, the limitations and provisions of the Colorado Business Corporation Act.

REGISTRATION RIGHTS

     The holders of a total of approximately 207,750 shares of Common Stock either issued in the acquisition of CMC, or purchased during the period in which the private placement of the Series C Preferred Stock was pending and consummated (the "1997 Common Sale Shares"), and all of the Preferred Stock convertible into shares of Common Stock are entitled to certain rights with respect to the registration under the Securities Act of such shares of Common Stock.

     Series A Preferred Stock. Under registration rights agreements concluded in connection with the issuance of the Series A Preferred Stock, at any time after the conversion of Series A Preferred Stock into shares of Common Stock, a holder of such shares of Common Stock may require the Company to file with the SEC a registration statement on Form S-3 or such other registration statement for which the Company may then be eligible and appropriate amendments, if any, to such registration statement necessary to cause such registration statement to become effective and to register such holder's shares of Common Stock under the Securities Act. On October 11, 1996, the Company filed a registration statement on Form S-3 with the SEC (declared effective by the SEC on November 12, 1996) (the "1996 Form S-3") registering, among other shares, all 1,586,666 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock. The Selling Shareholder owns Series A Preferred Stock convertible into 1,288,666 shares of Common Stock, which are proposed to be sold in this Offering, and are also covered by the 1996 Form S-3. Upon completion of the Offering, the Selling Shareholder will no longer hold any shares carrying registration rights and 140,000 shares of Series A Preferred Stock convertible into 93,333 shares of Common Stock will remain outstanding.


     Series B Preferred Stock. Upon written request of the holders representing not less than 51% of the shares of Common Stock registerable upon conversion of the Series B Preferred Stock, given at any time after conversion, the Company is required to prepare and file with the SEC a registration statement on Form S-3 or such other registration statement for which the Company may then be eligible and appropriate amendments, if any, to the registration statement necessary to cause such registration statement to become effective and to register such shares of Common Stock under the Securities Act. During the three months ended September 30, 1997, the holders of all 531,915 shares of Series B Preferred Stock elected to fully exercise their right to convert such shares into 265,957 shares of Common Stock. The registration rights associated with such shares of Common Stock expire on July 11, 1999. The 1996 Form S-3 registered, among other shares, all 265,957 shares of Common Stock issued upon conversion of the outstanding shares of Series B Preferred Stock.


     Series C Preferred Stock. On no more than three occasions after conversion, the holders representing not less than 51% of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock into Common Stock, may require the Company to prepare and file with the SEC a registration statement on Form S-3 or such other registration statement for which the Company may then be eligible and appropriate amendments, if any, to cause such registration statement to become effective and to register such shares of Common Stock under the Securities Act. A holder's registration right terminates upon written agreement between the Company and the holder of the Series C Preferred Stock. On December 12, 1997, the Company obtained such an agreement and filed a registration statement on Form S-3 (the "1997 Form S-3") with the SEC (declared effective by the SEC on February 17, 1998) registering, among other shares, the 1997 Common Sale Shares and all 72,222 shares of Common Stock issued upon conversion of the outstanding shares of Series C Preferred Stock.

     Series D Preferred Stock. On December 12, 1997, in accordance with the terms of a registration rights agreement by and among the Company and the initial purchasers of the Series D Preferred Stock and related warrants, the Company filed the 1997 Form S-3 with the SEC registering, among other shares, up to 1,500,000 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Preferred Stock and 201,614 shares of Common Stock issuable upon the exercise of the related warrants. However, in the nine months following November 11, 1997, there are restrictions on the ability of the holders to convert the Series D Preferred Stock into shares of Common Stock and, thus, restrictions on their ability to sell such shares of Common Stock, subject to certain exceptions. Starting May 11, 1998, the holders of the Series D Preferred Stock have the right to convert 25% of the Series D Preferred Stock into shares of Common Stock and for each 30-day period thereafter may convert an additional 25%. The maximum number of shares into which the Series D Preferred Stock is convertible (calculated on April 17, 1998 in accordance with the provisions of the Series D Preferred Stock) would be 1,161,273.


     Furthermore, in the event that the Company fails to maintain effectiveness of such registration statement during the Registration Period (as hereinafter defined), the holders of the Series D Preferred Stock and related warrants shall have certain "piggy back" registration rights upon the Company's filing of another registration statement relating to an offering for the Company's own account or the account of others under the Securities Act of any of the Company's equity securities (with limitations). The Registration Period is defined to be the time during which the Company obtains and maintains effectiveness of the 1997 Form S-3 until such date as is the earlier of (i) the date on which all of the shares of common stock issued upon conversion of the Series D Preferred Stock have been sold and (ii) the date on which such shares may be immediately sold without restriction and without registration under the Securities Act.

     Common Stock Owned by Clifford M. Coles. On October 17, 1997, in connection with the Company's acquisition of CMC, the Company issued 39,000 shares of Common Stock to Clifford M. Coles ("Coles"). At the time of the acquisition, the Company and Coles also entered into a registration rights agreement whereby the Company granted Coles certain "piggy back" registration rights. In accordance with the registration rights agreement, Coles is entitled to participate in a registered offering by the Company up to, in the aggregate, no more than 50% of the Common Stock issued to Coles in connection with the acquisition (less the number of shares otherwise sold or transferred by Coles). The 1997 Form S-3 registers, among other shares, 19,500 of the shares owned by Coles. The Company has obtained a waiver from Coles with respect to any registration rights he may have in connection with the Offering.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is Securities Transfer Corporation, based in Dallas, Texas. The Company acts as the transfer agent and registrar for all classes of Preferred Stock.

                              CERTAIN TRANSACTIONS

     Effective October 21, 1997, the Company completed the Trilon Line. In connection with obtaining the Trilon Line, Company paid Trilon a total transaction fee of $100,000. Under the Trilon Line, Trilon made available to the Company $2.1 million for working capital purposes. Amounts drawn were secured by, among other things, a blanket lien on the assets of the Company's wholly-owned U.S. subsidiaries and on the assets of the Company itself. Interest was at the "prime rate" (as published in the Wall Street Journal) plus 4% and payable quarterly in arrears. Part of the proceeds of the placement of the Series D Preferred Stock and the warrants issued in connection with the Series D Preferred Stock was used to repay the Trilon Line on November 12, 1997, whereupon the Trilon Line was cancelled. The Trilon Line therefore is no longer available for drawings. Mr. Cantwell, a director of the Company, is the President of Trilon and President of VC Holdings, the sole managing member of Trilon.


     The Company had a revolving line of credit under an agreement originally obtained from Dominion Capital, Inc. ("Dominion"), a related party of Trilon, which was to have expired on March 21, 1998, bearing interest at prime plus 2.5%. In July 1995, Dominion transferred its interest in this line of credit to Trilon. On October 2, 1995, Trilon agreed to convert the outstanding principal amount of $4,050,000 under the line of credit into 1,012,500 shares of Common Stock and warrants to purchase 50,000 shares of Common Stock for $4.00 per share. In addition, the Company issued 81,306 shares of Common Stock in settlement of accrued interest of $310,164, and 23,250 shares of Common Stock in settlement of commitment fees.



     Trilon's investment in the Company constitutes a substantial portion of Trilon's overall investment portfolio and as such, Mr. Cantwell, by virtue of his share ownership in VC Holdings, may be deemed to have a significant economic interest in the proposed Offering. The Company and Trilon have agreed that the expenses of the Offering will be apportioned to and paid by Trilon in the same proportion as the gross proceeds of the Offering received by Trilon bears to the aggregate gross proceeds of the Offering. The Company and Trilon also have agreed to indemnify each other from certain liabilities in connection with the Offering, including liabilities under the Securities Act.



     Through its subsidiary EPL Europe, the Company entered into a Consulting Agreement with DWL Associates Ltd., an entity controlled by Mr. Lyon, for the provision of consulting and advisory services. The agreement, which was signed as part of the acquisition by the Company of BPS (now known as EPL Flexible) in September 1995, had an original term of two years, expiring September 14, 1997. Under its terms, however, the agreement continues in effect until terminated by either party serving six months notice. In March 1998, on behalf of DWL Associates Ltd., Mr. Lyon notified the Company of DWL Associates Ltd.'s intention to terminate the agreement six months thereafter. Annual fees of L90,000 ($149,000 at an exchange rate of L1: $1.65) are payable under this agreement, plus the reimbursement of directly incurred expenses. In addition, under the terms of another agreement signed as part of the acquisition of BPS, the Company's ability to use in the U.S. certain slit perforating technology and gas perforating technology not previously assigned to BPS under arrangements between BPS, Mr. Lyon and others in or about 1983 (collectively, the "Prior Technology"), is limited until Mr. Lyon, the principal former shareholder of BPS, owns or rejects the offer of 49% of the share capital (on terms and conditions yet to be finalized) of any Company subsidiary that the Company proposes will use the Prior Technology in activities in the U.S.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have 11,235,869 shares of Common Stock outstanding (11,760,869 shares if the Underwriters' over-allotment option is exercised in full), and an additional 1,254,606 shares of Common Stock will be issuable upon conversion of Preferred Stock, calculated as of April 17, 1998 in accordance with the provisions of the Series D Preferred Stock. The 3,500,000 shares offered hereby (4,025,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act. Substantially all of the remaining shares, including those issuable upon conversion of Preferred Stock, are registered with the SEC pursuant to effective registration statements, or are otherwise freely tradeable without restriction, except for approximately 1,858,649 shares held by "affiliates" of the Company within the meaning of the Securities Act and not covered by an effective registration statement, which will be subject to the resale limitations of Rule 144.



     In general, under Rule 144, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then-outstanding shares of Common Stock (approximately 112,359 shares after the completion of the Offering), or the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale, subject to certain requirements concerning availability of public information, manner and notice of sale.


     In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least a two-year holding period may resell such shares without compliance with the foregoing requirements.


     The Company, its executive officers (except as described below), directors and the Selling Shareholder (except in connection with the Offering), who will own upon completion of the Offering an aggregate of 1,858,649 shares of Common Stock, have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition of) any shares of Common Stock or other capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, any shares of Common Stock, or other capital stock of the Company, for a period of 180 days from the date of this Prospectus, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters. Principally in connection with his exercise of Company stock options, Paul L. Devine, the Company's President and Chief Executive Officer pledged 330,417 shares of Common Stock as collateral for a margin loan made by a brokerage firm. If a margin call occurs and Mr. Devine does not provide additional collateral to the brokerage firm, the brokerage firm will be entitled to sell pledged shares of Common Stock. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the securities subject to such lock-up agreements.


     As of December 31, 1997, the Company has effective registration statements covering an aggregate of 1,758,125 shares available for issuance upon the exercise of options granted under the Option Plan and another plan and 341,198 shares issuable upon the exercise of warrants. An additional 512,125 shares of Common Stock are reserved for issuance under the Option Plan.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated and Pennsylvania Merchant Group are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company and the Selling Shareholder, the number of shares of Common Stock set forth below opposite their respective names:

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Prudential Securities Incorporated..........................
Pennsylvania Merchant Group ................................

Total.......................................................  3,500,000
                                                              =========

     The Company and the Selling Shareholder are obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby, if any are purchased.

     The Underwriters, through the Representatives, have advised the Company and the Selling Shareholder that they propose to offer the shares of Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to selected dealers a concession of
$          per share; and that such dealers may reallow a concession of
$          per share to certain other dealers. After the public offering, the public offering price and the concessions may be changed by the Representatives.

     The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 525,000 additional shares of Common Stock at the public offering price less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to 3,500,000.

     The Company, its executive officers and directors (except as described below) and the Selling Shareholder have agreed that they will not, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase, or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition of) any shares of Common Stock or any other securities convertible into, or exercisable for shares of Common Stock or other similar securities of the Company, currently beneficially owned or hereafter acquired by such persons, for a period of 180 days after the date of this Prospectus, except in connection with the Offering. Principally in connection with his exercise of Company stock options, Paul L. Devine, the Company's President and Chief Executive Officer pledged 330,417 shares of Common Stock as collateral for a margin loan made by a brokerage firm. If a margin call occurs and Mr. Devine does not provide additional collateral to the brokerage firm, the brokerage firm will be entitled to sell pledged shares of Common Stock. Prudential Securities Incorporated may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares of Common Stock subject to such lock-up agreements.

     The Company and the Selling Shareholder have agreed to indemnify the several Underwriters and to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act. The Company and the Selling Shareholder also have agreed to indemnify each other from certain liabilities in connection with the Offering, including liabilities under the Securities Act.

     In connection with this Offering, certain Underwriters or their respective affiliates who are qualified market makers on the Nasdaq SmallCap Market or the Nasdaq National Market may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq SmallCap Market or the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during the business day prior to the pricing of the Offering before the commencement of offers and sales of Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security, if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     In connection with the Offering, certain Underwriters (and selling group members, if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Securities and Exchange Commission, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following the closing of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 525,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or selling group member participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, then they may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock being offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania and Denver, Colorado, for the Selling Shareholder by Pryor, Cashman, Sherman & Flynn, New York, New York, and for the Underwriters by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of EPL Technologies, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 included in this Prospectus and Registration Statement of which this Prospectus is a part have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and have been so included in reliance upon such report given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Fabbri Artes Graficas Valencia S.A. as of September 30, 1997 and 1996 and for each of the two years in the period ended September 30, 1997 included in this Prospectus and Registration Statement of which this Prospectus is a part have been audited by Coopers & Lybrand, S.A., independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration

Statement, and have been so included in reliance upon such report given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed a registration statement on Form S-1 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are, in each instance, qualified by, and reference is made to, the copy of such document filed as an exhibit to the Registration Statement.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the SEC. Reports, proxy statements and other information concerning the Company filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Shares of the Company's Common Stock are currently traded on the Nasdaq SmallCap Market and an application has been made to list the Common Stock on the Nasdaq National Market. Such reports, proxy and information statements and other information can also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
EPL TECHNOLOGIES, INC.
  CONSOLIDATED FINANCIAL STATEMENTS:
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................   F-3
  Consolidated Statements of Operations for the Years Ended
     December 31, 1995, 1996 and 1997.......................   F-4
  Consolidated Statements of Shareholders' Equity for the
     Years Ended December 31, 1995, 1996 and 1997...........   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1995, 1996 and 1997.......................   F-6
  Notes to Consolidated Financial Statements................   F-7
FABBRI ARTES GRAFICAS VALENCIA S.A.
  Independent Auditors' Report..............................  F-22
  Balance Sheets as of September 30, 1997 and 1996..........  F-23
  Statements of Income for the Years Ended September 30,
     1997 and 1996..........................................  F-24
  Statements of Cash Flows for the Years Ended September 30,
     1997 and 1996..........................................  F-25
  Notes to the Accounts.....................................  F-26
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA:
  Introduction..............................................  F-35
  Unaudited Condensed Consolidated Pro Forma Statement of
     Operations.............................................  F-36

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of
  EPL Technologies, Inc.
Philadelphia, Pennsylvania

     We have audited the accompanying consolidated balance sheets of EPL Technologies, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of EPL Technologies, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

     As discussed in Note 18, the accompanying financial statements give effect to a 1-for-2 reverse stock split effective March 13, 1998.

                                          DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
February 27, 1998 (March 13, 1998 as to Note 18)

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------   ------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  1,639,567   $  3,756,956
  Accounts receivable, net..................................     2,911,660      5,382,125
  Due from related parties..................................        34,101             --
  Inventories...............................................     1,938,819      3,411,213
  Prepaid expenses and other current assets.................       623,792      1,060,506
                                                              ------------   ------------
          Total current assets..............................     7,147,939     13,610,800
                                                              ------------   ------------
PROPERTY AND EQUIPMENT, Net.................................     4,005,711      8,145,543
                                                              ------------   ------------
INTANGIBLE ASSETS, Net:
  Patent and distribution rights, net of accumulated
     amortization of $2,459,757 and $2,772,371 at December
     31, 1996 and 1997......................................     1,303,121        977,903
  Goodwill, net of accumulated amortization of $311,960 and
     $633,827 at December 31, 1996 and 1997.................     2,503,655      3,247,229
  Other intangibles, net of accumulated amortization of
     $82,161 and $117,989 at December 31, 1996 and 1997.....       254,996        218,480
                                                              ------------   ------------
          Total other assets................................     4,061,772      4,443,612
                                                              ------------   ------------
TOTAL ASSETS................................................  $ 15,215,422   $ 26,199,955
                                                              ============   ============
CURRENT LIABILITIES:
  Accounts payable..........................................  $  3,005,577   $  4,738,369
  Accrued expenses..........................................     1,213,964      1,147,597
  Other liabilities.........................................       396,418        815,280
  Current portion of long-term debt.........................       262,779        396,070
                                                              ------------   ------------
          Total current liabilities.........................     4,878,738      7,097,316
LONG-TERM DEBT..............................................     1,554,161      1,791,903
DEFERRED INCOME TAXES.......................................       161,926         77,964
MINORITY INTEREST...........................................       202,120             --
                                                              ------------   ------------
          Total liabilities.................................     6,796,945      8,967,183
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES (Note 13)
CONVERTIBLE SERIES D PREFERRED STOCK, $.01 par value --
  authorized, issued and outstanding 0 and 12,500 shares in
  1996 and 1997.............................................            --     10,617,346
STOCKHOLDERS' EQUITY:
  Convertible Series A Preferred Stock, $1.00 par
     value -- authorized, 3,250,000 shares; issued and
     outstanding 2,490,000 and 2,073,000 shares in 1996 and
     1997, respectively.....................................     2,490,000      2,073,000
  Convertible Series B Preferred Stock $0.01 par value
     authorized, 531,915 shares; issued and outstanding
     531,915 and 0 shares in 1996 and 1997, respectively....         5,319             --
  Convertible Series C Preferred Stock, $.001 par
     value -- authorized, issued and outstanding, 0 and
     144,444 shares in 1996 and 1997, respectively..........            --            144
  Common Stock, $0.001 par value -- authorized, 50,000,000
     shares; issued and outstanding, 7,765,600 and 9,047,982
     shares in 1996 and 1997, respectively..................         7,765          9,048
  Additional paid-in capital................................    21,947,444     28,697,761
  Accumulated deficit.......................................   (16,283,464)   (24,206,954)
  Foreign currency translation adjustment...................       251,413         42,427
                                                              ------------   ------------
          Total stockholders' equity........................     8,418,477      6,615,426
                                                              ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $ 15,215,422   $ 26,199,955
                                                              ============   ============

                See notes to consolidated financial statements.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         1995           1996           1997
                                                      -----------    -----------    -----------
Sales...............................................  $ 3,239,566    $11,314,141    $19,953,480
Cost of sales.......................................    2,468,843      9,136,286     18,090,546
                                                      -----------    -----------    -----------
Gross profit........................................      770,723      2,177,855      1,862,934
Selling, general and administrative expenses........    2,638,116      4,413,365      6,692,727
Research and development costs......................      600,529        938,719      1,202,645
Depreciation and amortization.......................      574,293      1,009,746      1,289,758
                                                      -----------    -----------    -----------
Loss from operations................................   (3,042,215)    (4,183,975)    (7,322,196)
Interest expense, net...............................      267,176         20,223        122,025
Minority interest...................................           --         (9,711)      (202,120)
                                                      -----------    -----------    -----------
Loss before income tax expense......................   (3,309,391)    (4,194,487)    (7,242,101)
Income tax expense (benefit)........................       10,543        101,432        (55,043)
                                                      -----------    -----------    -----------
Net loss............................................   (3,319,934)    (4,295,919)    (7,187,058)
Accretion, discount and dividends on preferred
  stock.............................................      313,854        998,924      1,167,486
                                                      -----------    -----------    -----------
Net loss applicable to common stockholders..........  $(3,633,788)   $(5,294,843)   $(8,354,544)
                                                      ===========    ===========    ===========
Loss per common share...............................  $     (0.78)   $     (0.71)   $     (1.00)
                                                      ===========    ===========    ===========
Weighted average common shares outstanding..........    4,655,529      7,436,759      8,372,537
                                                      ===========    ===========    ===========

                See notes to consolidated financial statements.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                SERIES A              SERIES B            SERIES C
                                       COMMON STOCK         PREFERRED STOCK        PREFERRED STOCK    PREFERRED STOCK
                                    ------------------   ----------------------   -----------------   ----------------
                                     NUMBER     AMOUNT    NUMBER       AMOUNT      NUMBER    AMOUNT   NUMBER    AMOUNT
                                    ---------   ------   ---------   ----------   --------   ------   -------   ------
BALANCE, JANUARY 1, 1995..........  3,828,206   $3,828   3,250,000   $3,250,000
  Shares issued in private
    placement (net of issuance
    cost).........................  1,375,000   1,375
  Conversion of note payable to
    common shares (net of
    write-off of deferred finance
    costs)........................  1,012,500   1,012
  Shares issued to pay expenses
    and fees......................    115,236     115
  Conversion of preferred shares
    to common shares..............    240,000     240     (360,000)    (360,000)
  Exercise of warrants............     33,334      34
  Net loss........................
  Foreign currency translation
    adjustment....................
                                    ---------   ------   ---------   ----------   --------   ------   -------    ----
BALANCE, DECEMBER 31, 1995........  6,604,276   6,604    2,890,000    2,890,000
  Preferred shares issued for
    cash..........................                                                 531,915   $5,319
  Discount on Series B preferred
    stock.........................
  Exercise of options.............    192,000     192
  Shares issued to pay expenses
    and fees......................      2,992       3
  Conversion of preferred shares
    to common shares..............    266,667     267     (400,000)    (400,000)
  Exercise of warrants (net of
    costs)........................    699,665     699
  Net loss........................
  Foreign currency translation
    adjustment....................
                                    ---------   ------   ---------   ----------   --------   ------   -------    ----
BALANCE, DECEMBER 31, 1996........  7,765,600   7,765    2,490,000    2,490,000    531,915   $5,319
  Shares issued in private
    placement (net of issuance
    costs)........................    168,750     169
  Preferred shares issued for
    cash:
    Series C preferred stock......                                                                    144,444    $144
    Series D preferred stock......
    Accretion of Series C warrant
      value.......................
    Accretion of Series D
      warrants, discount, increase
      in stated value and issuance
      costs.......................
    Discount on Series C preferred
      stock.......................
    Exercise of options (net of
      costs)......................    410,250     410
    Conversion of preferred shares
      to common shares............    543,957     544     (417,000)    (417,000)  (531,915)  (5,319)
    Exercise of warrants (net of
      costs)......................    119,425     120
    Shares issued for
      acquisitions................     40,000      40
  Net loss........................
  Foreign currency translation
    adjustment....................
                                    ---------   ------   ---------   ----------   --------   ------   -------    ----
BALANCE, DECEMBER 31, 1997........  9,047,982   $9,048   2,073,000   $2,073,000          0   $   0    144,444    $144
                                    ---------   ------   ---------   ----------   --------   ------   -------    ----


                                    ADDITIONAL                     CURRENCY         TOTAL
                                      PAID-IN     ACCUMULATED    TRANSLATION    STOCKHOLDERS'
                                      CAPITAL       DEFICIT       ADJUSTMENT       EQUITY
                                    -----------   ------------   ------------   -------------
BALANCE, JANUARY 1, 1995..........  $ 5,210,046   $ (8,042,611)   $  (3,124)     $   418,139
  Shares issued in private
    placement (net of issuance
    cost).........................    4,878,625                                    4,880,000
  Conversion of note payable to
    common shares (net of
    write-off of deferred finance
    costs)........................    3,910,643                                    3,911,655
  Shares issued to pay expenses
    and fees......................      424,889                                      425,004
  Conversion of preferred shares
    to common shares..............      359,760
  Exercise of warrants............       66,633                                       66,667
  Net loss........................                  (3,319,934)                   (3,319,934)
  Foreign currency translation
    adjustment....................                                   (5,692)          (5,692)
                                    -----------   ------------    ---------      -----------
BALANCE, DECEMBER 31, 1995........   14,850,596    (11,362,545)      (8,816)       6,375,839
  Preferred shares issued for
    cash..........................    2,494,681                                    2,500,000
  Discount on Series B preferred
    stock.........................      625,000       (625,000)
  Exercise of options.............      255,328                                      255,520
  Shares issued to pay expenses
    and fees......................       23,929                                       23,932
  Conversion of preferred shares
    to common shares..............      399,733
  Exercise of warrants (net of
    costs)........................    3,298,177                                    3,298,876
  Net loss........................                  (4,295,919)                   (4,295,919)
  Foreign currency translation
    adjustment....................                                  260,229          260,229
                                    -----------   ------------    ---------      -----------
BALANCE, DECEMBER 31, 1996........   21,947,444    (16,283,464)     251,413        8,418,477
  Shares issued in private
    placement (net of issuance
    costs)........................    1,246,672                                    1,246,841
  Preferred shares issued for
    cash:
    Series C preferred stock......      622,549                                      622,693
    Series D preferred stock......    1,943,569                                    1,943,569
    Accretion of Series C warrant
      value.......................       19,833        (19,833)
    Accretion of Series D
      warrants, discount, increase
      in stated value and issuance
      costs.......................                    (644,377)                     (644,377)
    Discount on Series C preferred
      stock.......................       72,222        (72,222)
    Exercise of options (net of
      costs)......................    1,489,557                                    1,489,967
    Conversion of preferred shares
      to common shares............      421,775
    Exercise of warrants (net of
      costs)......................      369,180                                      369,300
    Shares issued for
      acquisitions................      564,960                                      565,000
  Net loss........................                  (7,187,058)                   (7,187,058)
  Foreign currency translation
    adjustment....................                                 (208,986)        (208,986)
                                    -----------   ------------    ---------      -----------
BALANCE, DECEMBER 31, 1997........  $28,697,761   $(24,206,954)   $  42,427      $ 6,615,426
                                    -----------   ------------    ---------      -----------

                See notes to consolidated financial statements.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1995          1996          1997
                                                              -----------   -----------   -----------
OPERATING ACTIVITIES:
  Net loss..................................................  $(3,319,934)  $(4,295,919)  $(7,187,058)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Expenses paid with common stock.........................      425,004        23,932            --
    Depreciation and amortization...........................      574,293     1,009,746     1,289,758
    Minority interest and gain on sale of fixed assets......           --       (10,376)     (189,954)
  Changes in assets and liabilities, net of effects from
    acquisitions of businesses, which provided (used) cash:
    Accounts receivable.....................................      536,394    (1,381,262)      218,752
    Due from related parties................................        1,429        40,676        34,101
    Inventories.............................................      247,262    (1,136,800)       36,617
  Prepaid expenses and other current assets.................       (8,549)     (168,520)     (274,905)
    Accounts payable........................................     (185,067)    1,192,893       529,792
    Accrued expenses........................................     (207,513)      669,632      (405,749)
    Other liabilities.......................................       43,237       216,022        27,900
                                                              -----------   -----------   -----------
      Net cash used in operating activities.................   (1,893,444)   (3,839,976)   (5,920,746)
                                                              -----------   -----------   -----------
INVESTING ACTIVITIES:
  Fixed assets acquired.....................................     (442,438)   (1,997,071)   (1,036,638)
  Proceeds from sale of fixed assets........................           --        23,033        36,822
  Acquisition of businesses, net of cash acquired...........   (3,172,528)     (767,869)   (7,330,279)
  Cost of patent acquired...................................       (8,000)           --        (4,157)
                                                              -----------   -----------   -----------
      Net cash used in investing activities.................   (3,622,966)   (2,741,907)   (8,334,252)
                                                              -----------   -----------   -----------
FINANCING ACTIVITIES:
  Repayment to stockholders.................................      (74,912)           --            --
  Proceeds from long-term debt..............................           --     1,511,127     1,800,410
  Payment of long-term debt.................................     (145,719)   (1,126,377)   (1,429,377)
  Proceeds from notes payable  stockholder..................    2,250,000            --            --
  Proceeds from sale of common stock/warrants/options.......    4,946,667     3,554,396     3,671,110
  Proceeds from sale of preferred stock.....................           --     2,500,000    12,539,230
                                                              -----------   -----------   -----------
      Net cash provided by financing activities.............    6,976,036     6,439,146    16,581,373
                                                              -----------   -----------   -----------
EFFECT OF EXCHANGE RATE ON CASH.............................       (5,692)      260,229      (208,986)
                                                              -----------   -----------   -----------
INCREASE IN CASH AND CASH EQUIVALENTS.......................    1,453,934       117,492     2,117,389
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................       68,141     1,522,075     1,639,567
                                                              -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 1,522,075   $ 1,639,567   $ 3,756,956
                                                              ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid.............................................  $    26,683   $   107,027   $   195,857
  Income taxes paid.........................................           --   $    55,635   $    23,951
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Accretion of warrants, discount, increased value and
    issuance costs related to preferred stock...............           --   $   625,000   $   736,432
  Issuance of common stock for:
  Conversion of note payable to common shares...............  $ 4,050,000            --            --
  Acquisition of subsidiary.................................           --            --   $   565,000
  Exchange for services and other fees......................  $   114,840   $    23,932   $        --
  Payment of interest.......................................  $   310,164            --            --
  Conversion of preferred shares to common shares...........  $   360,000   $   400,000   $   422,319

                See notes to consolidated financial statements.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A. Organization -- EPL Technologies, Inc. (the "Company") is engaged in the development, manufacture and marketing of proprietary food processing aids, packaging technologies and related scientific services that facilitate the maintenance of the quality and integrity of fresh produce.

     B. Principles of Consolidation -- The consolidated financial statements include the accounts of EPL Technologies, Inc. and its majority and wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

     C. Cash and Cash Equivalents -- The Company considers all short-term investments with a maturity of three months or less to be cash equivalents.

     D. Accounts Receivable -- Accounts receivable are shown net of allowance for doubtful accounts of $153,037 and $419,212 as of December 31, 1996 and 1997, respectively.

     E. Inventories -- Inventories are stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out (FIFO) method (Note 3).

     F. Property and Equipment -- Property and equipment are stated at cost. Depreciation and amortization is calculated by the straight-line method, based upon the estimated useful lives of the assets which are as follows:

  Production and laboratory
     equipment.....................  5-10 years
  Machinery and office equipment...  3-11 years
  Leasehold improvements...........  The term of the lease or the estimated life of the asset, whichever is shorter.
  Motor Vehicles...................  3-6 years
  Buildings........................  20-40 years

     G.  Other Assets --

         GOODWILL (NOTE 6) -- Goodwill related to the acquisition of certain subsidiaries is being amortized on a straight-line basis over 10 years.

         DISTRIBUTION RIGHTS (NOTE 5) -- Are being amortized on a straight-line basis over the ten-year life of the distribution rights agreement.

         PATENTS (NOTE 5) -- Are being amortized on a straight-line basis over the life of the patent. Initially, costs related to new patents are expensed as incurred. However, once a patent has been confirmed to patent pending status, then the direct incremental cost is capitalized and amortized over the estimated useful life of the patent.

         OTHER INTANGIBLES (NOTE 6) -- Other intangibles which consist of trademarks, formulations and non-compete agreements are being amortized on a straight-line basis over 5 to 10 years.

         Total amortization expense related to intangible assets was $452,364, $624,844 and $670,309 for the years ended December 31, 1995, 1996 and 1997, respectively.

     H. Income Taxes -- The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes (SFAS No. 109). SFAS No. 109 requires that deferred income taxes reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial report amounts using the enacted marginal rate in effect for the year in which the differences are expected to reverse.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

     I. Revenue Recognition -- Revenues are recognized either at the time of shipment to customers or, for inventory held at customers' facilities, at the time the product is utilized in the customers' processing operations.

     J. Foreign Currency Translation Adjustment -- The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52. All balance sheet accounts have been translated using the current exchange rate at the balance sheet date. Income statement amounts have been translated using the average rate for the year. The profit or loss resulting from the change in exchange rates has been reported separately as a component of stockholders' equity.

     K. Reclassifications -- Certain reclassifications have been made to the 1995 and 1996 consolidated financial statements in order to conform with the 1997 presentation.

     L. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     M. Long Lived Assets -- The Company evaluates the carrying value of its long lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Measurement of the amount of impairment, if any, is based upon the difference between the carrying value and estimated fair value.

     N. Stock-Based Compensation -- During the year ended December 31, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. The Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. See Note 11 for pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed by SFAS No. 123 had been applied in measuring compensation expense.

     O. New Accounting Pronouncements -- As discussed in Note 12, during the year ended December 31, 1997, the Company adopted SFAS No. 128, Earnings Per Share.

          In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement, which establishes standards for reporting and disclosing comprehensive income, is effective for interim and annual periods beginning after December 15, 1997, although earlier adoption is permitted. Reclassification of financial information for earlier periods presented for comparative periods is required under SFAS No.
          130. As this statement only requires additional disclosures in the Company's consolidated financial statements, its adoption will not have any impact on the Company's consolidated financial position or results of operations. The Company will adopt SFAS No. 130 effective January 1, 1998.

          In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement which establishes standards for the reporting of information about operating segments and requires the reporting of selected information about operating segments in interim financial statements, is effective for fiscal years beginning after December 15, 1997, although earlier application is permitted. Reclassification of segment information for earlier periods presented for comparative periods is required under SFAS No. 131. The Company does not expect adoption of this statement to result in changes to its presentation of financial information. The Company will adopt SFAS No. 131 effective January 1, 1998.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

2.  OPERATIONS

     The Company's continued ability to operate is dependent upon its ability to maintain adequate financing and to achieve levels of revenue necessary to support the Company's cost structure. Historically, the Company's revenues have not been sufficient to fund the development of the Company's business, and thus it has had to finance its operating losses externally, principally through equity financing.

     The Company has undergone a number of operational improvements as well as made significant investments in development and marketing activities related to its various processing aids businesses in 1997, which the Company's management believes will improve cash flows from operations. Management believes that such changes, together with existing resources will be sufficient to meet the Company's operating needs for the next twelve months. The Company may, however, be required to seek additional debt or equity financing to implement its growth strategy.

3.  INVENTORIES

     Inventories consisted of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1996          1997
                                                      ----------    ----------
Raw materials and supplies..........................  $  938,050    $2,285,588
Finished goods......................................   1,000,769     1,125,625
                                                      ----------    ----------
          Total inventories.........................  $1,938,819    $3,411,213
                                                      ==========    ==========

4.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1996          1997
                                                      ----------    ----------
Production and laboratory equipment.................  $3,489,187    $5,352,748
Buildings...........................................     814,154     3,491,214
Machinery and office equipment......................     243,213       306,843
Leasehold improvements..............................      26,099        20,077
Motor vehicles......................................      88,251        43,776
                                                      ----------    ----------
  Total property and equipment......................   4,660,904     9,214,658
Accumulated depreciation and amortization...........    (655,193)   (1,069,115)
                                                      ----------    ----------
Property and equipment (net)........................  $4,005,711    $8,145,543
                                                      ==========    ==========

     Depreciation expense was $121,929, $384,902, and $619,449 for the years ended December 31, 1995, 1996 and 1997, respectively.

5.  PATENT AND DISTRIBUTION RIGHTS


     In connection with the acquisition of Agra Research, Inc. on December 31, 1992, the purchase cost was allocated primarily to patents acquired. The patent was formally approved in June 1990, and, therefore, the patent value is being amortized over the remaining fourteen and one-half years of its life commencing January 1, 1993. Patents, net, totaled $1,073,522 and $977,903 as of December 31, 1996 and 1997, respectively. The Company owns the exclusive right to establish the worldwide sales, marketing and distribution network for the food processing products of Agra Research, Inc. for a period of ten years. The

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

Company issued 1,530,656 restricted shares of common stock for these product rights at a value of $1.50 per share for a total of $2,295,984. The asset is being amortized on a straight-line basis over the ten-year life of the distribution rights agreement. Distribution rights, net, totaled $229,599 as of December 31, 1996. As of December 31, 1997, distribution rights have been fully amortized.

6.  ACQUISITIONS


     In December 1997, the Company acquired all of the issued and outstanding share of capital of Fabbri Artes Graficas Valencia S.A. ("Fabbri"), a Spanish company, through a newly formed, wholly owned subsidiary of the Company, EPL Technologies SL. Fabbri is based in Valencia, Spain and is a converter, printer and marketer of specialty flexible packaging, serving principally the southern European citrus fruit market. The business was acquired for cash of US $5,500,000 (825 million pesetas @ $1.00 = 150 pesetas). The Company has accounted for the Fabbri acquisition under the purchase method of accounting. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired and the liabilities assumed. This allocation resulted in net write-up of the property, plant and equipment acquired of approximately $1,658,000 over the book value of such assets. The Fabbri acquisition was financed with a portion of the proceeds from a private placement of 12,500 shares of its Series D Preferred Stock, par value $0.01 per share (the "Series D Stock"), raising gross proceeds of $12,500,000 before deducting associated costs of approximately $583,000 (see Note 9).


     The results of Fabbri have been included with those of the Company since the date of acquisition. The following summarized unaudited consolidated pro forma information for the years ended December 31, 1996 and 1997 has been presented as if the Fabbri acquisition had occurred on January 1, 1996. This unaudited pro forma information is based on the historical results of operations adjusted for acquisition costs and, in the opinion of management, is not necessarily indicative of what the results would have been had the Company operated Fabbri since January 1, 1996:

                                            YEAR ENDED DECEMBER 31,
                                          ----------------------------
                                              1996            1997
                                          ------------    ------------
Sales...................................  $ 19,435,000    $ 26,781,000
Net loss................................    (5,238,000)    (10,841,000)
Loss per common share...................         (0.70)          (1.29)

     In October 1997 the Company acquired 100% of California Microbiological Consulting, Inc. ("CMC"), based in Walnut Creek, California. CMC was acquired in a primarily stock transaction valued at approximately $650,000 (including acquisition costs). The cost of acquisition has been allocated on the basis of the estimated fair market value of the assets acquired and the liabilities assumed. This allocation resulted in goodwill of approximately $509,000 which is being amortized over 10 years. CMC specializes in food safety, forensic testing and microbiological consulting.


     In July 1996, the Company formed NewCorn Co., LLC, a jointly owned limited liability company in which the Company owns a 51% equity interest. As of December 31, 1996 the remaining 49% interest was owned by Underwood Ranches, the trade name of Agricultural Innovation and Trade, Inc. In December 1997, NewCorn Co. acquired certain assets of Twin Garden Sales Inc. ("Twin Garden") in exchange for $600,000 in cash and a 15% membership interest in NewCorn Co. Twin Garden acquired from Underwood Ranches. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired. This allocation resulted in goodwill of approximately $498,000, which is being amortized over 10 years. The Company continues to own 51% of the joint venture while Underwood Ranches' interest was reduced to 34%. Since the equity of the minority partners has been reduced to zero, the Company is recording 100% of NewCorn Co.'s losses until such time as NewCorn Co. achieves a profitable level. NewCorn Co.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES
utilizes the Company's proprietary processing aid and packaging technologies and Underwood's and Twin Garden's existing corn processing and distribution capabilities.

     On April 19, 1996, the Company acquired substantially all of the tangible and intangible assets of Pure Produce, a Massachusetts general partnership, through a wholly owned subsidiary, Pure Produce, Inc., a Massachusetts corporation. The total cost of the acquisition was approximately $150,000. Pure Produce is in the business of providing companies in the food industry, especially those involved with fresh and minimally processed produce, with analysis, protocols and plans relating to food and quality assurance programs including microbial testing.


     In July 1996, the Company acquired, through a wholly-owned U.K. subsidiary (EPL Flexible Packaging Limited ("EPL Flexible")), some of the fixed assets located at Gainsborough, Lincolnshire, UK, of a division of Printpack Europe (St. Helens) Limited ("Printpack St. Helens"). EPL Flexible also assumed a real estate lease and offered employment to some of the employees of Printpack St. Helens. The total net consideration paid was $1,286,500. This company specializes in the printing of flexible packaging films serving primarily the snack food industry.



     In July 1996, the Company formed a wholly-owned U.S. subsidiary, Crystal Specialty Films, Inc., to acquire the assets and assume some of the liabilities of Crystal Plastics, Inc., based in Illinois. Crystal uses "K" resin and polystyrene resins to manufacture a range of proprietary films for a variety of applications. After an initial payment of approximately $400,000, an additional amount of $267,000 is payable in quarterly installments over two years, with a final payment based on the performance of the business over the next two years. Crystal serves as the site for proprietary gas-flame perforation equipment which the Company has had custom-built in the U.K. and which is planned to be the basis for penetration of the U.S. film perforation market.


     Except as noted above, the pro forma effects of these acquisitions were not significant in 1997 and 1996.

7.  INCOME TAXES

     The provision for income taxes for the years ended December 31, 1996 and 1997 consists of deferred foreign income tax expense (benefit) of $101,432 and $(55,043), respectively. There was no federal or state benefit provided for domestic losses as a 100% valuation allowance was recorded based on management's assessment that realization was not likely. In addition, there was no foreign benefit provided for certain foreign losses as a 100% valuation allowance was recorded based on management's assessment that realization was not likely. The tax rate on other foreign income was less than the U.S. rate.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and is a summary of the significant components of the Company's deferred federal tax assets and liabilities:

                                                                 1996          1997
                                                              ----------    ----------
Deferred Tax Asset:
  Other assets..............................................  $   31,340    $   59,983
  Foreign assets............................................          --       160,706
  Operating loss carryforwards..............................   4,552,532     6,628,944
                                                              ----------    ----------
  Gross deferred tax asset..................................   4,583,872     6,849,633
  Valuation allowance.......................................  (4,570,246)   (6,830,508)
                                                              ----------    ----------
     Deferred tax asset.....................................      13,626        19,125
                                                              ----------    ----------
Deferred Tax Liability:
  Fixed assets..............................................      13,626        19,125
  Foreign liability.........................................     161,926        77,964
                                                              ----------    ----------
  Deferred tax liability....................................     175,552        97,089
                                                              ----------    ----------
Net deferred tax liability..................................  $  161,926    $   77,964
                                                              ==========    ==========

     For income tax reporting purposes, the Company has net operating loss carryforwards of $19,496,893 which will expire between 2003 and 2012.

8.  LONG-TERM DEBT

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1996          1997
                                                      ----------    ----------
Bank term loan and lines of credit..................  $1,387,125    $1,852,578
Notes payable.......................................     233,625       100,125
Capital leases......................................     196,190       235,270
                                                      ----------    ----------
                                                       1,816,940     2,187,973
Less current portion................................     262,779       396,070
                                                      ----------    ----------
Long-term debt......................................  $1,554,161    $1,791,903
                                                      ==========    ==========


     In 1996, the Company refinanced its existing debt by EPL Technologies (Europe) Limited entering into a bank term loan agreement. The bank term loan matures in 2003 and carries an interest rate ranging from 2% to 2 1/4% over the Bank of Scotland Base Rate, which base rate at December 31, 1997 was 7.25%. At December 31, 1996 and 1997, $1,387,125 and $1,168,234 were outstanding under this term loan agreement, respectively. In 1996, EPL Europe also entered into a short term line of credit with Bank of Scotland for up to approximately $514,000 which bears interest of 2% over bank base rate. At December 31, 1997, $26,183 has been drawn on this line of credit. In 1997, EPL Europe entered into another line of credit with Bank of Scotland for up to approximately $658,000, which bears interest of 2% over bank base rate. At December 31, 1997, the entire balance has been drawn on this line. The term loan and the lines of credit are collateralized by the assets of EPL Europe and its subsidiaries. The debt agreements with the Bank of Scotland contain certain covenants applicable to the results of operations of these businesses which provide for maintenance of minimum earnings before income taxes and cash flows to interest expense ratios. During the final quarter of 1997, EPL Europe informed the Bank of Scotland that it expected to be unable to meet certain covenants for fiscal 1997. Subsequent to December 31, 1997, EPL Europe and its subsidiaries, and the Bank of Scotland amended certain provisions of the facility agreements in relation to these covenants.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

Subsequent to December 31, 1997, the Company also reduced the availability under its short-term line of credit to approximately $248,000.

     In conjunction with the acquisition of some of the assets of Crystal Plastics, Inc., (Note 6), the Company entered into a $267,000 note payable with the prior owner. The note was payable in 8 quarterly principal installments of $33,375 through 1998. Subsequent to December 31, 1997, this note payable was repaid in full.

     Other debt relates to capital leases that bear interest rates from 5.9% through 13.0%, with varying monthly principal and interest payments.

     At December 31, 1997, aggregate annual maturities of long-term debt (including current portion) were as follows:

YEAR ENDING
DECEMBER 31,
------------
1998.............................................  $  396,070
1999.............................................     272,558
2000.............................................     265,879
2001.............................................     469,158
2002.............................................     466,197
Thereafter.......................................     318,111
                                                   ----------
                                                   $2,187,973
                                                   ==========

9.  CONVERTIBLE PREFERRED STOCK


     The Series A Preferred Stock (the "Series A Stock"), which has been issued up to its authorized limit of 3,250,000, was issued at a price of $1.00 per share with each share of Series A Stock carrying the option to convert into such number of shares of Common Stock as is determined by dividing $1.00 by the conversion price of $1.50 per share. The Series A Stock carries equal voting rights to the common shares, based on the underlying number of common shares after conversion. The Series A Stock carries a dividend rate of 10% per annum, payable in cash and/or common shares ($1.50 per share) at the Company's option (dividends in arrears at December 31, 1997 and 1996 totaled $1,334,159 and $1,100,716, respectively.) During 1997, shareholders holding 417,000 shares of Series A Stock elected to exercise their right of conversion, leaving 2,073,000 shares of Series A Stock outstanding at December 31, 1997. In addition, 20% of the common stock conversion option carries detachable warrants at a price of $2.00 per warrant. During 1997,1996 and 1995, 54,200, 12,333 and 33,334 warrants were exercised, respectively, leaving 65,065 unexercised at December 31, 1997.


     At the Annual Meeting of the Company held on July 22, 1996, the stockholders of the Company authorized the issuance of up 2,000,000 shares of Board Designated Preferred Stock with such designations and preferences as the Company's Board of Directors may determine from time to time. On July 23, 1996, the Company issued 531,915 of these shares, designated as Series B Convertible Preferred Stock at an aggregate consideration of $2,500,000 to two existing institutional investors in the Company (the "Series B Stock"). Such issuance was made under Regulation D under the Securities Act of 1933, as amended, as a transaction not involving a public offering. The Series B Stock contains the option to convert into such number of shares of Common Stock as is determined by dividing $4.70 by the Conversion Price (as defined in the documentation for the Series B Stock) in effect at the time of conversion for each share of Series B Stock and votes as a class, except as otherwise provided by law, with the Series A stock, the Series C stock (as defined below) and the common stock, based on the underlying number of shares of Common Stock after conversion. The extent of the beneficial conversion feature, representing the difference between, the $9.40 conversion price and the prevailing market price of the Common Stock at the date of issuance, a total of $625,000, was

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES
immediately accreted upon issuance. The Series B Stock carries a dividend rate of 10% per annum, payable in cash and/or shares at the Company's option. The outstanding dividends on the Series B Stock at December 31, 1997 and 1996 totaled $270,092 and $110,445, respectively. During 1997, the shareholders of the Series B Preferred Stock elected to fully exercise their right of conversion into common stock and thus there were no Shares of Series B Stock outstanding at December 31, 1997.

     During 1997, the Company received gross proceeds of $1.0 million, before deducting associated costs of approximately $42,000, from an existing institutional stockholder in connection with a private offering of common and Board Designated Preferred Stock. This resulted in the issuance of 43,750 shares of common stock, together with 144,444 shares of Board Designated Preferred Stock -- designated Series C Convertible Preferred Stock (the "Series C Stock"). Such issuance was made under Regulation D under the Securities Act of 1933, as amended, as a transaction not involving a public offering. The Series C Stock carries the option to convert into such number of shares of Common Stock as is determined by dividing $4.50 by the Conversion Price (as defined in the documentation for the Series C Stock) in effect at the time of conversion for each share of Series C Stock and votes as a class, except as otherwise provided by law, with the Series A Stock, the Series B Stock and the common stock, based on the underlying number of shares of common stock after conversion. The extent of the beneficial conversion feature, representing the difference between the $9.00 conversion price and the prevailing market price of the common stock at the date of issuance, a total of $72,222, was accreted immediately upon issuance. The Series C Stock carries a dividend rate of 10% per annum, payable in cash and/or shares at the Company's option. Dividends in arrears on the Series C Stock at December 31, 1997 totaled $37,842. In connection with the issuance of the Series C Stock, the Company issued warrants to purchase 30,993 shares of the Company's Common Stock at an exercise price of $10.00 per share. The value of these warrants will be accreted over the estimated lives of the warrants (5 years).

     At the Annual Meeting of the Company held on July 21, 1997, the stockholders of the Company approved an increase in the number of shares of Board Designated Preferred Stock reserved for issuance from 2,000,000 to 4,000,000. During 1997, the Company issued 12,500 shares of Board Designated Preferred Stock -- designated Series D Convertible Preferred Stock -- at an aggregate consideration, before associated costs and expenses of $12,500,000, to three new institutional investors (the "Series D Stock"). Such issuance was made under Regulation D under the Securities Act of 1933, as amended, in a transaction not involving a public offering. The Series D Stock certificate of designation contains provisions which in certain circumstances outside of the Company's control, could provide the Series D Stockholders with the ability to redeem their shares. The amount to be paid by the Company in the event of a redemption would be calculated as the greater of (a) 115% of the stated value of the Series D Stock plus 4% appreciation accrued from the issuance date to the redemption date or (b) the "parity value" of the shares to be redeemed, which is calculated as the number of shares issuable upon conversion multiplied by the closing price on the redemption date.


     The Series D Stock carries the option to convert into shares of common stock at a variable rate, based on the stated value ($1,000) divided by 94% of the prevailing market price at the time of conversion, as calculated based on the lowest five-day average closing bid price per share of Common Stock during a specified period of time, and subject to certain limitations. The extent of the beneficial ownership feature, representing the 6% discount from the market price at the conversion date, a total of $800,000, will be accreted over the earliest period after which all such shares are convertible, or nine months (the "Conversion Period"). In addition, the Series D Stock agreement contains a provision whereby the stated value of the Series D Stock is to increase by 4% per annum, accruing from the date of issuance until conversion. In connection with the issuance of the Series D Stock, the Company issued 201,614 warrants to purchase the Company's Common Stock at an exercise price of 130% of the closing price on the issuance date (i.e., $20.16 per share). The fair value of these warrants ($1,200,000) will be accreted over the Conversion Period of the Series D Stock. Holders of the Series D Stock have limited voting rights and are not entitled to any dividends.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

10. COMMON STOCK

     During 1995, the Company issued a total of 2,776,070 shares of Common Stock. In September 1995, the Company completed a private placement transaction of 1,375,000 restricted shares of its Common Stock (the "Offering"), par value $0.001 per share, at a price of $4.00 per share, to raise gross proceeds of $5,500,000. Proceeds were used for the acquisition of Bakery Packaging Services Limited and for working capital. Expenses associated with the Offering were $620,000, which were charged against additional paid-in capital. Furthermore, the Company issued 1,012,500 shares of Common Stock in the conversion of a note payable. A total of 23,250 shares were issued as a commitment fee for a line of credit from a corporate stockholder, resulting in the capitalization of deferred finance costs totaling $77,459. Additionally, 81,306 shares of Common Stock were issued to this stockholder in settlement of accrued interest of $310,164. A further 10,680 shares were issued as compensation to employees and as payment for professional services pursuant to the Company's Option Plan, resulting in expense of $37,381. In 1995, a total of 240,000 shares were issued on conversion of Series A stock.

     During 1996 the Company issued a total of 1,161,324 shares of Common Stock. A total of 699,665 shares were issued from the exercise of warrants, resulting in net proceeds to the Company of $3,298,876. A total of 192,000 shares were issued from the exercise of options, resulting in net proceeds to the Company of $255,520. A total of 266,667 shares were issued on conversion of Series A Preferred Stock. A further 2,992 shares were issued in a non-public transaction as payment for professional services resulting in expense of $23,932.

     During 1997 the Company issued a total of 1,282,382 shares of Common Stock. A total of 119,425 shares were issued from the exercise of warrants, resulting in net proceeds to the Company of $369,300. A total of 410,250 shares were issued from the exercise of options, resulting in net proceeds to the Company of $1,489,967. 278,000 and 265,957 shares of Common Stock were issued upon conversion of 417,000 shares of Series A Preferred Stock and all 531,915 Shares of Series B Preferred Stock, respectively. A total of 168,750 shares were issued in connection with two private placements, which resulted in net proceeds to the Company of $1,246,841. A further 40,000 shares were issued in connection with the CMC acquisition.

     At December 31, 1997 the Company had warrants outstanding to purchase 341,198 shares of Common Stock at between $2.00 and $20.16 per share, which, if exercised, would provide the Company with gross proceeds of approximately $4,866,000. In addition, the Company had options outstanding to purchase 1,758,125 shares of Common Stock at an average price of $8.92 per share (See
Note 11), which, if exercised, would provide the Company with gross proceeds of approximately $15,689,000.

11. STOCK OPTION PLANS

     The 1994 Stock Incentive Plan (the "1994 Plan") originally provided for up to 750,000 shares of unissued Common Stock to be made available for the granting of options. This was approved by stockholders on July 21, 1994. On July 22, 1996, stockholders approved an increase in the number of shares available for the granting of options under the 1994 Plan to 1,500,000. On July 21, 1997, the stockholders approved another amendment to the 1994 Plan, which increased the number of shares of common stock reserved for issuance under the Plan to 2,250,000. On December 31, 1996 and 1997, 512,125 and 332,750 shares, respectively, were available for grant.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

     Information regarding these plans is as follows:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                                 SHARES       EXERCISE
                                                              UNDER OPTION     PRICE
                                                              ------------    --------
Outstanding and Exercisable at December 31, 1994............     515,000       $ 1.20
Activity for the Year Ended December 31, 1995
  Granted...................................................     437,250       $ 3.68
  Expired...................................................     (15,000)      $ 9.24
                                                               ---------
Outstanding and Exercisable at December 31, 1995............     937,250       $ 2.24
Activity for the Year Ended December 31, 1996
  Granted...................................................     902,500       $ 8.94
  Exercised.................................................    (192,000)      $ 1.34
                                                               ---------
Outstanding and Exercisable at December 31, 1996............   1,647,750       $ 6.02
Activity for the Year Ended December 31, 1997
  Granted...................................................     520,625       $13.56
  Exercised.................................................    (410,250)      $ 3.68
                                                               ---------
Outstanding and Exercisable at December 31, 1997............   1,758,125       $ 8.92
                                                               ---------       ------

     These options expire between March 10, 1998 and December 11, 2002. No options issued during 1997 were issued outside of the 1994 Plan.

     The following table summarizes information about the Company's stock options outstanding of December 31, 1997:

                         NUMBER             WEIGHTED       WEIGHTED
    RANGE OF           OUTSTANDING          AVERAGE        AVERAGE
    EXERCISE               OF              REMAINING       EXERCISE
     PRICES         DECEMBER 31, 1997   CONTRACTUAL LIFE    PRICE
-----------------   -----------------   ----------------   --------
$ 1.00 -- $4.00           431,250          2.1 years        $ 3.30
$     8.00                354,500          3.2 years        $ 8.00
$8.125 -- $12.00          413,250          4.0 years        $ 8.64
$12.50 -- $15.25          559,125          4.6 years        $14.06
                        ---------
                        1,758,125
                        ---------

     The estimated fair value of options granted during 1995, 1996 and 1997 ranged between $3.46 -- $3.96, $5.86 -- $12.62 and $2.48 -- $3.21 per share, respectively. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement No. 123, the Company's

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES
net loss and loss per share for the years ended December 31, 1995, 1996 and 1997 would have been increased to the pro forma amounts indicated below:

                                                          1995          1996           1997
                                                       ----------    -----------    -----------
Net loss available for common shareholders:
  As reported........................................  $3,633,788    $ 5,294,843    $ 8,354,544
  Pro forma..........................................  $5,224,529    $11,666,398    $11,550,509
Net loss per common share:
  As reported........................................  $     0.78    $      0.71    $      1.00
  Pro forma..........................................  $     1.12    $      1.57    $      1.38

     The fair value of options granted under the Company's stock option plans during 1995, 1996 and 1997 was estimated on the date of grant using the Black-Scholes option-pricing mode with the following assumptions used: no dividend yield, expected volatility ranging from 45% to 224%, risk free interest rate ranging from 5.6% -- 7.0%, and expected lives of 5 years. Pro forma compensation cost of options granted under the 1994 Plan is measured based on the discount from market value. The pro forma effect on net income for 1995, 1996 and 1997 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

12. NET LOSS PER COMMON SHARE

     Net loss per common share is computed by dividing the loss applicable to common stockholders by the weighted average number of common shares outstanding during the period.

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which was adopted by the Company effective for the year ended December 31, 1997, as required by the statement. For the years ended December 31, 1997, 1996 and 1995, the potential common shares have an antidilutive effect on the net loss per common share for common stockholders. Accordingly, diluted net loss per common share for common shareholders has not been presented.

     The following table summarizes those securities that could potentially dilute loss (earnings) per common share for common shareholders in the future that were not included in determining net loss per common stockholders as the effect as antidilutive.

                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1995     1996     1997
                                                              -----    -----    -----
                                                              (AMOUNTS IN THOUSANDS)
Potential Common Shares resulting from:
  Stock options.............................................    937    1,648    1,758
  Convertible preferred stock...............................  1,927    1,926    2,724
  Warrants..................................................    896      197      341
                                                              -----    -----    -----
                                                              3,760    3,771    4,823
                                                              =====    =====    =====

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

13.  COMMITMENTS

     The Company has entered into various operating leases for facilities, vehicles and equipment. At December 31, 1997, future minimum lease payments were as follows:

             YEAR ENDED DECEMBER 31,
             -----------------------
1998.............................................  $  709,281
1999.............................................     614,965
2000.............................................     536,985
2001.............................................     537,677
2002.............................................     360,224
                                                   ----------
Future Minimum Lease Payments....................  $2,759,132
                                                   ==========

     Rental expense for operating leases amounted to $162,559, $224,461 and $430,039 for the years ended December 31, 1995, 1996 and 1997, respectively.

     The Company has entered into agreements for services with certain executive officers. In addition to a base salary, certain other benefits are provided. At December 31, 1997, minimum annual payments to executive officers under these agreements totaled approximately $681,000.

     In connection with the Fabbri Acquisition, the Company was informed that from time to time in the past, Fabbri disposed of certain hazardous waste using some waste management companies that were not authorized handlers of hazardous waste under applicable Spanish legislation. The Company obtained from the prior owner of Fabbri an indemnification for any fines or penalties levied against the Company from such actions. Management believes that this matter will not have a material adverse effect on the Company's financial position and results of operations.

14.  RELATED PARTY TRANSACTIONS

     In October 1997, the Company entered into a line of credit with a stockholder for up to $2.1 million for working capital purposes. The Company paid a transaction fee of $100,000 in connection with obtaining this line of credit. Interest on this line was at prime rate plus 4%. This line of credit was repaid in full and cancelled in November, 1997.

     The Company purchased certain raw materials from Jungbunzlauer Inc., a subsidiary of a former stockholder, in the amount of $35,280 and $29,572 for the years ended December 31, 1996 and 1997, respectively. At December 31, 1997, the Company had a payable to Jungbunzlauer, Inc. in the amount of $10,080.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, due from related parties and accounts payable approximate fair value because of the short maturities of these items.

     Interest rates that are currently available to the Company for issuance of long-term debt (including current maturities) with similar terms and remaining maturities are used to estimate fair value for long-term debt. The estimated fair values of the long-term debt approximate its carrying value.

     The fair values are based on pertinent information available to the management as of respective year ends. Although management is not aware of any factors that could significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ from amounts presented herein.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

16.  CUSTOMER CONCENTRATION

     In 1995, no customers accounted for 10% or more of total consolidated revenues. One customer, within the European packaging materials operations, accounted for approximately 13% and 32% of total consolidated revenues in 1996 and 1997, respectively.

17.  INDUSTRY AND GEOGRAPHIC AREA SEGMENT INFORMATION


     The Company develops, manufactures, and markets proprietary technologies designed to maintain the integrity of fresh produce. These products fall into two major classifications; processing aids and packaging materials. Processing aids are sold primarily in the United States with smaller amounts also sold in Canada. Packaging materials are marketed in North America and Europe. Sales in the United Kingdom comprised 93.3%, 94.2% and 90.3% of the European operations in 1997, 1996 and 1995, respectively.

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                         1995           1996           1997
                                                      -----------    -----------    -----------
SALES
  Domestic Operations:
     Processing aids................................  $   472,747    $ 1,326,669    $ 3,034,795
     Packaging materials............................      868,229      1,716,984      2,715,938
                                                      -----------    -----------    -----------
       Total Domestic...............................    1,340,976      3,043,653      5,750,733
  European Operations -- packaging materials........    1,898,590      8,270,488     14,202,747
                                                      -----------    -----------    -----------
          Total.....................................  $ 3,239,566    $11,314,141    $19,953,480
                                                      ===========    ===========    ===========
NET (LOSS) INCOME FROM OPERATIONS
  Domestic Operations:
     Processing aids................................  $(2,661,480)   $(2,700,793)   $(4,742,326)
     Packaging materials............................     (385,653)    (1,552,376)    (2,023,855)
                                                      -----------    -----------    -----------
       Total Domestic...............................   (3,047,133)    (4,253,169)    (6,766,181)
  European Operations -- packaging materials........        4,918         69,194       (556,015)
                                                      -----------    -----------    -----------
          Total.....................................  $(3,042,215)   $(4,183,975)   $(7,322,196)
                                                      ===========    ===========    ===========
TOTAL ASSETS
  Domestic Operations:
     Processing aids................................  $ 3,061,720    $ 2,876,117    $ 5,872,115
     Packaging materials............................      657,357      2,149,822      2,977,607
                                                      -----------    -----------    -----------
       Total Domestic...............................    3,719,077      5,025,939      8,849,722
  European Operations -- packaging materials........    6,322,120     10,189,483     17,350,233
                                                      -----------    -----------    -----------
          Total.....................................  $10,041,197    $15,215,422    $26,199,955
                                                      ===========    ===========    ===========
DEPRECIATION AND AMORTIZATION EXPENSE
  Domestic Operations:
     Processing aids................................  $   432,135    $   434,313    $   543,960
     Packaging materials............................       43,172        117,543        129,801
                                                      -----------    -----------    -----------
       Total Domestic...............................      475,307        551,856        673,761
  European Operations -- packaging materials........       98,986        457,890        615,997
                                                      -----------    -----------    -----------
          Total.....................................  $   574,293    $ 1,009,746    $ 1,289,758
                                                      ===========    ===========    ===========
CAPITAL EXPENDITURES
  Domestic Operations:
     Processing aids................................  $   127,471    $    92,858    $   419,608
     Packaging materials............................       75,989          4,994         66,555
                                                      -----------    -----------    -----------
       Total Domestic...............................      203,460         97,852        486,163
  European Operations -- packaging materials........      238,978      1,899,219        550,475
                                                      -----------    -----------    -----------
          Total.....................................  $   442,438    $ 1,997,071    $ 1,036,638
                                                      ===========    ===========    ===========

18.  SUBSEQUENT EVENTS

     On February 17, 1998, the Company filed a Registration Statement on Form S-1 for the purpose of offering a total of up to 3,500,000 shares of common stock. Of the 3,500,000 shares offered, 2,690,903 are being offered by an existing shareholder of the Company, and the remaining 809,097 are being offered by the

                    EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

Company. Additionally, the Company has granted the underwriters an over-allotment option to purchase 525,000 shares of common stock.

     On March 12, 1998, the Company entered into an agreement with American National Can Company to create a joint venture company, in which the Company will own 50%, to market flexible packaging systems for fresh produce for the U.S. market. The Company will account for such joint venture under the equity method of accounting.


     On March 13, 1998, a one-for-two reverse stock split was approved by the Company's shareholders, which became effective on March 13, 1998. Per share information and share amounts in these financial statements have been adjusted to reflect this stock split.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Unique Shareholder of
FABBRI ARTES GRAFICAS VALENCIA, S.A.

     We have audited the accompanying balance sheets of FABBRI ARTES GRAFICAS VALENCIA, S.A as of September 30, 1997 and 1996 and the related statements of income and cash flows for each of the two years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     2. We conducted our audits in accordance with auditing standards generally accepted in United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     3. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FABBRI ARTES GRAFICAS VALENCIA, S.A as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 1997, in conformity with accounting principles generally accepted in United States.

     4. In accordance with Royal Decree Law 7/1996 of June 7, on urgent tax and other measures designed to promote and deregulate economic activities, the Company has revalued its tangible assets as for statutory purposes. The effect of this revaluation has led to an increase in tangible assets of Ptas 104,4 million and a revaluation reserve of Ptas 101,3 million, net of the tax thereon of Ptas 3,1 million. Due to the fact that the revaluation of tangible assets is not acceptable under generally accepted accounting principles in the United States, the effect has been offset. As a consequence, the tax bases of the revalued assets are higher than the reported amounts as for United States purposes, which supposes a temporary difference according with SFAS-109. Therefore the Company has recorded a deferred tax asset against the provision for income taxes for an amount of Ptas 33,1 million, which will be reversed with the tax effect of the annual depreciation of the revaluation. Ptas 6,4 million have been reversed in the twelve month period ended on September 30, 1997. This effect supposes that the income statement for the year ended September 30, 1997 is not strictly comparable with 1996.

                                          COOPERS & LYBRAND, S.A.

                                          Jorge Molina

                                          February 9, 1998
                                          Valencia, Spain

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                                 BALANCE SHEETS
                               (THOUSAND PESETAS)

                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   54.074     11.893
  Marketable securities (note 4)............................   25.000     25.000
  Accounts receivable (note 5)..............................  225.073    299.434
  Deferred tax assets.......................................    9.536        333
  Inventories (note 6)......................................  221.959    173.944
                                                              -------    -------
          TOTAL CURRENT ASSETS..............................  535.642    510.604
                                                              -------    -------
  Property and equipment, net (note 7)......................  286.084    294.856
  Deferred tax assets (note 10).............................   26.753         --
  Long-term receivables and other assets (note 8)...........    1.096        812
                                                              -------    -------
          TOTAL LONG-TERM ASSETS............................  313.933    295.668
                                                              -------    -------
          TOTAL ASSETS......................................  849.575    806.272
                                                              =======    =======

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, trade (note 9)..........................  135.650     89.990
  Amounts owed to group undertakings........................   12.050     10.685
  Other accrued liabilities (note 9)........................   27.680     21.147
                                                              -------    -------
          TOTAL CURRENT LIABILITIES.........................  175.380    121.822
                                                              -------    -------
LONG-TERM LIABILITIES:
  Deferred tax liabilities..................................    2.354      6.215
                                                              -------    -------
          TOTAL LONG-TERM LIABILITIES.......................    2.354      6.215
                                                              -------    -------
          TOTAL LIABILITIES.................................  177.734    128.037
                                                              -------    -------
SHAREHOLDERS' EQUITY (NOTE 10)
  Share capital.............................................   74.686     74.686
  Reserves..................................................  573.270    593.362
  Profit for the year.......................................   23.885     10.187
                                                              -------    -------
          TOTAL SHAREHOLDERS' EQUITY........................  671.841    678.235
                                                              -------    -------
          TOTAL LIABILITIES & SHAREHOLDERS' EQUITY..........  849.575    806.272
                                                              =======    =======

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                              STATEMENTS OF INCOME
                               (THOUSAND PESETAS)

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
Net sales...................................................  1.088.634    1.030.015
  Cost of sales.............................................   (937.374)    (855.567)
                                                              ---------    ---------
     Gross profit...........................................    151.260      174.448
  Selling, general and administrative exp...................   (187.729)    (193.851)
                                                              ---------    ---------
     Operating income.......................................    (36.469)     (19.403)
  Interest expense, net (note 13)...........................     12.275       23.838
  Other income, net.........................................      8.262        9.389
                                                              ---------    ---------
  Income before income taxes................................    (15.932)      13.824
  Provision for income taxes................................     39.817       (3.637)
                                                              ---------    ---------
     Net income.............................................     23.885       10.187
                                                              =========    =========

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                            STATEMENTS OF CASH FLOWS
                               (THOUSAND PESETAS)

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
  NET INCOME................................................    23.885      10.187
     Adjustments to reconcile net income to net cash from
      operating activities:
     Amortization...........................................    40.836      38.153
     Provisions.............................................      (375)      2.283
     Other income...........................................      (279)       (965)
     Gain or losses on sale of fixed assets.................     1.210          --
     Deferred income taxes..................................   (39.817)     (3.662)
  Changes in current assets and liabilities:
     Accounts receivable....................................    73.629    (119.665)
     Inventories............................................   (46.908)     14.416
     Accounts payable.......................................    53.558      17.131
  NET CASH FROM OPERATING ACTIVITIES........................   105.739     (42.122)
                                                              --------    --------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
     Proceeds from sales of marketable securities...........   285.000     677.000
     Purchases of marketable securities.....................  (285.000)   (605.000)
     Purchase of fixed and intangible assets................   (37.260)    (31.850)
     Proceeds from sales of fixed and intangible assets.....     3.986          --
     (Increase)/Decrease in other assets....................      (284)       (184)
  NET CASH FROM (USED IN) INVESTING ACTIVITIES..............   (33.558)     39.966
                                                              --------    --------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
     Dividends paid.........................................   (30.000)         --
  NET CASH FROM (USED IN) FINANCING ACTIVITIES..............   (30.000)         --
                                                              --------    --------
     INCREASE OR DECREASE IN CASH AND CASH EQUIVALENTS......    42.181      (2.156)
                                                              --------    --------
     Cash and cash equivalents, beginning of the year.......    11.893      14.049
     CASH AND CASH EQUIVALENTS, END OF THE YEAR.............    54.074      11.893
                                                              ========    ========

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                             NOTES TO THE ACCOUNTS

1.  ACTIVITIES

     FABBRI ARTES GRAFICAS VALENCIA, S.A. (hereinafter, Fabbri, S.A.) is primarily engaged in printing text and images, in addition to manufacturing plastic containers. Its industrial installations, together with its registered domicile for tax and mercantile purposes are located at Avda. de les Comarques del Pais Valencia, 56, in Quart de Poblet (Valencia).

     In accordance with Additional Provision 2 of Law 2/1995 of 23 March on Limited Liability Companies, which amends the content of the Spanish Companies Act, the Company has registered at the Mercantile Registry as a Single Shareholder Company.

2.  BASIS OF PRESENTATION

     a) True and fair view

     The annual accounts have been prepared on the basis of the Company's accounting records and are presented in compliance with the United States generally accepted accounting principles so as to provide a true and fair view of the Company's net worth, its financial situation and the results of its operations.

     b) Comparability

     At the General Meeting held on 20 June 1997, a resolution was adopted to revalue as for Spanish accounting and tax purposes its fixed assets in accordance with Royal Decree-Law 7/1996, of 7 June, on Urgent Tax Measures to Liberalise Economic Activities. As a result the Company has recorded an increase in tangible fixed assets totalling Ptas 114,428,000 pesetas and a revaluation reserve totalling Ptas 101,295,000 pesetas. Therefore the 1997 financial statements are not necessarily comparable with those from 1996.

     The effect of the fixed assets revaluation has been offset in these financial statements in order to comply with United States generally accepted accounting principles. This accounting treatment supposes a difference between the tax bases of fixed assets and their amounts for financial reporting. As a consequence and in accordance with SFAS-109, the Company has recorded a deferred tax asset-non current for the effect of the revalued amount corresponding to depreciable assets, which raises to Ptas 33.1 million. This asset will be reversed in future years with the tax effect corresponding to the excess of the tax over accounting depreciation.

     As a consequence, the income statement for the year ended September 30, 1997 is not strictly comparable with 1996.

3.  ACCOUNTING POLICIES

     a) Property and equipment, net

     Property and equipment are stated at cost and are depreciated on a straight line basis over their estimated useful lives, which are as follows:

                                                               %
                                                              ----
Buildings...................................................   3-5
Plant and machinery.........................................  9-15
Tooling.....................................................    10
Fixtures....................................................    10
Data-processing equipment...................................    25
Vehicles....................................................    16
Other tangible fixed assets.................................    10

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                             NOTES TO THE ACCOUNTS

     Improvements which extend the useful lives of existing assets are capitalized. Repair and maintenance costs are expensed in the year in which they are incurred. When tangible fixed assets are retired or otherwise disposed of, the asset and accumulated depreciation accounts are adjusted accordingly.

     The Company adopted Statement of Financial Accounting No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of", as of October 1, 1996. No effect has been recorded of adopting this standard.

     b)  Inventories

     Inventories are stated at the lower of acquisition or production cost and market value. Production cost includes materials, labour and manufacturing expense and is calculated using average weighted cost method.

     In those cases where the market or replacement value of inventories is lower than the acquisition/production cost the relevant corrections in value are made.

     c)  Transactions denominated in foreign currencies

     Debtors and creditors denominated in foreign currencies are stated at year-end exchange rates. Transactions in foreign currencies are recorded in the profit and loss account at the exchange rates on the dates when they took place. Realized gains, together with realized and unrealized losses on exchange, are taken to profit and loss for the year.

     d) Marketable securities

     Marketable securities are recorded according with Statement of Financial Accounting Standards N(0).115, "Accounting for certain investments in debt and equity securities". SFAS N(0) 115 requires certain securities to be categorized as either trading, available for sale or held to maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available for sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity. Held to maturity securities are carried at amortized cost.

     e) Corporation tax

     Corporation tax expense is recognized based on the reported profit as adjusted for permanent differences between reported and taxable profits and the effects of any tax credits and deductions. Deferred tax assets and liabilities arising from timing differences in the recognition of income and expense for accounting and tax purposes and other events that create differences between the tax bases of assets and their amounts for financial reporting, are recorded in the balance sheet until the underlying timing differences reverse.

     Tax credits and deductions and the tax effect of applying tax loss carryforwards are treated as a reduction in the corporation tax expense for the year in which the losses and credit occurred, if the compensation is reasonably secured in future years.

     The Company provides in full for all its deferred tax liabilities even though they may not be expected to reverse in the foreseeable future. The provision is adjusted to reflect changes in the Corporation Tax rate. Deferred tax assets are recorded if there is reasonable assurance that they will be realized.

     f) Creditors

     Short and long-term loans are stated at the amount at which they are to be repaid and any implicit interest included either in their face value or their repayment value is recorded as long-term receivables and others. Such interest is charged to earnings using a financial method.

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                             NOTES TO THE ACCOUNTS

     g) Severance payments

     According with SFAS-5 and EITF Issue 94-3 the Company records the liability for certain employee termination benefits, when it has been approved by the management having the appropriate level of authority and it has been announced to a group of employees that includes the affected employees.

     h) Revenue Recognition and Allowance for doubtful accounts

     Revenue is recognized when products are shipped. The Company provides for all receivables which collection is not reasonably assured.

4.  MARKETABLE SECURITIES

     The movements and the classification of marketable securities are set out below:

                                                              THOUSAND PESETAS
                                               ----------------------------------------------
                                               OPENING                               CLOSING
                                               BALANCE                               BALANCE
                                               01.10.96    ADDITIONS    DISPOSALS    30.09.97
                                               --------    ---------    ---------    --------
Securiting portfolio.........................   25.000      285.000      285.000      25.000
                                                ------      -------      -------      ------
(Government debt)............................   25.000      285.000      285.000      25.000
                                                ======      =======      =======      ======

5.  ACCOUNTS RECEIVABLE

     A breakdown of this account is as follows:

                                                                  THOUSAND PESETAS
                                                              ------------------------
                                                              30.09.1997    30.09.1996
                                                              ----------    ----------
Trade debtors...............................................   271.612       250.069
Other debtors...............................................       965         2.986
Notes receivable to group undertakings......................        --       101.953
  Taxes refundable..........................................     9.292           760
                                                               -------       -------
                                                               281.869       355.768
Less provisions for doubtful accounts.......................   (56.796)      (56.334)
                                                               -------       -------
                                                               225.073       299.434
                                                               =======       =======

6.  INVENTORIES

     A breakdown of this account is as follows:

                                                                  THOUSAND PESETAS
                                                              ------------------------
                                                              30.09.1997    30.09.1996
                                                              ----------    ----------
Raw material and other consumables..........................   171.056       135.424
Goods purchased for resale..................................    56.492        42.845
Payments on account.........................................        --         2.371
                                                               -------       -------
                                                               227.548       180.640
Less provision for obsolescence.............................    (5.589)       (6.696)
                                                               -------       -------
                                                               221.959       173.944
                                                               =======       =======

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                             NOTES TO THE ACCOUNTS

7.  PROPERTY AND EQUIPMENT, NET

     Movements in the accounts included under Property and equipment, net are set out below:

                                                              THOUSAND
                            COST                              PESETAS
                            ----                              --------
OPENING BALANCE 01.10.96....................................  768.855
Additions...................................................   37.260
Disposals...................................................  (15.462)
                                                              -------
CLOSING BALANCE 30.09.97....................................  790.653
                                                              -------
AMORTIZATION
------------------------------------------------------------
OPENING BALANCE 01.10.96....................................  473.999
Additions...................................................   40.836
Disposals...................................................  (10.266)
                                                              -------
CLOSING BALANCE 30.09.97....................................  504.569
                                                              -------
NET BOOK VALUE
------------------------------------------------------------
OPENING BALANCE 01.10.96....................................  294.856
                                                              =======
CLOSING BALANCE 30.09.97....................................  286.084
                                                              =======

---------------
a) Fully-depreciated assets

   At 30 September 1997 fully depreciated assets with an original cost of Ptas 127,921,000 pesetas are still being used in operations (1996: Ptas 92,868,000 pesetas)

b) Commitments

   The company has no commitments to purchase new tangible fixed assets.

c) Liens and encumbrances

   There are no liens or encumbrances on any tangible fixed assets owned by the company.

d) Fixed assets no longer used in operations

   At 30 September 1997 tangible fixed assets with an original cost of Ptas 2,573,000 pesetas and accumulated depreciation totalling Ptas 15,094,000 were no longer used in operations. (1996: Ptas 42,573,000 and Ptas 13,752,000 respectively).

   The Company has entered an agreement with a third Company to hire this asset. The Company has not recorded any impairment loss for this asset, because it considers that the future cash inflows of the agreement will exceed the depreciation and other fixed charges of the asset.

8.  LONG-TERM RECEIVABLES AND OTHER ASSETS

     The balance recorded under this heading refers to deposits and guarantees which at the year end amounted to Ptas. 1.096.000.

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                             NOTES TO THE ACCOUNTS

9.  CURRENT LIABILITIES

     a) Accounts payable, trade

                                                               THOUSAND
                                                               PESETAS
                                                              ----------
                                                              30.09.1997
                                                              ----------
Prepayments received for orders.............................       226
Payables for goods or services..............................   135.931
Containers to be returned to suppliers......................      (507)
                                                               -------
                                                               135.650
                                                               =======

     b) Other accrued liabilities

                                                               THOUSAND
                                                               PESETAS
                                                              ----------
                                                              30.09.1997
                                                              ----------
Employee taxes and VAT payable..............................    19.853
Accrued wages and salaries..................................     7.827
                                                                ------
                                                                27.680
                                                                ======

     c) Bank loans and overdrafts falling due within one year

     The Company maintains facilities for discounting of bills with the credit institutions listed below:

                                                           DRAWN    COLLECTION
                   ENTITY                        LIMIT     DOWN     MANAGEMENT
                   ------                       -------    -----    ----------
Banco Bilbao-Vizcaya........................     75.000     --           --
Banesto.....................................     50.000     --           --
Bankinter...................................     50.000     --           --
Banco de Santander..........................     70.000     --        2.974
                                                -------      --       -----
                                                245.000               2.974
                                                =======      ==       =====

10.  CORPORATION TAX AND TAX SITUATION

     Because certain items are treated differently for tax and financial reporting purposes, the tax profit differs from the profit reported in these accounts. Deferred tax assets and liabilities arise when an item is recorded under income or expense for the computation of taxable income in one period but is included for the computation of accounting income in another period.

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                             NOTES TO THE ACCOUNTS

     The reconciliation between reported profits and taxable profits is set out below:

                                                    THOUSAND PESETAS
                                     -----------------------------------------------
                                                30.09.1996                30.09.1997
                                     ---------------------------------    ----------
                                     INCREASES    DECREASES
                                     ---------    ---------
Reported net profit/(loss).......                               23.885      10.187
Corporation tax..................                              (39.817)      3.637
                                                               -------      ------
Profit/(loss) before taxes.......                              (15.932)     13.824
Permanent differences............      3.220          (244)      2.976       2.063
Timing differences:
-arising during the year.........                   (1.508)     (1.508)     10.465
-from prior years................     12.596       (19.085)     (6.489)         --
Offset of tax-loss
  carryforwards..................                                   --          --
                                                               -------      ------
Taxable income...................                              (20.953)     26.352
                                                               =======      ======

     Corporation tax is as follows:

                                                             THOUSAND PESETAS
                                                         ------------------------
                                                         30.09.1997    30.09.1996
                                                         ----------    ----------
Current taxes........................................          --         7.299
Deferred tax liability...............................      (3.861)       (4.369)
Deferred tax assets..................................     (35.956)          707
                                                          -------        ------
                                                          (39.817)        3.637
                                                          =======        ======

     Current corporation tax is the result of applying the 35% rate to taxable income.

     Tax loss carryforwards recorded by the company totalling Ptas 20,953,000 may be used to offset profits made over the next 7 years.

     The components of income before income taxes are as follows:

                                                                THOUSAND
                                                                PESETAS
                                                                --------
                                                                  1997
                                                                --------
Spanish operations..........................................    (15.932)
                                                                -------
                                                                (15.932)
                                                                =======

     The Corporation tax charge for the year is analyzed as follows:

                                                            THOUSAND PESETAS
                                                            -----------------
                                                             1997       1996
                                                            -------    ------
Corporation tax payable for the year....................         --     7.299
Deferred tax liability..................................     (3.861)   (4.369)
Deferred tax assets.....................................     (7.068)      707
Revaluation's net tax effect............................    (26.753)       --
Tax credits.............................................     (2.135)       --
                                                            -------    ------
                                                            (39.817)    3.637
                                                            =======    ======
Effective tax rate......................................     (249,9)     26,3
                                                            =======    ======

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                             NOTES TO THE ACCOUNTS

     THE TAX EFFECTS OF THE SIGNIFICANT TEMPORARY DIFFERENCES THAT COMPRISE THE DEFERRED TAX ASSETS AND LIABILITIES ARE AS FOLLOWS:

                                                              THOUSAND PESETAS
                                                              ----------------
                                                                    1997
                                                                    ----
Assets:
Non-current
Revaluation's tax effect....................................       26.753
                                                                   ------
Current:
Investment tax credits......................................        2.135
Tax loss carry forward......................................        7.334
Other.......................................................           67
                                                                   ------
                                                                    9.536
                                                                   ------
Gross deferred tax assets...................................       36.289
                                                                   ======
Liabilities:
Non-Current:
Fixed assets................................................        2.354
                                                                   ======

     The Company has recorded Ptas. 2,1 million pesetas corresponding to investment tax credits, which may be reversed with taxable income during the five following years.

     All the Company's returns for the last five years for the main taxes to which it is subject to are open to inspection by the tax authorities.

     As a result, amongst other things, of the different interpretations to which Spanish tax legislation lends itself, additional tax assessments may be raised in the event of a tax inspection. The Directors consider, however, that any additional assessments that might be made would not significantly affect these accounts.

11.  SHAREHOLDERS' EQUITY

     Movements in Capital and reserves are set out below:

                                                        THOUSAND PESETAS
                                             ---------------------------------------
                                                               OTHER      PROFIT FOR
                                             SHARE CAPITAL    RESERVES     THE YEAR
                                             -------------    --------    ----------
CLOSING BALANCE 30.09.96...................     74.686        593.362       10.187
                                                ======        =======      =======
Distribution to reserves...................         --         10.187      (10.187)
Profit for the year........................         --             --       23.885
Dividends..................................         --        (30.000)          --
Other movements............................         --           (279)          --
                                                ------        -------      -------
CLOSING BALANCE 30.09.97...................     74.686        573.270       23.885
                                                ======        =======      =======

     a) Share capital

     Share capital consists of 149,372 fully paid registered shares with a par value of Ptas 500 each.

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                             NOTES TO THE ACCOUNTS

     At 30 September 1997 the companies which hold an interest equalling or exceeding 10% of the Company are as follows:

                                                                 PERCENT INTEREST
                                                             ------------------------
                                         NUMBER OF SHARES    30.09.1997    30.09.1996
                                         ----------------    ----------    ----------
Sidlaw Plc.............................      149.372            100%          75%

     b) Other reserves

     Movements in other reserves are set out below:

                                                        THOUSAND PESETAS
                                                 ------------------------------
                                                           VOLUNTARY
                                                 LEGAL     RESERVES      TOTAL
                                                 ------    ---------    -------
OPENING BALANCE 30.09.96.......................  14.937     578.425     593.362
Distribution profit............................      --      10.187      10.187
Dividends......................................      --     (30.000)    (30.000)
Other movements................................      --        (279)       (279)
                                                 ------     -------     -------
CLOSING BALANCE 30.09.97.......................  14.937     558.333     573.270
                                                 ======     =======     =======

     Legal reserve

     Appropriations to the legal reserve are made in compliance with Article 214 of the Spanish Companies Act, which stipulates that 10% of profits must be transferred to this reserve until it represents at least 20% of share capital.

     The legal reserve is not available for distribution. Should it be used to offset losses in the event of no other reserves being available, it must be replenished out of future profits.

     Voluntary reserve

     The voluntary reserve contains profits from prior years which were not distributed or assigned to obligatory reserves. The balance of this reserve is freely available. During the year, in accordance with a resolution adopted by the General Meeting held on 28 November 1996 this reserve was distributed to shareholders as a dividend totalling Ptas 200.84 per share, for a total amount of Ptas 30,000,000 and charged to voluntary reserves.

     c) Profit for the period

     The distribution of 1997 profit and other reserves will be proposed at the Annual General Meeting, as well as the distribution of profits for 1996 is set out below.

AVAILABLE FOR DISTRIBUTION                                    1997      1996
--------------------------                                   ------    ------
Profit and loss for the year...............................  23.885    10.187
                                                             ======    ======
DISTRIBUTION
------------
Voluntary reserves.........................................  23.885    10.187
                                                             ======    ======

                      FABBRI ARTES GRAFICAS VALENCIA, S.A.

                             NOTES TO THE ACCOUNTS

12.  INCOME AND EXPENSE

     a) Transactions with Group undertakings

                                                         30.09.1997    30.09.1996
                                                         ----------    ----------
Net purchases..........................................    10.070          96
Services received......................................    12.050          --
Net sales..............................................     3.738         659

     Services received records Ptas 11,000,000 relating to a contract concluded with the single shareholder (Sidlaw Group Plc.), in accordance with which the shareholder provides financial, human resource, market research and advisory services. This agreement is in force between 1 October 1996 and 30 September 1997.

     b) Transactions denominated in foreign currencies

     The amounts of transactions denominated in foreign currencies are set out below:

                                                               THOUSAND PESETAS
                                                           ------------------------
                                                           01.10.1996 TO 30.09.1997
                                                           ------------------------
Purchases................................................           18.883
Sales....................................................          107.638
Services received........................................            2.606
Services rendered........................................               --

13.  INTEREST EXPENSE, NET

     Interest expense, net comprises:

                                                             THOUSAND PESETAS
                                                         ------------------------
                                                         30.09.1997    30.09.1996
                                                         ----------    ----------
Income Gains on exchange...............................     1.418            79
Other income...........................................    17.698        18.565
Income from trading securities.........................       841         5.899
                                                           ------        ------
                                                           19.957        24.543
                                                           ------        ------
Less expenses:
  Losses on exchange...................................       103           466
  Amounts owed to third parties and similar expenses...     7.579           239
                                                           ------        ------
                                                           (7.682)         (705)
                                                           ------        ------
INTEREST EXPENSE, NET..................................    12.275        23.838
                                                           ======        ======

14.  POST-BALANCE SHEET EVENTS

     Subsequent to the year end the Company's single shareholder, Sidlaw Group Plc., sold its interest in the Company to the company "EPL TECHNOLOGIES, S.L.", a subsidiary of EPL TECHNOLOGIES INC.

           UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

     The following unaudited condensed consolidated pro forma financial data ("the Pro Forma Data") of the Company is based on historical consolidated financial statements of the Company as adjusted to give effect to the Fabbri Acquisition and the Series D Placement, as described in the notes to the Pro Forma Financial Statements below. The unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 1997 gives effect to the Fabbri Acquisition and the Series D Placement as if they occurred as of January 1, 1997.

     The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances. The Pro Forma Financial Data and accompanying notes should be read in conjunction with the historical Consolidated Financial Statements of the Company, including the notes thereto, and other financial information pertaining to the Company included elsewhere in this Prospectus. The Pro Forma Financial Data does not purport to represent what the Company's actual results of operations or actual financial position would have been if the Fabbri Acquisition and the Series D Placement had, in fact, occurred on such date or to project the Company's results of operations or financial position for any future period or date. The Pro Forma Financial Data does not give effect to any transactions other than the Fabbri Acquisition and the Series D Placement, discussed in the notes to the Pro Forma Financial Data below.

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                          FOR THE YEAR ENDED DECEMBER 31, 1997
                                                    -------------------------------------------------
                                                      HISTORICAL RESULTS
                                                    -----------------------    PRO FORMA
                                                    THE COMPANY   FABBRI(A)   ADJUSTMENTS   PRO FORMA
                                                    -----------   ---------   -----------   ---------
Net sales.........................................   $  19,953     $6,828       $    --     $  26,781
Cost of sales.....................................      18,090      5,624            --        23,714
                                                     ---------     ------       -------     ---------
Gross profit......................................       1,863      1,204            --         3,067
Selling, general and administrative expenses......       6,693      1,106            --         7,799
Research and development costs....................       1,203         --            --         1,203
Depreciation and amortization.....................       1,289        263           110(c)      1,662
                                                     ---------     ------       -------     ---------
Income (loss) from operations.....................      (7,322)      (165)         (110)       (7,597)
Allocations from corporate........................          --         75           (75)(b)        --
Interest expense (income), net....................         122        (84)           --            38
Minority interest.................................        (202)        --            --          (202)
                                                     ---------     ------       -------     ---------
Income (loss) before income taxes.................      (7,242)      (156)          (35)       (7,433)
Provision (benefit) for income taxes..............         (55)      (285)          198(i)       (142)
                                                     ---------     ------       -------     ---------
Net income (loss).................................      (7,187)       129          (233)       (7,291)
Accretion, discount and dividends on Preferred
  Stock(f)........................................       1,167         --                       3,550
                                                                                    800(e)
                                                                                  1,200(f)
                                                                                    527(g)
                                                                                    500(d)
                                                                                   (644)(h)
                                                     ---------     ------       -------     ---------
Net income (loss) available for common
  shareholders....................................   $  (8,354)    $  129       $(2,616)    $ (10,841)
                                                     =========     ======       =======     =========
Loss per common share.............................   $   (1.00)                             $   (1.29)
                                                     =========                              =========
Weighted average number of common shares
  outstanding.....................................   8,372,528                              8,372,528
                                                     =========                              =========

     (a) To reflect the inclusion of the historical statement of operations of Fabbri for the period through December 10, 1997, prior to the acquisition by the Company. The historical statement of operations, denominated in pesetas, was converted into U.S. dollars using an average exchange rate of 145.82.
     (b) To eliminate corporate overhead, such as technology expenses and management fees, allocated to Fabbri from its parent as recorded in Fabbri's historical financial statements. These charges are not a component of the on-going expense structure of the Company and are not expected to be incurred in future periods.
     (c) To reflect additional depreciation expense resulting from a $1.7 million increase in property and equipment valuation recorded as part of the overall purchase price allocation of the Fabbri acquisition.
     (d) To reflect the 4% per annum increase in value of the Series D Preferred Stock as a dividend.
     (e) To reflect the accretion of the discount on the Series D Preferred Stock (6%) over nine months, the date after which all of the Series D Preferred Stock could be converted into shares of Common Stock (the "Series D Conversion Period").
     (f) To reflect the accretion of the value of the warrants issued in connection with the Series D Preferred Stock over the Series D Conversion Period.
     (g) To reflect the accretion of the issuance costs related to the Series D Preferred Stock over the Series D Conversion Period.
     (h) To eliminate the accretion of warrants, discount, issuance costs and increase in value relative to the Series D Stock which are included in the historical results of the Company.

     (i) In 1997, Fabbri revalued its property, plant and equipment to fair market value to comply with Spanish law, resulting in the recording of a one-time increase to both the book and tax bases of such assets in the amount of
104.4 million pesetas (approximately $716,000 at an exchange rate of $1.00:145.82 pesetas). Because such adjustment is not permitted for financial reporting purposes under U.S. generally accepted accounting principles, this amount has been eliminated from the historical Fabbri balances included herein to properly reflect the assets at historical cost. Accordingly, the Company has recorded a one-time income tax benefit of 33.2 million pesetas to account for the difference between the book and tax bases of its property, plant and equipment. This amount is to eliminate this tax benefit due to uncertainty with respect to the recoverability of such deferred tax asset.

============================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    3
Recent Developments........................    7
Risk Factors...............................    8
Use of Proceeds............................   16
Dividend Policy............................   16
Price Range of Common Stock................   17
Capitalization.............................   18
Dilution...................................   19
Selected Consolidated Financial Data.......   20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   21
Business...................................   28
Management.................................   40
Principal and Selling Shareholders.........   46
Description of Capital Stock...............   48
Certain Transactions.......................   53
Shares Eligible for Future Sale............   54
Underwriting...............................   55
Legal Matters..............................   56
Experts....................................   56
Available Information......................   57
Index to Consolidated Financial
  Statements...............................  F-1


============================================================
============================================================

                                3,500,000 Shares

                         [EPL TECHNOLOGIES, INC. LOGO]

                                  Common Stock
                             ---------------------

                                   PROSPECTUS
                             ---------------------
                       PRUDENTIAL SECURITIES INCORPORATED

                          PENNSYLVANIA MERCHANT GROUP


                                  May   , 1998


============================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated amount of various expenses in connection with the sale and distribution of the securities being registered:


SEC registration fee........................................    $   12,841
NASD filing fee.............................................         4,853
Transfer agent's fee and expenses*..........................        10,000
Accounting fees and expenses*...............................       200,000
Legal fees and expenses*....................................     1,000,000
"Blue Sky" fees and expenses (including legal fees)*........        75,000
Costs of printing and engraving*............................       300,000
Miscellaneous*..............................................       197,306
                                                                ----------
          Total*............................................     1,800,000


---------------
* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Article 109 of the Colorado Business Corporation Act, as amended (the "CBCA"), the Company has the power to indemnify directors and officers under prescribed circumstances and subject to certain limitations, against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the Company if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     Article V F. of the Company's Amended and Restated Articles of Incorporation, as amended, and Article VI of the Company's Bylaws, as amended, provide that the Company shall indemnify directors and officers of the Company against all expenses, liability and loss incurred as a result of such person's being a party to, or threatened to be made a party to, any proceeding (as defined, which includes any threatened proceeding) by reason of the fact that he or she is or was a director or officer of the Company or is otherwise the subject of any such proceeding by reason of that person's relationship with the Company, to the fullest extent authorized by the CBCA, if the person conducted the activities in question in good faith, reasonably believed that the conduct was in the Company's best interests or was not opposed to the Company's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Article VI of the Bylaws, as amended, further permits the Company to maintain insurance, at its expense, to protect itself and any such director or officer of the Company against any such expenses, liability or loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the Bylaws, as amended. The Company has directors' and officers' liability insurance.

     The Underwriting Agreement (to be filed as Exhibit 1.1 to an amendment to this Registration Statement) will provide that the Underwriters severally and not jointly will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against any liability caused by any statement or omission in the Registration Statement or Prospectus based upon information furnished to the Company by the Underwriters for use therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Effective November 10, 1997, the Company issued 12,500 shares of Series D Convertible Preferred Stock for aggregate consideration of $12,500,000 to three new institutional investors (the "Series D Stock"). Such issuance was made under Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). The Series D Stock carries the option to convert into shares of Common Stock at a variable rate, based on a formula linked to the prevailing market price at the time of conversion, and subject to certain limitations. The conversion rate may be up to a 50% premium to the closing market price at the consummation of the transaction (i.e., a 50% premium to the November 7, 1997 closing price of $15.50). In addition, the Company issued warrants to purchase 201,614 shares of Common Stock exercisable at $20.16 for 5 years.

     Effective October 31, 1997, the Company issued an aggregate of 40,000 shares of Common Stock to two individuals in exchange for all of the issued and outstanding capital stock of California Microbiological Consulting, Inc., in a transaction exempt from registration pursuant to Section 4(2) of the 1933 Act.


     In June 1997, the Company issued 144,444 shares of 10% cumulative convertible Series C Preferred Stock ("Series C Preferred Stock"), 43,750 shares of Common Stock and warrants to purchase 30,993 shares of Common Stock at an exercise price of $10 per share to an accredited investor in a transaction exempt from registration pursuant to Section 4(2) of the 1933 Act. The Series C Preferred Stock originally carried the option to convert its Common Stock on a 1-for-1 basis (1-for-2 after giving effect to the Company's reverse stock split). The Series C Preferred Stock had equal voting rights with the shares of Common Stock, based on the underlying number of shares of Common Stock after conversion. The Series C Preferred Stock had a dividend rate of 10% per annum, payable in cash and/or shares at the Company's option. Also in 1997, in another transaction exempt from registration pursuant to Section 4(2) of the 1933 Act, the Company issued 125,000 shares of Common Stock and warrants to purchase 31,250 shares of Common Stock at an exercise price of $10.00 per share to another accredited investor.


     On July 23, 1996, the Company issued 531,915 shares of 10% cumulative convertible Series B Preferred Stock ("Series B Preferred Stock") to certain accredited investors who were existing shareholders of the Company, in a transaction exempt from registration pursuant to Section 4(2) of the 1933 Act. These shares originally carried the option to convert into shares of Common Stock on a 1-for-1 basis (1-for-2 after giving effect to the Company's reverse stock split). The Series B Preferred Stock had equal voting rights with the shares of Common Stock, based on the underlying number of shares of Common Stock after conversion. The Series B Preferred Stock had a dividend rate of 10% per annum, payable in cash and/or shares at the Company's option.


     During 1996, a total of 699,667 shares of Common Stock were issued pursuant to the exercise of outstanding warrants, resulting in net proceeds to the Company of $3,298,876 in a transaction exempt from registration pursuant to
Section 4(2) of the 1933 Act.


     In September 1995, the Company sold 1,375,000 shares of Common Stock to "accredited investors" (within the meaning of Rule 501 under the 1933 Act) for an aggregate consideration of $5,500,000 in a transaction exempt from registration pursuant to Section 4(2) of the 1933 Act (the "1995 Placement"). The Company issued warrants to purchase 55,000 shares of Common Stock for $2.00 per share to Hermitage Capital Corp., as placement agent for the 1995 Placement. Additionally, on October 2, 1995, $4,050,000 in outstanding borrowings under a line of credit with Trilon was converted into 1,012,500 shares of Common Stock and warrants to purchase 50,000 shares of Common Stock for $4.00 per share. The Company also issued to Trilon 81,306 shares of Common Stock in settlement of accrued interest of $310,164, and 23,250 shares of Common Stock in settlement of commitment fees.

     All information provided under this Item 15 gives retroactive effect to the 1-for-2 reverse stock split.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  EXHIBIT
  NUMBER                            DESCRIPTION
  -------                           -----------
   1.1      Form of Underwriting Agreement
   3.1      Amended and Restated Articles of Incorporation of the
            Company, as amended. (Incorporated by reference to Exhibit
            3.1 to the Company's Quarterly Report on Form 10-Q for the
            quarter ended September 30, 1997 on file with the Securities and Exchange Commission (the "SEC").)
   3.2      Amended and Restated Bylaws of the Company, as amended.
            (Incorporated by reference to Exhibit 3.2 to the Company's
            Quarterly Report on Form 10-Q for the quarter ended
            September 30, 1997 on file with the SEC.)
   3.3      Plan of Reverse Stock Split. (Incorporated by reference to the Company's definitive proxy statement for a special
            meeting of shareholders dated February 27, 1998 on file with the SEC).
   4.1      Specimen Common Stock Certificate. (Incorporated by
            reference to Exhibit 4.1 to the Company's Annual Report on
            Form 10-K for the year ended December 31, 1997 on file with the SEC.)
   5.1*     Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the
            validity of the shares of Common Stock being registered.
  10.2      Stock Purchase and Supply Agreement dated May 19, 1994
            between Jungbunzlaur Holding AG and Extended Product Life,
            Inc. (Incorporated by reference to Exhibit 10.10 to the
            Company's Quarterly Report on Form 10-Q for the quarter
            ended June 30, 1994 on file with the SEC.)
  10.3      1994 Stock Incentive Plan. (Incorporated by reference to
            Exhibit 10.11 to the Company's Quarterly Report on Form 10-Q
            for the quarter ended June 30, 1994 on file with the SEC.)
  10.5      Agreement for the sale and purchase of the entire issued
            share capital of Bakery Packaging Services Limited, dated
            September 15, 1995. (Incorporated by reference to Exhibit
            2.1 to the Company's Report on Form 8-K dated October 3,
            1995 on file with the SEC.)
  10.6      Disclosure letter in relation to the agreement for the sale of the entire issued share capital of Bakery Packaging
            Services Limited, dated September 15, 1995. (Incorporated by reference to Exhibit 2.2 to the Company's Report on Form 8-K dated October 3, 1995 on file with the SEC.)
  10.7      Agreement between EPL Technologies (Europe) Limited and DWL
            Associates Ltd. for the services of D. W. Lyon as Chief
            Operating Officer of Bakery Packaging Services Limited.
            (Incorporated by reference to Exhibit 2.3 to the Company's
            Report on Form 8-K dated October 3, 1995 on file with the
            SEC.)
  10.8      Employment agreement between EPL Technologies, Inc. and P.
            L. Devine, Director, President and Chief Executive Officer,
            dated as of January 1, 1997. (Incorporated by reference to
            Exhibit 10.15 to the Company's Annual Report on Form 10-Q
            for the quarter ended June 30, 1997 on file with the SEC.)
  10.10     Office Lease Agreement dated September 11, 1996 between EPL
            Technologies, Inc. and K/B Fund II for Headquarters office.
            (Incorporated by reference to Exhibit 10.10 to the Company's
            Annual Report on Form 10-K for the fiscal year ended
            December 31, 1996 on file with the SEC.)
  10.11     License Agreement dated as of April 29, 1997 by and between
            Integrated Produce Systems, Inc. and Farmington Fresh.
            (Incorporated by reference to Exhibit 10.1 to the Company's
            Registration Statement on Form S-3 (File No. 333-42185) on
            file with the SEC.)
  10.12     Amendment to License Agreement, dated December 1, 1997,
            between Integrated Produce Systems, Inc. and Farmington
            Fresh. (Incorporated by reference to Exhibit 10.2 to the
            Company's Registration Statement on Form S-3 (File No.
            333-42185) on file with the SEC.)

  EXHIBIT
  NUMBER                            DESCRIPTION
  -------                           -----------
  10.13     Operating Agreement of NewCornCo, LLC, dated July 19, 1996, between the Company and Agricultural Innovation & Trade,
            Inc. (Incorporated by reference to Exhibit 10.3 to the
            Company's Registration Statement on Form S-3 (File No.
            333-42185) on file with the SEC.)
  10.14     Fresh-Cut Corn Processing Agreement, dated July 22, 1996,
            between NewCornCo, LLC, and Agricultural Innovation & Trade,
            Inc. (Incorporated by reference to Exhibit 10.4 to the
            Company's Registration Statement on Form S-3 (File No.
            333-42185) on file with the SEC.)
  10.15     Assignment of Membership Interest, dated December 6, 1997, between Agricultural Innovation & Trade, Inc. and Twin
            Garden Sales, Inc. (Incorporated by reference to Exhibit
            10.5 to the Company's Registration Statement on Form S-3
            (File No. 333-42185) on file with the SEC.)
  10.16     Requirements Agreement, dated as of January 1, 1998, between
            NewCornCo, LLC, and Twin Garden Farms. (Incorporated by
            reference to Exhibit 10.6 to the Company's Registration
            Statement on Form S-3 (File No. 333-42185) on file with the
            SEC.)
  10.17     Employment Agreement, dated January 1, 1998, between the
            Company and William R. Romig. (Incorporated by reference to
            Exhibit 10.17 to the Company's Registration Statement on
            Form S-3 (File No. 333-42185) on file with the SEC.)
  10.18     Agreement for the Sale and Purchase of the entire issued
            share capital of Fabbri Artes Graficas Valencia S.A., dated
            December 11, 1997. (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed December
            24, 1997.)
  10.19     Securities Purchase Agreement dated as of November 6, 1997 between the Company and each of the purchasers of the
            Company's Series D Preferred Stock. (Incorporated by
            reference to Exhibit 4.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.)
  10.20     Registration Rights Agreement dated as of November 6, 1997 between the Company and each of the purchasers of the
            Company's Series D Preferred Stock. (Incorporated by
            reference to Exhibit 4.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.)
  10.21     Trademark License Agreement between IPS Produce, Inc. and
            Potandon Produce LLC (confidential treatment has been
            granted for certain portions of this document).
            (Incorporated by reference to Exhibit 10.12 to the Company's
            Quarterly Report on Form 10-Q for the quarter ended
            September 30, 1997.)
  10.22 **  Employment Agreement dated as of February 18, 1998, by and between EPL Technologies, Inc. and Bruce M. Crowell.
  10.23 **  Service Agreement dated as of October 1, 1997 by and between
            EPL Technologies S.L. and Jose Saenz de Santa Maria.
  10.24     Agreement dated February 1, 1998 by and between the Company and American National Can Company. (Incorporated by
            reference to Exhibit 99.2 to the Company's Current Report on
            Form 8-K filed on March 30, 1998.)
  10.25     Operating Agreement of ANC-RESPIRE, LLC. (Incorporated by
            reference to Exhibit 99.3 to the Company's Current Report on
            Form 8-K filed on March 30, 1998.)
  10.26     Limited Liability Company Agreement of FreshCorn LLC, dated
            April 15, 1998, by and between The Scholl Group II, Inc. and
            NewCorn Co. LLC
  10.27     Trademark Sublicense Agreement, dated April 15, 1998, by and between FreshCorn LLC, NewCorn Co. LLC and The Scholl Group
            II, Inc. (confidential treatment has been requested for
            certain portions of this document).
  11.01 **  Computation of Earnings per Common Share and Fully Diluted
            Earnings per Common Share.
  21**      Subsidiaries of the Company.

  EXHIBIT
  NUMBER                            DESCRIPTION
  -------                           -----------
  23.1      Consent of Deloitte & Touche LLP.
  23.2      Consent of Coopers & Lybrand, S.A.
  23.3*     Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).
  24.1      Power of Attorney (included in signature page).
  27.1**    Financial Data Schedules.


---------------
*  to be filed by amendment.
** previously filed.

ITEM 17.  UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused Amendment No. 2 to this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Tinicum, Commonwealth of Pennsylvania, on April 21, 1998.


                                          EPL TECHNOLOGIES, INC.

                                          By /s/     PAUL L. DEVINE

                                            ------------------------------------
                                                       Paul L. Devine
                                               Chairman, President and Chief
                                                      Executive Officer
                                               (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----

                /s/ PAUL L. DEVINE                     Chairman, President and Chief        April 21, 1998
---------------------------------------------------      Executive Officer (Principal
                  Paul L. Devine                         Executive Officer)

               /s/ BRUCE M. CROWELL                    Vice President and Chief             April 21, 1998
---------------------------------------------------      Financial Officer (Principal
                 Bruce M. Crowell                        Financial Officer)

               /s/ TIMOTHY B. OWEN*                    Secretary and Treasurer              April 21, 1998
---------------------------------------------------      (Principal Accounting
                  Timothy B. Owen                        Officer)

               /s/ ROBERT D. MATTEI*                   Director                             April 21, 1998
---------------------------------------------------
                 Robert D. Mattei

              /s/ RONALD W. CANTWELL*                  Director                             April 21, 1998
---------------------------------------------------
                Ronald W. Cantwell

                                                       Director
---------------------------------------------------
                   A. S. Clausi

              *By: /s/ PAUL L. DEVINE
   ---------------------------------------------
                 Attorney-in-fact



     We, the undersigned director and officer of EPL Technologies, Inc., do hereby constitute and appoint each of Paul L. Devine and Timothy B. Owen, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things either of them may deem necessary or advisable to enable EPL Technologies, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.



                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----

               /s/ BRUCE M. CROWELL                    Vice President and Chief             April 21, 1998
---------------------------------------------------      Financial Officer (Principal
                 Bruce M. Crowell                        Financial Officer)

                                                       Director
---------------------------------------------------
                   A. S. Clausi

                                 EXHIBIT INDEX


                                                                          SEQUENTIALLY
  EXHIBIT                                                                   NUMBERED
  NUMBER                            DESCRIPTION                               PAGE
  -------                           -----------                           ------------
   1.1      Form of Underwriting Agreement
   3.1      Amended and Restated Articles of Incorporation of the
            Company, as amended. (Incorporated by reference to Exhibit
            3.1 to the Company's Quarterly Report on Form 10-Q for the
            quarter ended September 30, 1997 on file with the Securities and Exchange Commission (the "SEC").)
   3.2      Amended and Restated Bylaws of the Company, as amended.
            (Incorporated by reference to Exhibit 3.2 to the Company's
            Quarterly Report on Form 10-Q for the quarter ended
            September 30, 1997 on file with the SEC.)
   3.3      Plan of Reverse Stock Split. (Incorporated by reference to the Company's definitive proxy statement for a special
            meeting of shareholders dated February 27, 1998 on file with the SEC).
   4.1      Specimen Common Stock Certificate. (Incorporated by
            reference to Exhibit 4.1 to the Company's Annual Report on
            Form 10-K for the year ended December 31, 1997 on file with the SEC.)
   5.1*     Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the
            validity of the shares of Common Stock being registered.
  10.2      Stock Purchase and Supply Agreement dated May 19, 1994
            between Jungbunzlaur Holding AG and Extended Product Life,
            Inc. (Incorporated by reference to Exhibit 10.10 to the
            Company's Quarterly Report on Form 10-Q for the quarter
            ended June 30, 1994 on file with the SEC.)
  10.3      1994 Stock Incentive Plan. (Incorporated by reference to
            Exhibit 10.11 to the Company's Quarterly Report on Form 10-Q
            for the quarter ended June 30, 1994 on file with the SEC.)
  10.5      Agreement for the sale and purchase of the entire issued
            share capital of Bakery Packaging Services Limited, dated
            September 15, 1995. (Incorporated by reference to Exhibit
            2.1 to the Company's Report on Form 8-K dated October 3,
            1995 on file with the SEC.)
  10.6      Disclosure letter in relation to the agreement for the sale of the entire issued share capital of Bakery Packaging
            Services Limited, dated September 15, 1995. (Incorporated by reference to Exhibit 2.2 to the Company's Report on Form 8-K dated October 3, 1995 on file with the SEC.)
  10.7      Agreement between EPL Technologies (Europe) Limited and DWL
            Associates Ltd. for the services of D. W. Lyon as Chief
            Operating Officer of Bakery Packaging Services Limited.
            (Incorporated by reference to Exhibit 2.3 to the Company's
            Report on Form 8-K dated October 3, 1995 on file with the
            SEC.)
  10.8      Employment agreement between EPL Technologies, Inc. and P.
            L. Devine, Director, President and Chief Executive Officer,
            dated as of January 1, 1997. (Incorporated by reference to
            Exhibit 10.15 to the Company's Annual Report on Form 10-Q
            for the quarter ended June 30, 1997 on file with the SEC.)
  10.10     Office Lease Agreement dated September 11, 1996 between EPL
            Technologies, Inc. and K/B Fund II for Headquarters office.
            (Incorporated by reference to Exhibit 10.10 to the Company's
            Annual Report on Form 10-K for the fiscal year ended
            December 31, 1996 on file with the SEC.)

                                                                          SEQUENTIALLY
  EXHIBIT                                                                   NUMBERED
  NUMBER                            DESCRIPTION                               PAGE
  -------                           -----------                           ------------
  10.11     License Agreement dated as of April 29, 1997 by and between
            Integrated Produce Systems, Inc. and Farmington Fresh.
            (Incorporated by reference to Exhibit 10.1 to the Company's
            Registration Statement on Form S-3 (File No. 333-42185) on
            file with the SEC.)
  10.12     Amendment to License Agreement, dated December 1, 1997,
            between Integrated Produce Systems, Inc. and Farmington
            Fresh. (Incorporated by reference to Exhibit 10.2 to the
            Company's Registration Statement on Form S-3 (File No.
            333-42185) on file with the SEC.)
  10.13     Operating Agreement of NewCornCo, LLC, dated July 19, 1996, between the Company and Agricultural Innovation & Trade,
            Inc. (Incorporated by reference to Exhibit 10.3 to the
            Company's Registration Statement on Form S-3 (File No.
            333-42185) on file with the SEC.)
  10.14     Fresh-Cut Corn Processing Agreement, dated July 22, 1996,
            between NewCornCo, LLC, and Agricultural Innovation & Trade,
            Inc. (Incorporated by reference to Exhibit 10.4 to the
            Company's Registration Statement on Form S-3 (File No.
            333-42185) on file with the SEC.)
  10.15     Assignment of Membership Interest, dated December 6, 1997, between Agricultural Innovation & Trade, Inc. and Twin
            Garden Sales, Inc. (Incorporated by reference to Exhibit
            10.5 to the Company's Registration Statement on Form S-3
            (File No. 333-42185) on file with the SEC.)
  10.16     Requirements Agreement, dated as of January 1, 1998, between
            NewCornCo, LLC, and Twin Garden Farms. (Incorporated by
            reference to Exhibit 10.6 to the Company's Registration
            Statement on Form S-3 (File No. 333-42185) on file with the
            SEC.)
  10.17     Employment Agreement, dated January 1, 1998, between the
            Company and William R. Romig. (Incorporated by reference to
            Exhibit 10.17 to the Company's Registration Statement on
            Form S-3 (File No. 333-42185) on file with the SEC.)
  10.18     Agreement for the Sale and Purchase of the entire issued
            share capital of Fabbri Artes Graficas Valencia S.A., dated
            December 11, 1997. (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed December
            24, 1997.)
  10.19     Securities Purchase Agreement dated as of November 6, 1997 between the Company and each of the purchasers of the
            Company's Series D Preferred Stock. (Incorporated by
            reference to Exhibit 4.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.)
  10.20     Registration Rights Agreement dated as of November 6, 1997 between the Company and each of the purchasers of the
            Company's Series D Preferred Stock. (Incorporated by
            reference to Exhibit 4.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.)
  10.21     Trademark License Agreement between IPS Produce, Inc. and
            Potandon Produce LLC (confidential treatment has been
            granted for certain portions of this document).
            (Incorporated by reference to Exhibit 10.12 to the Company's
            Quarterly Report on Form 10-Q for the quarter ended
            September 30, 1997.)
  10.22**   Employment Agreement dated as of February 18, 1998, by and between EPL Technologies, Inc. and Bruce M. Crowell.
  10.23**   Service Agreement dated as of October 1, 1997 by and between
            EPL Technologies S.L. and Jose Saenz de Santa Maria.
  10.24     Agreement dated February 1, 1998 by and between the Company and American National Can Company. (Incorporated by
            reference to Exhibit 99.2 to the Company's Current Report on
            Form 8-K filed on March 30, 1998.)

                                                                          SEQUENTIALLY
  EXHIBIT                                                                   NUMBERED
  NUMBER                            DESCRIPTION                               PAGE
  -------                           -----------                           ------------
  10.25     Operating Agreement of ANC-RESPIRE LLC. (Incorporated by
            reference to Exhibit 99.3 to the Company's Current Report on
            Form 8-K filed on March 30, 1998.)
  10.26     Limited Liability Company Agreement of FreshCorn LLC, dated
            April 15, 1998, by and between The Scholl Group II, Inc. and
            NewCorn Co. LLC.
  10.27     Trademark Sublicense Agreement, dated April 15, 1998, by and between FreshCorn LLC, NewCorn Co. LLC and The Scholl Group
            II, Inc. (confidential treatment has been requested for
            certain portions of this document).
  11.01**   Computation of Earnings per Common Share and Fully Diluted
            Earnings per Common Share.
  21**      Subsidiaries of the Company.
  23.1      Consent of Deloitte & Touche LLP.
  23.2      Consent of Coopers & Lybrand, S.A.
  23.3*     Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).
  24.1      Power of Attorney (included in signature page).
  27.1**    Financial Data Schedules.


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 * to be filed by amendment.
** previously filed.